 As filed with the Securities and Exchange Commission on November 8, 1999
                                                     Registration No. 333-87161
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                ---------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          the Securities Act of 1933

                                ---------------
                              GETTHERE.COM, INC.
            (Exact name of Registrant as specified in its charter)

                                ---------------

             Delaware                               7372                            93-1184437
   (State or other jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)           Identification No.)

                             4045 Campbell Avenue
                         Menlo Park, California 94025
                                (650) 752-1500
  (Address, including zip code, and telephone number, including area code, of the Registrant's principal executive offices)

                                ---------------
                                  GADI MAIER
                     President and Chief Executive Officer
                              GetThere.com, Inc.
                             4045 Campbell Avenue
                         Menlo Park, California 94025
                                (650) 752-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

              Scott C. Dettmer, Esq.                             Richard A. Fink, Esq.
               Bennett L. Yee, Esq.                              Timothy R. Curry, Esq.
             Jonathan J. Noble, Esq.                          Jonathan P. Shanberge, Esq.
              Robin J. Reilly, Esq.                               J. Omar Mahmud, Esq.
             Gunderson Dettmer Stough                         Patrick J. O'Loughlin, Esq.
       Villeneuve Franklin & Hachigian, LLP                 Brobeck, Phleger & Harrison LLP
              155 Constitution Drive                             Two Embarcadero Place
           Menlo Park, California 94025                              2200 Geng Road
                  (650) 321-2400                            Palo Alto, California 94303-0913
                                                                     (650) 424-0160

                                ---------------
       Approximate date of commencement of proposed sale to the public:
As soon as practicable after the specific date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______
  If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this preliminary prospectus is not complete and + +we may change it. We may not sell these securities or accept your offer to +
+buy them until the documentation filed with the SEC relating to these         +
+securities has been declared effective by the SEC. This prospectus is not an + +offer to sell these securities or our solicitation of your offer to buy these + +securities in any jurisdiction where that would not be permitted or legal. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION -- November 8, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PRELIMINARY PROSPECTUS
      , 1999

                      [LOGO OF GETTHERE.COM APPEARS HERE]

                        5,000,000 Shares of Common Stock

--------------------------------------------------------------------------------


GetThere.com, Inc.:

 . We are a provider of Internet-based travel procurement and supply services, primarily for businesses and travel suppliers.

 . GetThere.com, Inc.
  4045 Campbell Avenue
  Menlo Park, California 94025
  (650) 752-1500

Proposed Symbol & Market:

 . GTHR/Nasdaq National Market

The Offering:

 . We are offering 5,000,000 shares of our common stock. The underwriters have reserved 500,000 of these shares to sell to a subsidiary of United Air Lines.

 . The underwriters have an option to purchase an additional 750,000 shares from GetThere.com to cover over-allotments.

 . This is our initial public offering. We anticipate that the initial public offering price will be between $12.00 and $14.00 per share.

 . We plan to use the net proceeds from this offering for working capital, the purchase of property and equipment and other general corporate purposes.

 . Closing:           , 1999.

 -----------------------------------------------------
                                Per Share        Total
 ---------------------------------------------------

   Public offering price:     $              $
   Underwriting fees:
   Proceeds to GetThere.com:

 ---------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on Page 6.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette

            Salomon Smith Barney

                         Bear, Stearns & Co. Inc.

                                                              WR Hambrecht + Co

Description of Graphics--Inside Front Cover

  At top of page, there is text that reads "Internet-Based Business-to-Business Travel Procurement and Supply Services."

  Underneath the text is the words "GT Exchange"

  Underneath those words is a box with text inside that reads:

  ".  Create travel preference profiles

  . Access airline, car rental and hotel information and availability

  . Access pricing information

  . Create and ticket travel reservations

  . Access travel-related information such as news, weather and maps

  . Collect and analyze travel data."

  There are arrows coming out of the box pointing to two screen shots.

  At lower left side of page, there is a screen shot of the Nike travel booking Web site. Immediately below the screen shot, there is text that reads:

  "Businesses use ITN Global Manager"

  At lower right side of page, there is a screen shot of the United Air Lines consumer Web site. Immediately below the screen shot, there is text that reads:

  "Suppliers use ITN FlightRez"

  Framing the page, there is a partial customer list that includes the following customers: United Air Lines, Travel.com, Cendant, American Express, Texas Instruments, Chevron, Nike, Nabisco, CNN Interactive, Trip.com, Credit Suisse First Boston, Lauda Airlines, PeopleSoft, Airlines.com, Airlines of the Web, Toyota, Hewlett-Packard, National Airlines, IEEE, PricewaterhouseCoopers, Travelnow, HP/Verifone, Inteletravel, Lawrence Berkeley Labs, AAA Travel, NationsBank, Uniglobe, Ambassador Travel, Boeing.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or any sale of the common stock. In this prospectus, unless the context indicates otherwise, the Company, GetThere.com, we, us and our refer to GetThere.com, Inc., a Delaware corporation.

  ITN is our registered trademark. GetThere.com, ITN Global Manager, ITN FlightRez and GT Exchange are our trademarks. This prospectus also contains trademarks of other companies.

  We were incorporated in the State of California as Internet Travel Network on August 7, 1995 and changed our name to GetThere.com, Inc. on July 16, 1999. Our principal headquarters are located at 4045 Campbell Ave., Menlo Park, California 94025, and our telephone number is (650) 752-1500. Information contained on our Web site is not a part of this prospectus.

  Unless otherwise indicated, all information in this prospectus:

    . assumes no exercise of the underwriters' option to purchase an additional 750,000 shares of common stock;

    . gives effect to the conversion of all of our outstanding shares of series A, B, C and E convertible preferred stock into shares of common stock upon the closing of this offering;

    . gives effect to our reincorporation from California to Delaware, to become effective prior to the completion of this offering; and

    . assumes the effectiveness of our amended and restated certificate of incorporation in the State of Delaware upon the completion of this offering.

                               TABLE OF CONTENTS

                                                                          Page
Prospectus Summary.......................................................   1

Risk Factors.............................................................   6

Use of Proceeds..........................................................  23

Dividend Policy..........................................................  23

Capitalization...........................................................  24

Dilution.................................................................  25

Selected Financial Data..................................................  26

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27

Business.................................................................  40

                                                                            Page
Management.................................................................  52

Relationships and Related Transactions.....................................  64

Principal Stockholders.....................................................  69

Description of Capital Stock...............................................  71

Shares Eligible for Future Sale............................................  78

Underwriting...............................................................  80

Legal Matters..............................................................  83

Experts....................................................................  83

Additional Information.....................................................  83

Index to Financial Statements.............................................. F-1

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus.

  In evaluating an investment in our common stock, you should consider the following risks:

  . our business model is evolving;

  . we have continuing net losses, including $20.3 million for the six months ended July 31, 1999 and $15.6 million for the fiscal year ended January 31, 1999, and our operating results fluctuate;

  . we will record significant charges associated with the amortization of stock-based compensation and other securities issuances;

  . we face intense competition;

  . we depend on United Air Lines;

  . we have experienced low adoption rates of our services;

  . we depend on our ITN Global Manager and ITN FlightRez services;

  . our inability to address customer complaints;

  . our dependence on travel service providers;

  . we may not be able to integrate our new management team;

  . we may not be able to protect our intellectual property rights, and we may infringe the intellectual property rights of others; and

  . we face risks associated with the year 2000 problem.

  In addition, you should carefully review the discussion of risk factors on pages 6 through 22 of this prospectus.

                                  GetThere.com

  GetThere.com is a provider of Internet-based travel procurement and supply services, primarily for businesses and travel suppliers. Our services enable users to make airline, hotel and car rental reservations and to purchase airline tickets over the Internet. Our services also provide users with access to valuable travel information, such as airline, hotel, car rental, news, weather, maps and pricing information. Through our ITN Global Manager service, which is sold to businesses, we provide a Web site for each business that enables its employees to make travel-related reservations and to purchase airline tickets over the Internet. Through our ITN FlightRez service, which is sold to travel suppliers such as airlines, we provide a Web site that enables travel suppliers to sell travel products and services over the Internet. In addition, we provide Web sites to Internet-based content and electronic commerce providers and travel agencies that enable them to sell travel products and services over the Internet. We derive our revenues primarily from transaction fees and commissions when reservations are made or airline tickets are purchased using our services.

  In 1998, there were approximately 1.4 billion total airline passengers worldwide as reported by the International Airtransport Association. According to the American Express 1998 Survey of Business Travel Management, U.S. businesses in 1998 completed 154 million air travel transactions and U.S. business expenditures for airline tickets, car rentals and lodging exceeded $122 billion. Forrester Research estimates that online expenditures for business travel will grow from $5 billion in 1999 to $38 billion in 2003.

  We believe the current market for the procurement and supply of travel-related goods and services is characterized by numerous inefficiencies that contribute to higher costs. These inefficiencies are largely the result of the involvement of multiple intermediaries and limited access by businesses and travel suppliers to valuable travel-related information. Accordingly, businesses may find it more difficult to negotiate favorable contracts with travel suppliers, monitor employee compliance with corporate travel policies and direct purchases to preferred travel suppliers. These inefficiencies may also limit the ability of travel suppliers to establish personalized relationships with customers, minimize excess capacity and maximize the effectiveness of customer loyalty programs, such as frequent flier programs. In addition, the labor intensive nature of the travel procurement and supply processes decreases productivity and contributes to higher costs.

  Our services are designed to reduce current inefficiencies in the travel procurement and supply process by decreasing the role of intermediaries, such as travel agents, by providing customers with valuable travel information and by enabling the internal procurement and supply processes of our customers to become quicker and more efficient. ITN Global Manager is designed to enable our business customers to reduce costs, increase productivity and provide real-time data analysis and reporting. ITN FlightRez is designed to enable our travel supplier customers to increase revenue opportunities, reduce sales and distribution costs, enhance customer service and increase customer loyalty.

  Our objective is to be the leading provider of Internet-based procurement and supply services for travel and other indirect goods and services. Key elements of our strategy are to:

  . expand our customer base;

  . increase the rates of adoption of our services by our business customers;

  . aggressively pursue other travel markets;

  . continue to develop our technology; and

  . leverage technology and relationships into markets for other indirect goods and services.

  On September 14, 1999, we entered into an agreement with American Express Travel Related Services Company, Inc. under which American Express has agreed to promote and sell our Internet-based travel procurement services to its customers and potential customers. American Express will promote and market these services to large, middle market and small businesses. In addition, commencing January 27, 2000, American Express will exclusively use our services for the procurement and supply of travel on its consumer Web sites, such as www.americanexpress.com. We have also agreed to transfer the rights to the domain names www.itn.net and www.itn.com to American Express. See "Business-- Relationship with American Express."

  Since July 31, 1999, we issued:

  . an aggregate of 1,875,423 shares of series C convertible preferred stock at a purchase price of $5.125 per share to American Express, America West Airlines and Air Canada;

  . an aggregate of 5,041,076 shares of series E convertible preferred stock at a purchase price of $12.50 per share to American Express, United Air Lines, through its wholly owned subsidiary Covia LLC, America West Airlines, Air Canada, MeriTech Capital and ITN Joint Venture;

  . one share of series D3 convertible preferred stock at a purchase price of $12.50 to American Express, which entitles American Express to elect one member to our board of directors;

  . a warrant to purchase up to 375,000 shares of common stock at a purchase price of $16.50 per share to American Express;

  . a warrant to purchase up to 1,650,000 shares of our series C convertible preferred stock at a purchase price of $5.125 per share to Northwest Airlines;

  . warrants to purchase up to an aggregate of 1,136,821 shares of series C convertible preferred stock at a purchase price of $11.20 per share to United Air Lines; and

  . warrants to purchase up to an aggregate of 2,160,046 shares of series E convertible preferred stock to American Express, America West Airlines and Air Canada. These warrants include:

    . a warrant to American Express to purchase 730,023 shares of series E convertible preferred stock at a purchase price of $21.00 per share;

    . a warrant to American Express to purchase 730,023 shares of series E convertible preferred stock at a purchase price of $31.00 per share;

    . a warrant to America West Airlines to purchase 500,000 shares of series
      E convertible preferred stock at a purchase price of $12.50 per share;
      and

    . a warrant to Air Canada to purchase 200,000 shares of series E convertible preferred stock at a purchase price of $12.50 per share.

  For a description of these transactions, see "Business--Customers," "Business--Relationship with American Express," "Relationships and Related Transactions" and Note 11 of Notes to Financial Statements.

                                  The Offering

 Common stock offered by GetThere.com....... 5,000,000 shares
 Common stock to be outstanding after the
  offering.................................. 32,045,425 shares
 Use of proceeds............................ Working capital, purchase of property and equipment and other
                                             general corporate purposes. See
                                             "Use of Proceeds."
 Proposed Nasdaq National Market symbol..... GTHR

  The number of shares to be outstanding after this offering is based on:

    . 7,663,730 shares of our common stock outstanding as of July 31, 1999;

    . 5,000,000 shares of our common stock to be sold in this offering;

    . 11,731,314 shares of our common stock issuable upon conversion of our series A, B and C convertible preferred stock outstanding as of July 31, 1999;

    . 6,916,500 shares of our common stock issuable upon conversion of our series C and E convertible preferred stock issued after July 31, 1999;

    . 163,951 shares of common stock issued after July 31, 1999;

    . one share of our series D3 convertible preferred stock;

    . conversion of a promissory note of $1.65 million plus accrued interest into 162,077 shares of our common stock; and

    . 407,852 shares of our common stock issuable upon the exercise of outstanding warrants which would otherwise terminate upon the completion of this offering.

  The number of shares outstanding after this offering excludes:

    . 12,491,190 shares of our common stock reserved for issuance under our 1996 stock plan, of which 3,781,810 shares are subject to options outstanding as of July 31, 1999, with a weighted average exercise price of $1.33 per share;

    . 1,442,825 shares of our common stock subject to options granted after July 31, 1999, with a weighted average exercise price of $8.94 per share;

    . 7,704,503 shares of our common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $10.62 per share;

    . one share each of our authorized series D1 and D2 convertible preferred stock;

    . 5,000,000 shares of our common stock reserved for issuance under our 1999 stock incentive plan;

    . 2,500,000 shares of our common stock reserved for issuance under our 1999 employee stock purchase plan; and

    . 750,000 shares of our common stock available for issuance under our 1999 directors' stock option plan, of which options to purchase an aggregate of 250,000 shares of our common stock will be issued upon the effectiveness of this offering.

  See "Capitalization," "Management--Employee Benefit Plans" and Notes 6, 7, 8 and 11 of Notes to Financial Statements.

                         Summary Financial Information

  The following table summarizes the statement of operations and balance sheet data for our business. For a more detailed explanation of this financial data, see "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements located elsewhere in this prospectus. The pro forma data reflects the following assumptions:

  . receipt of approximately $72.6 million in proceeds from the issuance of our series C and series E convertible preferred stock, of which $9.6 million was raised from the sale of 1,875,423 shares of series C convertible preferred stock at $5.125 per share and $63.0 million was raised from the sale of 5,041,077 shares of series E convertible preferred stock at $12.50 per share;

  . conversion of all 18,647,814 shares of our series A, B, C and E convertible preferred stock into 18,647,814 shares of our common stock upon the completion of this offering, which is a one-for-one conversion ratio;

  . issuance of one share of our series D3 convertible preferred stock;

  . conversion of a promissory note of $1.65 million plus accrued interest into 162,077 shares of our common stock; and

  . issuance of 407,852 shares of our common stock upon the exercise of outstanding warrants which would otherwise terminate upon the completion of this offering.

  In addition, the pro forma as adjusted balance sheet data assumes the sale of 5,000,000 shares of our common stock in this offering at an assumed initial public offering price of $13.00 per share, after deducting estimated underwriting discounts, commissions and offering expenses, and the application of the resulting net proceeds.

                                    Fiscal Year Ended        Six Months Ended
                                       January 31,               July 31,
                                 --------------------------  -----------------
                                  1997     1998      1999     1998      1999
                                                               (unaudited)
                                   (In thousands, except per share data)
Statement of Operations Data:
Total revenues.................. $   582  $ 3,001  $  6,447  $ 2,709  $  5,598
Gross profit....................     448    1,321     2,155    1,086     1,625
Loss from operations............  (3,470)  (6,328)  (15,822)  (6,410)  (20,195)
Net loss........................ $(3,437) $(6,358) $(15,649) $(6,492) $(20,344)
Net loss per share:
  Basic and diluted............. $ (1.22) $ (1.81) $  (4.03) $ (1.73) $  (5.05)
  Weighted average shares.......   2,827    3,537     3,957    3,823     4,071
Pro forma net loss per share:
  Basic and diluted.............                   $  (1.05)          $  (1.26)
  Weighted average shares.......                     14,917             16,199

                                                        As of July 31, 1999
                                                     --------------------------
                                                                         Pro
                                                                 Pro   Forma As
                                                      Actual    Forma  Adjusted
                                                     (In thousands, unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments..  $  6,541  $80,022 $138,672
Working capital (deficit)..........................    (2,203)  71,278  129,928
Total assets.......................................    18,939   92,420  151,070
Long-term obligations, net of current portion......     7,014    5,364    5,364
Redeemable convertible preferred stock and
 warrants..........................................    33,105      --       --
Total stockholders' equity (deficit)...............   (31,380)  76,856  135,534

                                  RISK FACTORS

  You should carefully consider the risks and uncertainties described below before buying shares in this offering. These risks and uncertainties are not the only ones facing our company. Additional risks and uncertainties that we are unaware of or currently deem immaterial may also become important factors that may harm our business.

                         Risks Related to Our Business

It is difficult to evaluate our business because our business model is evolving.

  It is difficult to accurately forecast our revenues, and we have limited meaningful historical financial data on which to plan operating expenses. We were incorporated on August 7, 1995. Prior to 1996, our business was focused on providing travel-related services to consumers from our www.itn.net Web site and other consumer-related Web sites. In 1996, we began focusing on our services for businesses and travel suppliers. We introduced ITN Global Manager for businesses in 1996 and ITN FlightRez for travel suppliers in 1997. In addition, the revenues and income potential of our business and market are unproven. Changing our focus from the consumer business to providing Internet-based travel procurement and supply services for businesses and travel suppliers may not have a positive effect on, or may harm, our business or operating results. If we are unable to accomplish the following, we may not become commercially successful:

  . grow our base of both business and travel supplier customers;

  . increase adoption rates by our existing business customers;

  . successfully implement sales and marketing initiatives;

  . provide timely and effective customer service and technical support; and

  . anticipate and adapt to the evolving online travel services market.

We will devote a significant amount of our resources to satisfy our obligations under our agreement with American Express.

  We recently entered into an agreement with American Express under which American Express has agreed to promote and sell our Internet-based travel procurement services to its customers and potential customers. This relationship is likely to require the use of a significant amount of our resources, including our management and technical personnel. This devotion of a significant amount of our resources to this relationship could impair our ability to develop other aspects of our business, which could seriously harm our results of operations if we are unable to generate a significant amount of revenues from our agreement with American Express. In addition, we are required to reimburse American Express a portion of its fees if we do not deliver a minimum number of unique users to American Express. American Express Company, the parent of American Express Travel Related Services, is traded under the symbol "AXP", and its file number under the Exchange Act of 1934, as amended, is 001-07657. The information contained in any filings by American Express Company is not a part of this prospectus. See "Business--Relationship with American Express."

We have incurred significant net losses to date and expect to continue to incur net losses for the foreseeable future.

  Since our inception we have incurred significant net losses and negative cash flow. We expect net losses and negative cash flow to continue for the foreseeable future, and we may never be profitable. We incurred net losses of $20.3 million for the six months ended July 31, 1999, $15.6 million for our fiscal year ended January 31, 1999 and $6.4 million for our fiscal year ended January 31, 1998. As of July 31, 1999, we had an accumulated deficit of $45.9 million. We anticipate that our losses will increase significantly from current levels as we continue to increase our operating expenses in each of our operating expense categories. In addition, we expect the rate at which these losses will be incurred will increase significantly from current levels, particularly in the quarter ending October 31, 1999. We expect these additional costs and expenses to be related to:

  . transitioning the use of our www.itn.net Web site to American Express;

  . developing and implementing the American Express travel procurement services for businesses;

  . developing Web sites for Northwest Airlines and America West Airlines;

  . establishing and integrating our recently acquired call center in Fort
    Lauderdale, Florida;

  . enhancing our Internet-based travel procurement and supply services;

  . continuing to develop our services, computer network and the systems that we use to process travel-related transactions;

  . recruiting and training additional personnel, particularly customer service, technical support and engineering personnel;

  . moving our headquarters to Menlo Park, California;

  . establishing an engineering development center in Dallas, Texas;

  . developing the GetThere.com brand, as well as other marketing and promotional activities; and

  . developing relationships with strategic business partners.

  Unless we generate and sustain substantially higher revenues while maintaining reasonable expense levels, we will continue to incur significant net losses. Even if we increase revenues we may experience price competition or increased expenses which would lower our gross margins or cause us to incur net losses. Furthermore, if we ever do achieve profitability or reduce our net losses, we may not sustain this result on a quarterly or annual basis in the future. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our quarterly operating results may fluctuate in future periods and we may fail to meet expectations.

  We believe that quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful because of quarterly fluctuations, and that such comparisons may not be accurate indicators of future performance. Consequently, in future quarters our operating results may fall below the expectations of investors and, as a result, the price of our common stock may fall. The operating results of companies in the travel and electronic commerce industries have in the past experienced significant quarter-to-quarter fluctuations. We will likely experience similar fluctuations due to a number of factors, any of which, if not adequately addressed, may adversely affect the long-term viability of our business. These factors include:

  . varying adoption rates of our services;

  . the timing and expense of expanding our operations;

  . our ability to attract new customers, retain existing customers and satisfy customer demand;

  . the mix of transaction revenues and professional service revenues;

  . the mix of transaction revenues from businesses, travel suppliers and other customers;

  . our ability to achieve market acceptance of new services and upgrades;

  . product introductions by us;

  . our ability to attract, integrate and retain key personnel;

  . changes in our pricing policies;

  . our ability to upgrade and develop our systems and infrastructure without disrupting our operations;

  . technical difficulties with our systems or system down time;

  . difficulties accessing computer reservation systems or travel suppliers' systems; and

  . costs related to the acquisition of businesses or technologies.

  In addition, we expect our quarterly operating results to fluctuate due to factors beyond our control, including:

  . unforeseen events affecting the travel or electronic commerce industries;

  . product introductions by our competitors;

  . changes in the rate of Internet usage and electronic commerce;

  . changes in inventory availability from suppliers or commission rates paid by travel suppliers; and

  . changes in the pricing policies of our competitors.

  We currently expect that a majority of our revenues for the foreseeable future will come from fees paid to us by our customers who have implemented our ITN Global Manager and ITN FlightRez services and from commissions earned from travel suppliers. The volume and timing of these fees and commissions are difficult to predict because the market for our services in its infancy. As with other companies in our industry, our operating expenses, which include sales and marketing, research and development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed in the short term. As a result, a delay in generating or recognizing revenue for any reason could cause significant variations in our operating results from quarter to quarter and could result in greater than expected operating losses.

  In addition, we will incur significant costs related to the move of our corporate headquarters from Palo Alto, California to Menlo Park, California, which we accomplished in the fall of 1999. As a result, we expect our net losses to be significantly higher for the quarter ending October 31, 1999 and the quarter ending January 31, 2000.

Our recent acquisition of a call center will cause our gross margins to decrease.

  As a result of the acquisition of a call center in Fort Lauderdale, Florida in July 1999 and the start-up costs associated with integrating this call center, we expect our gross margins to decrease in the quarter ending October 31, 1999 and in subsequent quarters. Fluctuations in our operating results due to these decreased margins will make period-to-period comparisons of our operating results less meaningful and could cause fluctuations in our stock price.

Our business is subject to seasonal fluctuations.

  We have experienced and expect to continue to experience seasonality in our business, reflecting seasonal fluctuations in the travel industry, Internet usage and advertising expenditures. This seasonality will cause quarterly fluctuations in our operating results and could significantly harm our business and operating results. Business travel bookings typically decline during the fourth quarter of each calendar year due to decreased business travel during the holiday season. Consumer travel bookings typically increase during the second quarter of each calendar year in anticipation of summer travel. Internet usage and the rate of such usage typically decline during the summer. In addition, advertising sales in traditional media, such as broadcast and cable television, generally decline in the first and third quarters of each year. Depending on the extent to which the Internet is accepted as an advertising medium, seasonality in the level of advertising expenditures could become more pronounced for Internet-based advertising.

The price per share of our stock in a previous offering was lower than the initial public offering price.

  In August and September of 1999, we sold in a private placement 1,875,423 shares of our series C preferred stock at a price of $5.125 per share and 5,041,076 shares of our series E preferred stock at a price of

$12.50 per share. Investors who purchased these shares in the private placement obtained our stock at a lower price than will be available in this public offering.

Our results of operations will be harmed by charges associated with our payment of stock-based compensation and charges associated with other securities issuances by us.

  We expect to incur a significant amount of amortization in future periods, which will negatively effect our operating results. We expect to amortize approximately $5.9 million of stock-based compensation for the quarter ending October 31, 1999 and may incur additional amortizable charges in the future in connection with grants of stock-based compensation at below market value. In addition, in August and September 1999, we sold an aggregate of 1,875,423 shares of series C convertible preferred stock at a purchase price of $5.125 per share. We expect to record a charge in an amount equal to the difference between the fair value of the series C convertible preferred stock and the amount paid for the stock. In August and September 1999, we issued a warrant to purchase an aggregate of 375,000 shares of common stock, a warrant to purchase an aggregate of 1,136,821 shares of series C convertible preferred stock and warrants to purchase an aggregate of 2,160,046 shares of series E convertible preferred stock. As a result of issuing these warrants in connection with the sale of our preferred stock, our earnings per share will be adversely affected until the closing of this offering. See Note 11 of Notes to Financial Statements.

  In addition, in August 1999, we issued a warrant to purchase up to 1,650,000 shares of our series C convertible preferred stock to Northwest Airlines at an exercise price of $5.125 per share. The exercise of this warrant is subject to the satisfaction of certain specified conditions prior to August 27, 2001. We will record an expense for the Northwest Airlines warrant to the extent the exercise price is lower than the market value of our common stock if and when the specified conditions are achieved. We cannot currently quantify the amount of this expense, however, based on the assumed initial public offering price of $13.00, the fair value of this warrant is approximately $16.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our long and variable sales cycle depends upon factors outside our control and could cause us to expend significant time and resources prior to earning associated revenues.

  The typical sales cycle of our services is long and unpredictable, requires pre-purchase evaluation by a significant number of employees in our customers' organizations and involves a significant investment decision by our customers. These lengthy sales cycles will have a negative impact on the timing of our revenues, especially our realization of transaction revenues, and may cause our revenues and operating results to vary significantly from period to period. Our sales cycle is affected by the business conditions and budgetary cycles of each prospective customer. Many of our potential customers are large enterprises that generally take longer to make significant purchases. Moreover, a purchase decision by a potential customer typically requires the approval of several senior decision makers. Our sales cycle for our larger business customers and travel suppliers is generally between six and nine months, although it has on occasion lasted significantly longer.

  Many of our customers test the technical fit of our services prior to entering into a full services contract with us by undertaking a pilot program. Some of our pilot programs have taken over a year to complete and require us to commit significant resources with no certainty that a sale will result.

  We have not yet reached a definitive agreement regarding providing our solutions for Northwest Airlines' primary Web site, www.nwa.com. We may not reach a definitive agreement with Northwest Airlines or successfully implement our services on its www.nwa.com Web site or America West Airlines' Web site.

Because implementation of our travel procurement and supply services is time consuming, there may be significant delays between the sale and deployment of our services.

  The implementation and deployment of our services require a significant commitment of resources by us and by our customers. Any delays may have a negative impact on our recognition of revenues, especially our recognition of transaction revenues, and could significantly harm our business and operating results. Prior to full implementation, most of our customers undertake a lengthy process to integrate our services into their systems. The timing of deployment depends upon the:

  . complexity of our customers' current systems and intended application and the required implementation and customization efforts;

  . technical and engineering capabilities of our customers;

  . resources that our customers are willing to dedicate to implement travel procurement or supply services;

  . budgetary constraints of our customers;

  . availability of our development, training and support organizations to provide technical support to our customers; and

  . decision by some customers to implement a pilot program prior to full deployment of our services.

  Because of the number of factors influencing the integration and deployment processes, we expect that the period between selling our services and the time our customers deploy applications based on our services will vary widely. We have experienced and expect to continue to experience delays in the deployment of our services.

The market for Internet-based travel procurement and supply services is highly competitive and we may not be able to compete effectively.

  The market for Internet-based travel procurement and supply services is new, highly competitive and rapidly evolving, and we expect competition to intensify in the future. Our failure to compete effectively would harm our business and operating results. Increased competition is likely to result in price reductions, reduced gross profits and loss of market share, any of which could harm our revenues and operating results. We currently, or potentially may, compete with a variety of companies. Our primary competition currently comes from or is anticipated to come from companies in the following categories:

  . providers of online travel products and services to businesses, such as Sabre BTS, Oracle Corporation's eTravel, XTRA On Line, American Express AXI and Microsoft;

  . other online providers of indirect goods and services such as Ariba and Commerce One; and

  . traditional travel service providers, including travel agencies.

  In addition, we compete with consumer Web sites, such as Microsoft's Expedia and Sabre's Travelocity, which recently announced the acquisition of Preview Travel.

  Some of our competitors and potential competitors have longer operating histories and significantly greater financial resources and name recognition than we do. In addition, many of these companies have more technical, marketing and sales personnel and more established customer support and professional services organizations than we do. They may also enter into strategic or commercial relationships with larger, more established and well-financed companies.

  Furthermore, as new participants enter the online travel procurement and supply market, we will face increased competition. Potential competitors, such as online providers of indirect goods and services, may incorporate online travel-related services into their existing product offerings. It is also possible that new competitors or alliances among our competitors may emerge and rapidly acquire significant market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can, which could cause our services to become obsolete. See "Business--Competition."

American Express has developed a travel service with Microsoft that competes with our ITN Global Manager service.

  American Express and Microsoft have developed the AXI travel management system, which is a service that provides a Web site for businesses that enables their employees to make travel-related reservations and to purchase airline tickets over the Internet. This service competes directly with our ITN Global Manager service. If we are unable to compete effectively with the AXI travel management system, our business and results of operations would be adversely affected. Even though we have a business relationship with American Express to provide Web-based travel services on behalf of American Express, American Express is not precluded from selling and servicing the AXI travel management system or from continuing to work with Microsoft.

We rely on United Air Lines for a significant portion of our transaction revenues, and the termination of this relationship would adversely affect our business.

  United Air Lines, one of our principal stockholders, has been our primary travel supplier customer since November 1997. Any disruption of our relationship with United Air Lines could leave us with excess overhead, as well as with a loss of significant revenue, either of which would significantly harm our business and operating results as well as our reputation for providing services to travel suppliers. In fiscal 1999 and for the six months ended July 31, 1999, we derived $1.6 million and $1.9 million directly and zero and $319,000 indirectly from United Air Lines, accounting for an aggregate of 24.8% and 39.5% of our total revenues. During these periods, United Air Lines has also accounted for substantially all of our revenues from our travel supplier customers. We expect that in the near term the percentage of our revenues derived from United Air Lines will increase. Our services agreement with United Air Lines can be terminated by us or United Air Lines for any reason by providing the other party with notice 180 days prior to termination. In addition, as our primary customer, we dedicate a significant amount of our resources to United Air Lines. The public filings of UAL Corporation, the parent of United Air Lines, can be found at www.sec.gov. UAL Corporation is traded under the symbol "UAL", and its file number under the Exchange Act of 1934, as amended, is 001-06033. The information contained in any filings by UAL Corporation is not a part of this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Relationships and Related Transactions."

We may not be able to significantly increase the use of our services after our services have been implemented by our customers.

  If the use of our services does not increase significantly, we may not be able to achieve or sustain growth in our business. Employees of our business customers and patrons of our travel supplier customers and other customers have been slow to increase the use of our services after implementation. The adoption of our services is largely outside of our control and primarily dependent on our customers' efforts and ability to promote the use of our services. Furthermore, any failure to increase the use of our services would limit our ability to increase revenues from customers, which would significantly harm our business and operating results.

We have limited experience with widespread deployment of our travel procurement and supply services.

  If we cannot support large-scale deployments, our business and operating results will be significantly harmed. Only a limited number of our customers have deployed ITN Global Manager and ITN FlightRez on a large scale. Our primary source of revenue is expected to come from transaction fees derived from the use of ITN Global Manager and ITN FlightRez; therefore, our ability to support large numbers of transactions is critical to our success. Our ability to provide effective and timely support for our services depends on our ability to:

  . attract, train, integrate and retain sufficient engineering personnel;

  . establish effective customer support and technical organizations;

  . enhance our systems and technology to add functionality and scalability;

  . provide sufficient training to our customers, including training on systems usage and Web site configuration;

  . test and document the performance of our systems;

  . provide adequate data storage; and

  . efficiently integrate our technology with the systems of our customers.

  In addition, our customers require ITN Global Manager and ITN FlightRez to be highly scalable. We must be able to rapidly accommodate a large increase in the number of users. If we are unable to achieve this level of scalability in a timely manner, our business and operating results could be significantly harmed.

We have experienced significant growth in our business in recent periods, and failure to manage our growth could strain our management and other resources.

  We may fail to successfully offer our services and develop new customer relationships, which could significantly harm our business and operating results. In addition, we are integrating the operations of our recently acquired call center in Fort Lauderdale, Florida, moving our headquarters from Palo Alto, California to Menlo Park, California and planning to establish an engineering development facility in Dallas, Texas. These efforts will be expensive and will put a significant strain on our management and other resources. We continue to increase the scope of our operations and grow our headcount substantially. At January 31, 1998, we had a total of 74 employees, and at October 15, 1999, we had a total of 271 employees. We expect to hire a significant number of new employees in the near future. This growth has placed, and our anticipated future operations will continue to place, a significant strain on our management, systems and resources and on our internal training capabilities. If we fail to effectively manage our growth, our business and operating results will be significantly harmed.

  To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, manage expanded operations and attract, train, integrate and retain key employees, including those in our engineering, operations, sales and marketing and support organizations. We currently have a relatively small professional services and customer support organization. We will need to increase our customer service and support staff to serve new customers and the expanding needs of our existing customers. However, hiring qualified professional services and customer support personnel, as well as sales, marketing, administrative and research and development personnel, is very competitive in our industry, particularly in the San Francisco Bay Area, where we are headquartered, due to the high demand for people with the necessary technical skills and understanding of the Internet. We expect to face greater difficulty attracting these personnel with equity incentives as a public company than we did as a privately held company. We may not be able to attract, integrate, assimilate or retain highly qualified personnel in the future. Our business will not continue to grow and could be significantly harmed if we are unable to attract qualified personnel.

Our operating results are substantially dependent on the success of ITN Global Manager and ITN FlightRez, and a reduction in sales or our inability to significantly increase sales of our services, including sales of our ITN Global Manager and ITN FlightRez, would significantly harm our business.

  We expect to derive a substantial portion of our revenues from ITN Global Manager and ITN FlightRez, and we have not yet generated any profits from sales of these services. If we are unable to generate significant revenues from either ITN Global Manager or ITN FlightRez, or if we are unable to generate profits from these services, our business and operating results would be significantly harmed. In the six months ended July 31, 1999 and in the fiscal year ended January 31, 1999, ITN Global Manager and ITN FlightRez collectively accounted for 54.8% and 45.7% of our total revenues, and we expect this dependence to remain the same or increase in the future. We need to significantly increase sales of our services, including sales of ITN Global Manager and ITN FlightRez. Our services may not successfully compete with those of our competitors, and we may not be able to enhance our services or develop new services to meet customer needs. In addition, we have in the past offered equity rights to potential customers in connection with the sale of our services. In the future, we expect to decrease offering equity rights to these potential customers which may make sales of our services more difficult. Furthermore, businesses and travel suppliers may choose to develop their own Internet-based travel services.

We have received a high level of complaints regarding our traveler support services.

  Any failure to improve the support we provide to travelers could significantly harm our business and operating results. Travelers and customers seeking telephone customer support from us have experienced delays before being connected to our traveler support staff. In addition, our traveler support staff has not always been able to answer travelers' questions. This problem has become more pronounced due to the increasing complexity of travel services provided, such as the integration of affinity programs. As a result, we have received an increased number of complaints regarding our traveler support services. We recently purchased an additional call center in Fort Lauderdale, Florida, but this call center may not be fully operational until the end of 1999. The operations of this call center may not be integrated into our business in a timely or effective manner. Our two call centers may not sufficiently handle future growth. Furthermore, unless our traveler support staff is adequately trained to effectively respond to travelers' questions, travelers may continue to experience frustration with our traveler support, which could lead to a loss of business.

We rely on suppliers of travel services and products for our revenues, and these suppliers are not obligated to use our services or pay us commissions.

  We are dependent on airlines, hotels, car rental companies and other providers of travel services in order to offer our business customers access to travel products and services. If these travel suppliers restrict our access to their products and services or otherwise make our services unnecessary or less attractive to travelers, we would experience significant harm to our business and operating results. None of these suppliers are obligated to sell their products or services through us. Some travel service providers may decide not to sell their services online or through our services. Some travel service providers have initiated direct online distribution channels and, in some cases, have offered reduced rates directly to major business customers.

  Revenues derived from some of our customers are dependent on the commissions customarily paid by travel suppliers for purchases made through our travel procurement services. These travel suppliers are not obligated to pay any specified commissions or to pay commissions at all. As a result, travel suppliers may reduce current commission rates or eliminate such commissions entirely, which could significantly harm our business and operating results.

Our travel procurement services depend on our ability to access computer reservation systems.

  Our travel procurement services are limited to those travel suppliers whose services and products are available through the computer reservation systems we access. These travel suppliers may not continue to sell services or products through the computer reservation systems to which we have access. In addition, we may not be able to extend our existing relationships to a wider array of travel services or maintain or establish new relationships with computer reservation systems. Our failure to do so would significantly harm our business and operating results.

  We currently transact a significant amount of our business through the Galileo International computer reservation system. If our agreement to use the Galileo International system were terminated, we would be unable to process travel transactions for a significant number of our customers. Our agreement with Galileo terminates on June 30, 2001, although either party to the agreement may terminate the agreement if the other party becomes insolvent or ceases or suspends its operations, or if the other party fails to perform its obligations under the agreement and this failure continues for a period of 30 business days. In addition, we currently do not have a direct connection with the Sabre computer reservation system. Companies seeking to use our services through the Sabre computer reservation system need to provide their own connection to Sabre. As a result, companies using Sabre may find our services less attractive.

A decline in the travel industry will significantly harm our business.

  Our business and future growth are dependent on the travel industry. We currently derive substantially all of our revenues from our Internet-based travel procurement and supply services. Any decline in the travel industry would significantly harm our business and operating results. The travel industry is sensitive to changes in economic conditions and tends to decline during general economic downturns and recessions. The travel industry is also highly susceptible to events beyond our control, such as fuel price escalation, travel related accidents, extreme weather conditions, labor disputes, terrorist activities, the outbreak or threat of military hostilities and other adverse occurrences.

Our strategy to provide our services in the market for Internet-based procurement and supply of indirect goods and services is unproven and may fail.

  One of our strategies is to apply our existing expertise in the travel market to provide services for the Internet-based procurement and supply of other indirect goods and services. The pursuit of this strategy may cause us to expend significant time and resources on the development of new services. However, this strategy may not be successful. If we are unsuccessful, we may not be able to recover the costs and expenses associated with developing and implementing this strategy. In addition, the time and attention of our management will have been diverted. Consequently, our business and operating results may be significantly harmed.

  In addition, the markets for Internet-based procurement and supply of indirect goods and services are extremely competitive. When and if we enter markets for the Internet-based procurement and supply of indirect goods and services other than travel, we may not be able to compete successfully. Several companies have been competing in the Internet-based procurement and supply of indirect goods and services markets for the past several years and consequently have a larger customer base than we do. We may not be successful in selling our services to their existing customers or competing for future customers. We expect that competition in these markets will intensify as current competitors expand their product offerings and new competitors enter these markets. Because there are relatively low barriers to entry in the electronic commerce market, competition from other established and emerging companies may develop in the future.

Our strategy to expand internationally may not succeed and makes us much more susceptible to risks from international operations.

   We intend to increase our international sales capabilities and operational presence. However, we may not successfully increase our international sales capabilities and operations. Our international business activities are subject to a variety of risks, including:

  . reduced intellectual property protection in some countries could allow others using our technology to compete against us or otherwise misappropriating our intellectual property;

  . the incurrence of significant penalties if we do not comply with a wide variety of complex foreign laws and treaties;

  . difficulty in integrating international operations with existing operations;

  . difficulty in staffing and managing international operations;

  . the loss of revenues and asset values resulting from currency fluctuations;

  . higher costs due to licenses, tariffs and other trade barriers;

  . longer sales and payment cycles and greater difficulties in collecting accounts receivable; and

  . interruptions in our operations due to political and economic instability.

  The expansion of our international sales capability and operations, will require significant capital and other resources, may divert the attention of our management and will further expose us to these risks. To date, we have not adopted a hedging program to protect us from risks associated with currency fluctuations. To the extent that we are unable to successfully expand internationally or manage the expansion of our business into international markets, our business and operating results could be harmed.

Our executive officers and certain key personnel are critical to our business, and many of these officers and key personnel have only recently joined us and may not remain with us in the future.

  The loss of one or more of our executive officers or other key personnel could significantly harm our business and operating results. Any of our officers or key personnel can quit at any time, and we cannot prevent them from joining our competitors or otherwise competing with us. If we are unable to retain or integrate any key personnel, or if any key personnel join a competitor or otherwise compete with us, our business and operating results could be significantly harmed. Our future success depends on the continued services and performance of our senior management and other key personnel, particularly Gadi Maier, our president and chief executive officer, and Ken Pelowski, our chief operating officer and chief financial officer. Almost all of our senior management joined us recently, including Mr. Maier, who joined us in December 1998, and Mr. Pelowski, who joined us in April 1999. In addition, between December 1998 and May 1999, we hired our vice presidents of engineering, human resources, marketing, sales and services. Because our management team has only worked together for a short period of time, we do not know if our managers will effectively integrate into our operations or work well together. We do not have "key person" life insurance policies covering any of our employees. See "Management."

We rely on Exodus Communications to host and maintain our systems.

  We rely on Exodus Communications to provide us with and maintain the facilities, power and climate control necessary to operate our computer hardware and software. If Exodus Communications fails to adequately host or maintain our systems, our services could be disrupted and our business and operating results could be significantly harmed. Exodus Communications currently provides these hosting and maintenance services for our computer hardware used to process travel-related transactions. Our agreement with Exodus Communications has a term of six months and is automatically renewable for additional six month terms. This agreement may be terminated by either party upon 60 days' notice to the other party.

We incorporate software licensed from third parties and any defects or significant interruption in the availability of these products could harm our business.

  We rely on third-party software for the development of our products and services. For example, we use Netscape Enterprise Server to configure presentation layers of each unique Web site, and our platforms are based on commercially-supported versions of the UNIX operating system. Some of the software we license from third parties would be difficult to replace. This software may not continue to be available on commercially reasonable terms or at all. The loss or inability to maintain any of these technology licenses could result in delays in the sale of our services until equivalent technology, if available, is identified, licensed and integrated. Such delays could harm our business. We may not be able to replace the functionality provided by third-party software currently offered with our services if that software is found to be obsolete, defective or incompatible with future versions of our services or if that software is discontinued or upgraded in such a way that it becomes incompatible with our services. In addition, if this third-party software is not adequately maintained or updated it may become incompatible with our current services. The absence of, or any significant delay in, the replacement of third-party software could result in delayed or lost sales and increased costs and could harm our business and operating results.

We may not be able to develop services that contain the features and functionality our customers demand.

  If we fail to accurately determine the features and functionality that our customers require and enhance our existing services or develop new services, our current and potential customers will not buy them. Any failure to develop services that contain the features and functionality our customers demand could harm our business and operating results. To date, we have designed our services based in large part on feedback from a limited number of current and potential customers. Therefore, the features and functionality of our services may not adequately satisfy future customer demands. Some of our customers may also require us to develop customized features or capabilities, which would increase our costs and consume our limited resources. In addition, we may not be able to develop customized features in a cost-effective manner.

If we do not respond to rapid technological changes by introducing new services, our services could become obsolete and our business would be seriously harmed.

  The development of our services entails significant technical, financial and business risks. We may not be able to successfully implement new technologies or adapt our services to customer requirements or emerging industry standards.

  The Internet and electronic commerce are characterized by:

  . rapid technological change;

  . changes in user and customer requirements and preferences;

  . frequent new product and service introductions embodying new technologies; and

  . the emergence of new industry standards and practices.

  Any of these factors could render our services obsolete.

  If we fail to modify or improve our services in response to evolving industry standards, our services could rapidly become obsolete, which would harm our business and operating results. Uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, applications software and Internet browsers could harm our business and operating results.

If the protection of our trademarks and other proprietary rights is inadequate, our business could be harmed.

  Our means of protecting our proprietary rights may not be adequate. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. These legal protections afford only limited protection for our trade secrets and other intellectual property. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we offer our services. Unauthorized parties may attempt to copy or otherwise obtain and use our solutions or technology and our competitors could independently develop similar technology.

  We have filed applications for United States trademark registrations for, among other trademarks, "GetThere," "ITN Global Manager" and "ITN FlightRez." We may not be able to secure these registrations. It is also possible that our competitors or others will adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

  Policing unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. Furthermore, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademarks, which could result in substantial costs to us. Any litigation, arbitration or priority proceeding to protect our trademarks and other proprietary rights, even if not adverse, could result in substantial costs, diversion of development resources and diversion of technical and management personnel and could significantly harm our business and operating results.

Our business may be harmed if we are found to infringe proprietary rights of others.

  Third parties may claim infringement by us with respect to past, current or future proprietary rights. We expect that participants in our industry will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation or arbitration and diversion of technical and management personnel or require us to develop non-infringing technology or to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, and could significantly harm our business and operating results.

  We may be subject to potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the terms GetThere, ITN Global Manager, ITN FlightRez or GT Exchange. Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registration, would harm our business. We are aware of a pending trademark application in the European Union filed by a company for the mark GETTHERE!. We have discussed the rights related to this mark with this company, but we have not resolved this matter. If it is determined that this mark is validly held by this company, we may be unable to use the mark in the European Union, which could significantly harm our ability to expand our brand awareness and business operations in the European Union. We also use, and our customers use, trade names, trademarks and other similar intellectual property of travel suppliers on Web sites supported or hosted by us. This use may result in claims of infringement or misuse brought by the owners of this intellectual property. Any claims or disputes of this type may also damage the relationships we have with travel suppliers and preclude us from using travel supplier trade names and other intellectual property, either of which could significantly harm our business and operating results.

If we engage in acquisitions, we will incur a variety of costs, and the anticipated benefits of the acquisition may never be realized.

  We have acquired and may in the future attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. No material acquisition is currently being pursued. The process of integrating an acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may divert significant management attention from the ongoing development of our business, which could impair our relationships with our current employees, customers and strategic partners. Moreover, we may be unable to maintain uniform standards, controls, procedures and policies in connection with any acquisition, and we may fail to realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could significantly harm our business and operating results.

  In addition, recent proposed changes in the Financial Accounting Standards Board rules for merger accounting may affect our ability to make acquisitions and harm our business results if we complete any acquisitions. For example, elimination of the "pooling" method of accounting for mergers could increase the amount of goodwill that we would be required to record if we merge with another company, which would significantly harm our future operating results. Furthermore, accounting rule changes that reduce the availability of write-offs for in-process research and development costs in connection with an acquisition could result in the capitalization and amortization of such costs and negatively impact our operating results in future periods.

Year 2000 issues present technological risks, could cause disruptions to our business and could harm our sales.

  We may experience negative consequences from year 2000 problems, including material costs caused by undetected errors or defects in the technology used in our internal systems. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish the year 2000 and 21st century dates from other 20th century dates. If we fail to adequately address year 2000 issues, or third parties that maintain our systems, such as Exodus Communications, fail to adequately address year 2000 issues, we may be unable to provide services to our customers, which would be similar to experiencing a general Internet failure. Moreover, if our competitors do not experience similar year 2000 problems, we will be at a relative competitive disadvantage. This competitive disadvantage could result in:

  . delay or loss of revenues;

  . cancellation of customer contracts;

  . diversion of development resources;

  . diversion of technical and management personnel;

  . damage to our reputation;

  . increased service and warranty costs; and

  . litigation costs.

  Our internal systems, including those used to deliver our services, utilize third-party hardware and software which may contain year 2000 problems. In addition, the external systems on which we rely, such as computer reservation systems, may not be year 2000 compliant, which may significantly harm our business and operating results. If we discover that any of our systems need modification, or any of our third-party hardware and software is not year 2000 compliant, we will try to make modifications to our systems on a timely basis. We cannot assure you that we will be able to modify these products, services and systems in a timely, cost-effective or successful manner, and the failure to do so could significantly harm our business and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness."

Software defects could impair our ability to provide our services to our customers.

  Complex proprietary technology like ours frequently contain defects or errors that may be detected only when the technology is in use. Further, we often render implementation, consulting and other technical services, which typically involve working with sophisticated software, computing and networking systems. From time to time, we experience software bugs which disrupt our operations. We could fail to meet project milestones in a timely manner or meet customer expectations as a result of any defects or errors. Any defect or failure to meet project milestones for services could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, harm to our reputation, increased insurance costs or increased service and warranty costs. To address these problems, we may need to expend significant capital and resources that may not have been budgeted, and such problems may divert technical and management personnel, which could significantly harm our business and operating results.

Online security failures could harm our business and operating results.

  The secure transmission of confidential information over the Internet is a significant risk to electronic commerce, and any failure by us to provide effective security would lead to a loss of customers. Advances in computer capabilities, new discoveries in security technology, breakdowns in our security technology or other events or developments may result in a compromise or breach of the algorithms we use to protect customer and transaction data. Our servers are vulnerable to such security breaches, which could lead to interruptions in our business, delays in access to our solutions, loss of data or the inability to accept and confirm customer reservations. A third party that is able to circumvent our security systems could steal customer data or other confidential or proprietary information or cause interruptions in our operations or those of our customers, thus causing damage to our reputation and loss of customers. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential or proprietary customer information. Our insurance coverage may not be adequate to reimburse us for losses caused by security breaches, and our security measures may not prevent security breaches. As a result, we may be required to expend a significant amount of financial and other resources to protect against security breaches or to alleviate any problems that they may cause. These issues may divert technical and management personnel. Security concerns and security breaches of our services, as well as the products and services of others, could significantly harm our business and operating results.

Our systems are subject to external events that may impact our ability to conduct our business operations.

  Currently, some of our systems are located in leased facilities in Palo Alto, California and some are hosted by Exodus Communications in Santa Clara, California and Sterling, Virginia. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-in, earthquake and similar events. Palo Alto and Santa Clara are located on a primary fault line. We currently do not have a disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur.

Product liability claims could harm our business.

  Our customers utilize our services for their travel procurement and supply needs. Any errors, defects or other performance problems could result in financial or other damages to our customers and prompt them to bring a product liability claim against us. A product liability claim brought against us, even if unsuccessful, would likely result in substantial costs and diversion of resources, management and other personnel and could significantly harm our business and operating results.

If we experience significant credit card fraud, we will incur increased costs.

  If we fail to adequately control fraudulent credit card transactions, our revenues and results of operations would be harmed because we do not carry insurance against this risk. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.

Our officers, directors and entities affiliated with our officers and directors will beneficially own approximately 38% of our common stock following the completion of this offering.

  Our executive officers, directors and entities affiliated with our executive officers and directors will, in the aggregate, beneficially own approximately 38% of our outstanding common stock following the completion of this offering. If they act together, they will be able to influence matters requiring stockholder approval, including the election of directors and the approval of mergers or other business combination transactions. To the extent these stockholders can prevent the approval of a merger or acquisition, other stockholders may not be able to recognize a premium on their shares. See "Principal Stockholders" and "Description of Capital Stock."

United Air Lines and American Express will have significant influence over our management and business decisions.

  Covia, a wholly owned subsidiary of United Air Lines and the beneficial owner of approximately 29% of our common stock following the completion of this offering, holds an option to purchase one share each of our series D1 and series D2 convertible preferred stock which, if exercised, would provide Covia the right to elect two members to our board of directors. Consequently, Covia could have significant influence over our management and business decisions. For a discussion of our relationship with United Air Lines and Covia, see "Relationships and Related Transactions."

  American Express, the beneficial owner of approximately 15% of our common stock following the completion of this offering, holds one share of our series D3 convertible preferred stock and has the right to elect one representative to our board of directors. For a discussion of this right and American Express' expected representative, see "Management--Executive Officers and Directors."

We are subject to anti-takeover provisions that could delay or prevent an acquisition of our company.

  Provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock." We have implemented a classified board. In addition, some of our stockholders, including United Air Lines, American Express, America West Airlines and Air Canada are subject to a standstill agreement preventing them from acquiring more than a specified percentage of our voting securities. This standstill agreement will have the effect of making it more difficult for these stockholders to acquire us. See "Relationships and Related Transactions--Equity Financings and Stockholders Arrangements" and "Description of Capital Stock-- Certificate of Incorporation and Bylaws."

We do not intend to pay any dividends.

  We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. In addition, our lending facilities contain certain restrictions on our ability to pay dividends.

                Risks Related to the Electronic Commerce Market

Our business depends upon online travel procurement achieving market acceptance.

  The online market for travel products and services is in its infancy. Any failure to achieve acceptance of our online travel services could significantly harm our business and operating results. We may not be able to convince a large number of businesses to utilize online travel procurement methods instead of traditional methods. Furthermore, businesses that have implemented our online services experience low adoption rates by their employees. Specific factors that could prevent widespread business acceptance of online travel procurement methods include:

  . competition from traditional travel procurement systems, such as travel agencies;

  . entrenched travel procurement systems;

  . failure to provide adequate customer service;

  . reliability of access to the Internet;

  . lack of security on the Internet; and

  . the development of Internet infrastructure and performance.

  As a result of such factors, we may not be able to gain commercial acceptance of our online travel services.

Our revenues may decrease if Internet usage growth or Internet infrastructure development does not occur as projected.

  The use of the Internet as a means of transacting business is relatively new and has not been accepted by all customers in the markets we have targeted. As a result, the market may not accept products and services that rely on the Internet, such as ours. If the growth rate of Internet usage in our targeted markets is less than expected our revenues will suffer. The Internet as a means of conducting business may not continue to grow at a rate similar to its historical rate, if at all.

  In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services. The recent growth in Internet traffic has caused frequent periods of decreased performance. The infrastructure may not be able to support these demands and the performance and reliability of the Internet may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Internet usage including usage of our services could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and depends upon the speed and reliability of both the Internet and our customers' internal networks. Furthermore, changes in, or insufficient availability of, telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and by our customers in particular. Consequently, the emergence and growth of the market for our services depends upon improvements being made to the entire Internet infrastructure as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to utilize our services will be hindered, which will significantly harm our business and operating results.

Future regulation of the Internet may slow its growth, resulting in decreased demand for our solutions and increased costs of doing business.

  Laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and to what extent existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, the result of which may be to impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could significantly harm our business and operating results.

                         Risks Related to this Offering

There has been no prior market for our common stock, and the price of our stock will be volatile.

  Before this offering, there was no public trading market for our common stock, and an active trading market for our common stock may not develop or be sustained after this offering. The initial public offering price may not be indicative of the price that will prevail in the public market after this offering. The public market price of our common stock could fall below the initial public offering price. See "Underwriting."

  In addition, the market price for our common stock is likely to be highly volatile, particularly since the market for Internet-related stocks has experienced extreme price and volume fluctuations. We expect our stock price to be subject to wide fluctuations as a result of a variety of factors, including factors beyond our control. Such factors include:

  . actual or anticipated variations in our quarterly operating results;

  . announcements of technological innovations or new products or services by us or by our competitors;

  . publicity about our company, our services, our competitors or electronic commerce in general;

  . changes in our financial estimates by securities analysts, if we receive coverage by securities analysts;

  . conditions or trends in the Internet and electronic commerce industries;

  . changes in the economic performance and/or market valuations of other
    Internet, electronic commerce or travel companies;

  . announcements by us or by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  . additions or departures of key personnel;

  . releases of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

  . potential litigation.

  Because of this volatility, it is likely that we will fail to meet the expectations of our stockholders at some time in the future, resulting in a decline in our stock price.

Future sales of shares could affect our stock price.

  If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate. Based on shares outstanding as of October 15, 1999, upon completion of this offering we will have outstanding 32,045,425 shares of common stock, assuming no exercise of the underwriters' over-allotment option. Other than the shares of common stock sold in this offering, no shares will be eligible for sale in the public market immediately. Substantially all of our existing stockholders will be subject to agreements with the underwriters or with us that restrict their ability to transfer their stock for 180 days from the date of this prospectus. After these agreements expire, approximately an additional 19,966,847 shares will be eligible for sale in the public market assuming no exercise of options. See "Shares Eligible for Future Sale" for a further description regarding shares that will become eligible for sale at future dates after this offering.

Investors in this offering will suffer immediate and substantial dilution.

  The initial public offering price of our common stock is expected to be substantially higher than the book value per share of our outstanding common stock. As a result, based upon the assumed initial public offering price of $13.00 per share, if you purchase common stock in this offering, you will incur immediate, substantial dilution in pro forma net tangible book value of $8.84 per share. In addition, we have issued options and warrants to acquire common stock at prices significantly below the initial public offering price of our common stock. In particular, after this offering we will have outstanding warrants to purchase 7,704,503 shares of our common stock. To the extent these outstanding options and warrants are ultimately exercised, there will be further dilution to investors in this offering. See "Dilution" and "Description of Capital Stock--Warrants."

We have substantial discretion as to how to use the proceeds from this offering.

  Our management has broad discretion as to how to spend the proceeds from this offering and may spend the proceeds in ways with which our stockholders may not agree. We cannot predict that investments of the proceeds will yield a favorable or any return. See "Use of Proceeds."

                                USE OF PROCEEDS

  We estimate that the net proceeds from the sale of the 5,000,000 shares of common stock we are selling in this offering will be approximately $58.7 million, at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriters' discount and offering expenses. If the underwriters' option to purchase an additional 750,000 shares of common stock is exercised in full, we estimate that the aggregate net proceeds will be approximately $67.7 million.

  We expect to use approximately $11.0 million of the net proceeds for capital expenditures and the majority of the net proceeds for working capital and other general corporate purposes. These uses include funding our data center operations and funding new contracts. In addition, we may use a portion of the net proceeds to acquire or make investments in complementary products, technologies or businesses. We have no present commitments or agreements with respect to any of these kinds of acquisitions or investments. Our management will have broad discretion concerning the allocation and use of the net proceeds. Pending the above uses, we plan to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, our lending facilities contain restrictions on our ability to pay dividends.

                                 CAPITALIZATION

  The following table sets forth the actual capitalization of GetThere.com as of July 31, 1999 and the pro forma and pro forma as adjusted capitalization of
GetThere.com:

                                                         July 31, 1999
                                                 -------------------------------
                                                             Pro      Pro Forma
                                                  Actual    Forma    As Adjusted
                                                   (In thousands, unaudited)
Cash and cash equivalents......................  $  3,306  $ 76,787   $135,437
                                                 ========  ========   ========
Long-term liabilities, less current portion....  $  7,014  $  5,364   $  5,364
                                                 --------  --------   --------
Redeemable convertible preferred stock and
 warrants, $0.0001 par value, 25,100,000 shares
 authorized, 11,731,714 shares outstanding,
 actual; 10,000,000 shares authorized, one
 share outstanding, pro forma; and 10,000,000
 shares authorized, one share outstanding, pro
 forma as adjusted.............................    33,105       --         --
Stockholders' equity (deficit)
  Common stock, $0.0001 par value, 50,000,000
   shares authorized, 7,663,730 shares issued
   and outstanding, actual; 200,000,000 shares
   authorized, 26,852,496 shares outstanding,
   pro forma; and 200,000,000 shares
   authorized,     shares issued and
   outstanding, pro forma as adjusted..........       --          2          3
  Additional paid-in capital...................    53,931   162,165    220,814
  Note receivable from stockholder.............    (2,707)   (2,707)    (2,707)
  Unearned compensation........................   (36,628)  (36,628)   (36,628)
  Accumulated deficit..........................   (45,976)  (45,976)   (45,976)
                                                 --------  --------   --------
    Total stockholders' equity (deficit).......   (31,380)   76,856    135,506
                                                 --------  --------   --------
      Total capitalization.....................  $  8,739  $ 82,220   $140,870
                                                 ========  ========   ========

  For a description of the assumptions underlying the pro forma and pro forma as adjusted data, see "Prospectus Summary--Summary Financial Information."

                                    DILUTION

  The pro forma net tangible book value of our common stock on July 31, 1999 was $74.1 million, or approximately $2.76 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding on a pro forma basis. For a description of the assumptions underlying the pro forma data, which includes issuances of our securities since July 31, 1999, see "Prospectus Summary--Summary Financial Information." Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of 5,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $13.00 per share and after deducting the estimated underwriting discounts and offering expenses payable by us, our pro forma net tangible book value would have been $132.8 million, or approximately $4.16 per share. This represents an immediate increase in pro forma net tangible book value of $1.40 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.84 per share to new investors.

   Estimated initial public offering price per share.............        $13.00
     Pro forma net tangible book value per share as of July 31,
      1999.......................................................  $2.76
     Increase per share attributable to investors in this
      offering...................................................   1.40
                                                                   -----
   Adjusted pro forma net tangible book value per share after the
    offering.....................................................          4.16
                                                                         ------
   Dilution in pro forma net tangible book value per share to new
    investors....................................................        $ 8.84
                                                                         ======

  This table excludes all options and warrants that will remain outstanding upon completion of this offering. As of July 31, 1999, there were options outstanding to purchase a total 3,781,810 shares of common stock, with a weighted average exercise price of $1.33 per share. As of September 14, 1999, there were warrants outstanding to purchase 7,704,503 shares of our common and convertible preferred stock with a weighted average exercise price of $10.62 per share. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

  The following table sets forth, as of July 31, 1999, on the pro forma basis described above, which includes issuances of our securities since July 31, 1999, the differences between the number of shares of common stock purchased from us, the total price and the average price per share paid by existing stockholders and by the new investors, before deducting estimated underwriting discounts and offering expenses payable by us, assuming an initial public offering price of $13.00 per share.

                                                                         Average
                                  Shares Purchased  Total Consideration   Price
                                 ------------------ --------------------   Per
                                   Number   Percent    Amount    Percent  Share
   Existing stockholders........ 27,045,425   84.3% $162,128,000   71.4% $ 6.04
   New investors................  5,000,000   15.7    65,000,000   28.6   13.00
                                 ----------  -----  ------------  -----
     Total...................... 32,045,425  100.0% $227,128,000  100.0% $ 7.12
                                 ==========  =====  ============  =====  ======

  The existing stockholder amounts in the table above have been calculated on a pro forma basis.

  If the underwriters' over-allotment option is exercised in full, the number of shares held by new public investors will be increased to 5,750,000 or approximately 17.6% of the total numbers of shares of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

  The selected statement of operations data presented below for the years ended January 31, 1997, 1998 and 1999, and the balance sheet data as of January 31, 1998 and 1999 are derived from our financial statements, which have been audited and are included elsewhere in this prospectus. The balance sheet data as of January 31, 1997 is derived from audited financial statements not included in this prospectus. The statement of operations data for the period from inception to January 31, 1996 and the six months ended July 31, 1998 and 1999 and the balance sheet data at January 31, 1996 and July 31, 1999 are derived from our unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our results of operations for such periods and financial condition at such dates. The historical results presented below are not necessarily indicative of the results to be expected for any future period. The selected financial data set forth is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                           Inception                                 Six Months
                            through   Years Ended January 31,      Ended July 31,
                          January 31, --------------------------  -----------------
                             1996      1997     1998      1999     1998      1999
                          (unaudited)                               (unaudited)
                                  (In thousands, except per share data)
Statement of Operations
 Data:
Revenues:
  Transaction...........    $  129    $   253  $ 2,098  $  4,932  $ 2,090  $  4,862
  Professional service..        14        329      903     1,515      619       736
                            ------    -------  -------  --------  -------  --------
   Total revenues.......       143        582    3,001     6,447    2,709     5,598
Cost of revenues........        17        134    1,680     4,292    1,623     3,973
                            ------    -------  -------  --------  -------  --------
Gross profit............       126        448    1,321     2,155    1,086     1,625
Operating expenses:
  Research and
   development..........       118        906    2,266     4,113    1,726     1,819
  Sales and marketing...       109      1,030    2,393     5,732    2,522     3,612
  General and
   administrative.......        81      1,962    2,887     6,127    2,687     6,973
  Stock-based
   compensation.........       --          20      103     2,005      561     9,416
                            ------    -------  -------  --------  -------  --------
   Total operating
    expenses............       308      3,918    7,649    17,977    7,496    21,820
                            ------    -------  -------  --------  -------  --------
Loss from operations....      (182)    (3,470)  (6,328)  (15,822)  (6,410)  (20,195)
Interest income
 (expense), net.........       --          33      (30)      173      (82)     (149)
                            ------    -------  -------  --------  -------  --------
Net loss................    $ (182)   $(3,437) $(6,358) $(15,649) $(6,492) $(20,344)
                            ======    =======  =======  ========  =======  ========
Basic and diluted net
 loss per share.........    $(0.06)   $ (1.22) $ (1.81) $  (4.03) $ (1.73) $  (5.05)
Shares used in computing
 basic and diluted net
 loss per share.........     3,000      2,827    3,537     3,957    3,823     4,071
Pro forma basic and
 diluted net loss per
 share..................                                $  (1.05)          $  (1.26)
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                                  14,917             16,199

                                  As of January 31,
                         --------------------------------------  As of July 31,
                            1996      1997     1998      1999         1999
                         (unaudited)                               (unaudited)
                                           (In thousands)
Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments............   $   3     $   579  $ 1,332  $ 15,802     $  6,541
Working capital
 (deficit)..............    (143)       (152)    (842)   12,089       (2,203)
Total assets............     146       1,426    4,390    20,806       18,939
Total stockholders'
 deficit................    (185)     (3,558)  (9,854)  (20,382)     (31,380)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This prospectus contains forward-looking statements, the accuracy of which involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of the Internet and electronic commerce markets. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. GetThere.com's actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by GetThere.com described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion in conjunction with the "Selected Financial Data" and our financial statements and related notes included elsewhere in this prospectus.

Overview

  We are a provider of Internet-based travel procurement and supply services primarily for businesses and travel suppliers. Our business model has developed over time to increasingly focus on the business-to-business market. We were incorporated in August 1995 as Internet Travel Network Inc., and we changed our name to GetThere.com, Inc. in July 1999. In 1995, we launched our www.itn.net Web site, an Internet-based travel reservation system targeted at consumers and small businesses. In response to interest from Internet-based content and electronic commerce providers and travel agencies, we began to offer travel services for these companies' Web sites. In 1996, we introduced ITN Global Manager. In 1997, we introduced ITN FlightRez. In 1998, we continued to expand our customer base for our ITN Global Manager service, and we expanded our relationship with United Air Lines to include online offerings of unused capacity and the ability to provide online one-way ticket upgrades. In 1999, we continued to expand our relationship with United Air Lines by offering online frequent flyer mileage redemption. We recently entered into a commercial agreement with American Express Travel Related Services.

  Our business customer base has grown from 14 at April 30, 1997 to 53 at July 31, 1999. Our travel supplier customer base has grown from zero at April 30, 1997 to five at July 31, 1999, including United Air Lines, the second largest North American airline in terms of the number of passengers. The number of travel-related transactions that we have processed has grown from approximately 18,000 in the quarter ending April 30, 1997 to approximately 306,000 in the quarter ending July 31, 1999.

  We generate revenues primarily from processing travel-related transactions, such as booking and ticketing reservations, and performing professional services. These revenues are generated from business customers using our ITN Global Manager service, from travel suppliers using our ITN FlightRez service and from other customers. Transaction revenues are comprised of fees and commissions earned in connection with making travel related reservations and purchasing airline tickets and providing related traveler support services for customers asking technical and travel assistance. In addition, our transaction revenues include fees received from computer reservation system companies for making travel reservations on that computer reservation system, hosting fees charged to gain access to our services and the sale of advertising on our www.itn.net Web site and the Web sites of some of our customers. Transaction revenues are recognized as the transactions are performed or when the commission is received or, with respect to hosting fees, when invoiced. In the case of advertising, we recognize revenues on a per impression basis after a specified minimum number of impressions have been delivered. Professional service revenues primarily consist of implementation and customization fees associated with the deployment and on-going customization of our solutions. Professional service revenues are recognized as performed.

  Under our agreement with American Express, we will be entitled to receive fixed quarterly payments. A portion of the fixed payments will be subject to reimbursement if a specified number of visitors to www.itn.net and www.itn.com do not register on American Express' site. In addition, we will be entitled to receive transaction fees with guaranteed annual minimums. Our annual minimums are subject to reduction based upon failure to meet specified development timetables.

  Our gross margins are affected by numerous factors, such as the mix of transaction revenues and professional service revenues, and the mix of transaction revenues from our customers. We generally receive higher gross margins on transaction revenues than from professional service revenues and higher gross margins from business customers than from travel supplier customers. Our gross margins are also affected by personnel and infrastructure expenditures, which are expected to increase substantially in the future. As a result, our gross margins will decrease unless we are able to significantly increase our revenues. Furthermore, we will incur greater costs of revenues due to the costs of developing and operating our recently acquired traveler support center in Fort Lauderdale, Florida. These costs may negatively impact our gross margins for the quarter ending October 31, 1999 and may also have a negative impact on our gross margins in subsequent quarters.

  Stock-based compensation represents the difference between the deemed fair value of our common stock on the date options were granted or stock was issued and the exercise or purchase price of our options or stock. This amount is included as a reduction of stockholders' equity and is amortized over the vesting period of the individual options or stock, generally four years. We recorded amortization of stock-based compensation in the amount of $2.0 million for the year ended January 31, 1999 and $9.4 million for the six months ended July 31, 1999 in connection with the grant of certain stock options and issuances of stock to employees and other service providers. As of July 31, 1999, we had a total of $36.5 million remaining to be amortized over the corresponding vesting periods of the stock options or stock. We anticipate the amortization of stock-based compensation will approximate $21.1 million for fiscal 2000 (including the $9.4 million recorded for the six months ended
July 31, 1999), $14.1 million for fiscal 2001, $7.6 million for fiscal 2002 and $3.3 million for fiscal 2003, which includes the impact of option grants subsequent to July 31, 1999.

  In August and September 1999, we sold an aggregate of 1,875,423 shares of series C convertible preferred stock at a purchase price of $5.125 per share to American Express, America West Airlines and Air Canada. We expect to record expenses of $13.8 million, equal to the difference between the fair value of the series C convertible preferred stock at that date ($12.50 per share) and the amount paid for the stock ratably over a four year period. We entered into these equity transactions primarily for the purpose of inducing these companies to invest in us and, secondarily, to utilize our travel service. Our objective is to build brand awareness, achieve market penetration, acquire industry knowledge and develop business relationships with significant travel suppliers through these transactions. We viewed this inducement as an essential part of shaping and executing our business plan and sales and marketing strategy since these investors provide us with additional knowledge and leverage in the travel supply industry. See "Business--Relationship with American Express" and "Business--Customers" for additional details regarding commercial agreements with various travel suppliers.

  In addition, in August 1999, we issued a warrant to purchase up to 1,650,000 shares of our series C convertible preferred stock to Northwest Airlines at an exercise price of $5.125 per share. The exercise of this warrant is subject to the satisfaction of certain specified conditions prior to August 27, 2001 including the execution of a definitive travel supplier agreement for Northwest Airlines' primary Web site, www.nwa.com, and the adoption of our services on this Web site. We entered into this warrant transaction primarily for the purpose of inducing Northwest Airlines to invest in us and, secondarily, to utilize our services on their Web sites. Our objective is to build brand awareness, achieve market penetration and acquire industry knowledge as a result of these relationships with Northwest Airlines. We will record an expense for the Northwest Airlines warrant if and when the specified conditions are achieved. We cannot currently quantify the amount of expense that ultimately will be recorded, however, based on the assumed initial public offering price, the fair value of this warrant is $16.4 million. After the value is ultimately determined and the performance conditions are achieved, the value will be amortized ratably over a four year period. See "Risk Factors--Our results of operations will be harmed by charges associated with our payment of stock-based compensation and charges associated with other securities issuances by us.

  Since July 31, the Company issued the following warrants to various third parties in connection with the sale of preferred stock.

                                                     Number of
                                                       shares
                                                    exercisable
               Holder              Series of Stock under Warrants Exercise Price
   American Express...............    Series E         730,023        $31.00
   American Express...............    Series E         730,023        $21.00
   American Express...............     Common          375,000        $16.50
   Covia..........................    Series C       1,136,821        $11.20
   Air Canada.....................    Series C         500,000        $12.50
   America West...................    Series E         500,000        $12.50

  The Black Scholes value of these warrants is as follows using a 5.5% risk free interest rate, a zero dividend yield and a 70% volatility rate:

                                                             Share
   Holder                                                    Grant   Fair Value
   American Express.......................................   730,023 $ 2,400,000
   American Express.......................................   730,023   2,350,000
   American Express.......................................   375,000     250,000
   Covia.................................................. 1,136,821   7,500,000
   Air Canada.............................................   200,000   1,250,000
   America West...........................................   500,000   3,100,000
                                                                     -----------
                                                                     $16,850,000
                                                                     ===========

  The fair value of these warrants was calculated using the Black Scholes pricing model and a portion of the proceeds was allocated to the warrants issued. This allocation results in a discount on the preferred stock that must be accreted to the redemption value from the issuance date to the first redemption date.

  We have incurred significant operating losses since our inception and, as of July 31, 1999, had an accumulated deficit of $46.0 million. We anticipate that our losses will continue to increase significantly for the forseeable future as we continue to increase our operating expenses. For example, we expect to increase operating expenses to support our strategic relationship with American Express and the development and implementation of a Web site for Northwest Airlines through which Northwest Airlines intends to offer low fare tickets. Furthermore, if we expand our relationship with Northwest Airlines by implementing our services for Northwest Airlines' primary Web site, www.nwa.com, we expect to incur significant additional expenses. We have relocated our corporate headquarters from Palo Alto, California to Menlo Park, California, and have recently established an engineering design center in Dallas, Texas.

  As a result of our compensation expenses, expenses associated with the recent issuances of our securities, and other operating expenses related to the growth of our business, we expect our net loss and net loss attributable to common stockholders for the quarter ending October 31, 1999 to increase significantly. In addition, we expect the rate at which future losses will be incurred will increase significantly from current levels.

  We have never recorded a provision for income taxes. As of July 31, 1999, we had net operating loss carry-forwards for federal income tax purposes of approximately $19.8 million and for state income tax purposes of approximately $13.8 million. These federal and state income tax loss carry-forwards are available to reduce future taxable income and expire at various dates through 2019. We cannot assure you that we will be able to generate sufficient taxable income to utilize these income tax loss carry-forwards. In addition, under the provisions of the Internal Revenue Code, certain changes in our ownership may limit the amount of net operating loss carry-forwards that we may utilize annually to offset taxable income in the future.

  United Air Lines, one of our principal stockholders through its wholly owned subsidiary Covia LLC, directly accounted for $1.9 million and $1.6 million or approximately 33.8% and 24.8% of our total revenues for the six months ended July 31, 1999 and for the fiscal year ended January 31, 1999. Our service agreement with United Air Lines can be terminated by either party for any reason by providing the other party with 180 days prior notice. Because a significant amount of our revenues has been and is expected to continue to be derived from United Air Lines, we are dependent on our relationship with United Air Lines. We expect that in the near term the percentage of our revenues derived from United Air Lines will increase. Any disruption of this relationship would significantly harm our business and operating results.

  We have experienced and expect to continue to experience seasonality in our business, reflecting seasonal fluctuations in the travel industry, Internet usage and advertising expenditures. Business travel bookings typically decline during the fourth quarter of each calendar year due to decreased business travel during the holiday season. Furthermore, consumer travel bookings typically increase during the second quarter of each calendar year in anticipation of summer travel. Internet usage and the rate of growth of such usage typically decline during the summer.

Results of Operations

  The following table sets forth our results of operations as a percentage of revenues:

                                                               Six Months
                                    Fiscal Year Ended             Ended
                                       January 31,              July 31,
                                   ------------------------   ---------------
                                    1997     1998     1999     1998     1999
                                                               (unaudited)
Revenues:
  Transaction.....................   43.5%    69.9%    76.5%    77.2%    86.9%
  Professional service............   56.5     30.1     23.5     22.8     13.1
                                   ------   ------   ------   ------   ------
    Total revenues................  100.0    100.0    100.0    100.0    100.0
Cost of revenues..................   23.0     56.0     66.6     59.9     71.0
                                   ------   ------   ------   ------   ------
Gross margin......................   77.0     44.0     33.4     40.1     29.0
Operating expenses:
  Research and development........  155.7     75.5     63.8     63.7     32.5
  Sales and marketing.............  177.0     79.8     88.9     93.1     64.5
  General and administrative......  337.1     96.2     95.0     99.2    124.5
  Stock-based compensation........    3.4      3.4     31.1     20.7    168.2
                                   ------   ------   ------   ------   ------
    Total operating expenses......  673.2    254.9    278.8    276.7    389.7
                                   ------   ------   ------   ------   ------
Loss from operations.............. (596.2)  (210.9)  (245.4)  (236.6)  (360.7)
Interest income (expense), net....    5.7     (1.0)     2.7     (3.0)    (2.7)
                                   ------   ------   ------   ------   ------
Net loss.......................... (590.5)% (211.9)% (242.7)% (239.6)% (363.4)%
                                   ======   ======   ======   ======   ======

Comparison of Six Months Ended July 31, 1998 and 1999

  Revenues. Revenues increased 106.6% from $2.7 million for the six months ended July 31, 1998 to $5.6 million for the six months ended July 31, 1999 due primarily to increased transactions from business customers and travel supplier customers. Transaction revenues increased 132.6% from $2.1 million for the six months ended July 31, 1998 to $4.9 million for the six months ended July 31, 1999. This increase was primarily due to an increase in the number of transactions processed which resulted from increased adoption rates of our products with existing customers, the addition of new customers, and the growth in hosting revenues from new and existing customers as our installed base has grown. Transactions increased 164.7% from 204,000 for the six months ended July 31, 1998 to 540,000 for the six months ended July 31, 1999. Professional service revenues increased 18.9% from $619,000 for the six months ended July 31, 1998 to

$736,000 for the six months ended July 31, 1999. This increase was primarily due to increased implementation services to support the growth in our customer base and, to a lesser extent, increased customization services for our existing customers.

  Cost of Revenues. Cost of revenues is predominately comprised of transaction and personnel costs. These costs include costs associated with outside consultants, commission sharing with some of our customers, printing and delivery costs of tickets, computer reservation system charges, advertising agency fees and personnel costs associated with operating our transaction systems and providing traveler support. Our cost of revenues increased from $1.6 million or 59.9% of revenues for the six months ended July 31, 1998 to $4.0 million or 71.0% of revenues for the six months ended July 31, 1999. This increase in dollars resulted primarily from personnel expenses related to the hiring and training of additional personnel, equipment and material purchases and outside consultants. Our gross margins declined from 40.1% for the six months ended July 31, 1998 to 29.0% for the six months ended July 31, 1999 due to our investments in additional personnel and infrastructure to increase our transaction processing capacity in anticipation of future growth.

  Research and Development. Research and development expenses consist principally of personnel costs, equipment expenses, recruiting costs and consulting fees relating to the development and enhancement of our solutions. Research and development expenses increased from $1.7 million or 63.7% of revenues for the six months ended July 31, 1998 to $1.8 million or 32.5% of revenues for the six months ended July 31, 1999. This increase in dollars was due primarily to the addition of personnel and was partially offset by a reduction in consulting fees and other expenses. We believe that continued investment in research and development is critical to attaining our strategic objectives and, as a result, we expect research and development expenses to increase significantly in absolute dollars for the foreseeable future. We have recently established a second engineering development center in Dallas, Texas. For the quarters ending October 31, 1999 and January 31, 2000, we expect to increase the number of personnel in our California and Texas engineering development centers. These events are expected to significantly increase our research and development expenditures.

  Sales and Marketing. Sales and marketing expenses consist primarily of payroll and related expenses, sales commissions, consulting fees, advertising, public relations and promotional expenditures and costs relating to the distribution and sale of our solutions, including travel and entertainment expenses. Sales and marketing expenses increased from $2.5 million or 93.1% of revenues for the six months ended July 31, 1998 to $3.6 million or 64.5% of revenues for the six months ended July 31, 1999. This increase in dollars was due primarily to the addition of personnel, increased promotional and advertising expenditures, and costs associated with the sale and distribution of our solutions. We expect to significantly increase our sales and marketing activities including establishing additional sales offices globally as well as increasing our sales and marketing expenditures both domestically and internationally, particularly with respect to advertising expenditures. As a result, we expect our sales and marketing expenses will increase significantly in absolute dollars for the foreseeable future.

  General and Administrative. General and administrative expenses consist of payroll and related expenses for management, accounting and administrative personnel, depreciation of equipment and software, insurance, recruiting, professional services, facilities and other general corporate expenses. General and administrative expenses increased from $2.7 million or 99.2% of revenues for the six months ended July 31, 1998 to $7.0 million or 124.5% of revenues for the six months ended July 31, 1999. This increase in dollars was due primarily to the accelerated depreciation of leasehold improvements associated with our current facilities, an increase in the number of employees focused on general and administrative functions, and an increase in consulting services, recruiting costs, depreciation and other general corporate expenses. To accommodate our growth in headcount, we moved our corporate headquarters to Menlo Park, California in the quarter ending October 31, 1999. We expect to incur non-recurring expenditures related to the move, particularly in the quarter ending October 31, 1999, and increased ongoing expenditures related to this new facility. We expect general and administrative expenses to increase in dollars in future periods as we expand our staff and incur additional costs related to the growth of our business and the administration of a public company.

  Stock-Based Compensation. We recorded aggregate stock-based compensation of $561,000 for the six months ended July 31, 1998 and $9.4 million for the six months ended July 31, 1999.

  Interest Income (Expense), Net. Interest income (expense), net includes income from our cash investments, net of expenses related to our financing obligations. Our interest expense of approximately $82,000 for the six months ended July 31, 1998 increased to approximately $149,000 for the six months ended July 31, 1999. This increase was attributable to an increase in interest paid on financing obligations and a decrease in interest income due to lower invested cash balances.

Comparison of Fiscal Years Ended January 31, 1997, 1998 and 1999

  Revenues. Revenues increased 415.6% from $582,000 for the fiscal year ended January 31, 1997 to $3.0 million for the fiscal year ended January 31, 1998, due primarily to an increase in the number of transactions from businesses, Internet-based content and electronic commerce providers and travel agencies. Transaction revenues increased 729.2% from $253,000 for the fiscal year ended January 31, 1997 to $2.1 million for the fiscal year ended January 31, 1998. This increase was primarily due to an increase in the number of transactions processed which resulted from increased use of our services by our existing customers, and the addition of new customers. Professional service revenues increased 174.5% from $329,000 for the fiscal year ended January 31, 1997 to $903,000 for the fiscal year ended January 31, 1998. The increase resulted primarily from growth in the number of new customers, including services provided to United Air Lines in the second-half of the fiscal year ended January 31, 1998.

  Revenues increased 114.8% from $3.0 million for the fiscal year ended January 31, 1998 to $6.4 million for the fiscal year ended January 31, 1999, due primarily to an increase in the number of transactions from businesses, travel suppliers, Internet-based content and electronic commerce providers and travel agencies. Transaction revenues increased 135.1% from $2.1 million for the fiscal year ended January 31, 1998 to $4.9 million for the fiscal year ended January 31, 1999. This increase was primarily due to an increase in the number of transactions processed which resulted from increased use of our services by our existing customers, the addition of new customers, and the growth in hosting revenues from new and existing customers. The number of transactions grew 294.6% from 130,000 for the fiscal year ended January 31, 1998 to 513,000 for the fiscal year ended January 31, 1999. Professional service revenues increased 67.8% from $903,000 for the fiscal year ended January 31, 1998 to $1.5 million for the fiscal year ended January 31, 1999. This increase was primarily due to an increase in the number of custom development projects for new and existing customers and growth in the number of new customers.

  Cost of Revenues. Cost of revenues increased from $134,000 or 23.0% of revenues for the fiscal year ended January 31, 1997 to $1.7 million or 56.0% of revenues for the fiscal year ended January 31, 1998. This increase in dollars primarily resulted from hiring and training of additional personnel for customer support, professional services and data center operations, and costs associated with integrating our dedicated traveler support center during the second half of the year ended January 31, 1998. Cost of revenues increased to $4.3 million or 66.6% of revenues for the fiscal year ended January 31, 1999. This increase in dollars primarily resulted from the hiring and training of additional personnel for customer support, professional services and data center operations.

  Gross margins declined from 77.0% for the fiscal year ended January 31, 1997 to 44.0% for the fiscal year ended January 31, 1998. This decrease was primarily due to an increase in spending associated with the addition of our traveler support organization and investments in additional personnel and infrastructure in anticipation of future growth. Gross margins declined further to 33.4% for the fiscal year ended January 31, 1999 due to our investment in additional personnel and infrastructure to add transaction processing capacity in anticipation of future growth.

  Research and Development. Research and development expenses increased from $906,000 or 155.7% of revenues for the fiscal year ended January 31, 1997 to $2.3 million or 75.5% of revenues for the fiscal year ended January 31, 1998 and to $4.1 million or 63.8% of revenues for the fiscal year ended January 31, 1999. These increases in dollars were primarily due to the addition of personnel, equipment and consulting fees to support the continued development of our services.

  Sales and Marketing. Sales and marketing expenses increased from $1.0 million or 177.0% of revenues for the fiscal year ended January 31, 1997 to $2.4 million or 79.8% of revenues for the fiscal year ended January 31, 1998 and to $5.7 million or 88.9% of revenues for the fiscal year ended January 31, 1999. These increases in dollars were primarily due to the addition of personnel, increased promotional and advertising expenditures, and increased expenses associated with the sale and distribution of our services.

  General and Administrative. General and administrative expenses increased from $2.0 million or 337.1% of revenues for the fiscal year ended January 31, 1997 to $2.9 million or 96.2% of revenues for the fiscal year ended January 31, 1998. This increase in dollars was primarily due to an increase in the number of employees and related recruiting costs, depreciation and other general corporate expenses, partially offset by a decrease in professional services. General and administrative expenses increased to $6.1 million or 95.0% of revenues for the fiscal year ended January 31, 1999. This increase in dollars primarily resulted from an increase in personnel and related recruiting costs, depreciation, an increase in professional services and other general corporate expenses.

  Stock-based Compensation. We recorded aggregate stock-based compensation of $20,000 in the fiscal year ended January 31, 1997, $103,000 in the fiscal year ended January 31, 1998, and $2.0 million in the fiscal year ended January 31, 1999.

  Interest Income (Expense), Net. Our interest income was $33,000 for the fiscal year ended January 31, 1997, declining to interest expense of $30,000 for the fiscal year ended January 31, 1998 and then increasing to interest income of $173,000 for the fiscal year ended January 31, 1999. The decrease for the year ended January 31, 1998 was due to an increase in interest paid on financing obligations and a decrease in interest income resulting from lower invested cash balances. The increase to net interest income in the year ended January 31, 1999 was due to an increase in interest income due to higher invested cash balances resulting from our series C convertible preferred stock financing.

Selected Quarterly Results of Operations

  The following tables set forth our unaudited statement of operations data for each of the six most recent quarters, and the percentage of total revenues represented by each item. This data has been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information when read in conjunction with our annual audited financial statements and related notes. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                           Three Months Ended
                         ---------------------------------------------------------------
                         April 30,  July 31,   Oct. 31,   Jan. 31,   April 30,  July 31,
                           1998       1998       1998       1999       1999       1999
                                        (In thousands, unaudited)
Revenues:
  Transaction...........  $ 1,057   $ 1,033    $ 1,372    $ 1,470     $ 1,930   $  2,932
  Professional service..      253       366        451        445         380        356
                          -------   -------    -------    -------     -------   --------
    Total revenues......    1,310     1,399      1,823      1,915       2,310      3,288
Cost of revenues........      763       860      1,258      1,411       1,655      2,318
                          -------   -------    -------    -------     -------   --------
Gross profit............      547       539        565        504         655        970
Operating expenses:
  Research and
   development..........      829       897      1,065      1,322         873        946
  Sales and marketing...    1,270     1,252      1,520      1,690       1,580      2,032
  General and
   administrative.......    1,269     1,418      1,762      1,678       2,376      4,597
  Stock-based
   compensation.........      170       391        479        965       3,523      5,893
                          -------   -------    -------    -------     -------   --------
    Total operating
     expenses...........    3,538     3,958      4,826      5,655       8,352     13,468
                          -------   -------    -------    -------     -------   --------
Loss from operations....   (2,991)   (3,419)    (4,261)    (5,151)     (7,697)   (12,498)
Interest income
 (expense), net.........     (111)       29        140        115         (12)      (137)
                          -------   -------    -------    -------     -------   --------
Net loss................  $(3,102)  $(3,390)   $(4,121)   $(5,036)    $(7,709)  $(12,635)
                          =======   =======    =======    =======     =======   ========
                                    As a Percentage of Total Revenues
                         ---------------------------------------------------------------
                         April 30,  July 31,   Oct. 31,   Jan. 31,   April 30,  July 31,
                           1998       1998       1998       1999       1999       1999
                                               (unaudited)
Revenues:
  Transaction...........     80.7%     73.8%      75.3%      76.8%       83.5%      89.2%
  Professional service..     19.3      26.2       24.7       23.2        16.5       10.8
                          -------   -------    -------    -------     -------   --------
    Total revenues......    100.0     100.0      100.0      100.0       100.0      100.0
Cost of revenues........     58.2      61.5       69.0       73.7        71.6       70.5
                          -------   -------    -------    -------     -------   --------
Gross margin............     41.8      38.5       31.0       26.3        28.4       29.5
Operating expenses:
  Research and
   development..........     63.3      64.1       58.4       69.0        37.8       28.8
  Sales and marketing...     97.0      89.5       83.4       88.3        68.4       61.8
  General and
   administrative.......     96.8     101.3       96.7       87.6       102.9      139.8
  Stock-based
   compensation.........     13.0      28.0       26.3       50.4       152.5      179.2
                          -------   -------    -------    -------     -------   --------
    Total operating
     expenses...........    270.1     282.9      264.8      295.3       361.6      409.6
                          -------   -------    -------    -------     -------   --------
Loss from operations....   (228.3)   (244.4)    (233.8)    (269.0)     (333.2)    (380.1)
Interest income
 (expense), net.........     (8.5)      2.1        7.7        6.0        (0.5)      (4.2)
                          -------   -------    -------    -------     -------   --------
Net loss................   (236.8)%  (242.3)%   (226.1)%   (263.0)%    (333.7)%   (384.3)%
                          =======   =======    =======    =======     =======   ========

  The number of transactions that we process has increased in all of the quarters presented due to the addition of new customers and increased adoption by our existing customers. Transaction revenues grew in conjunction with growth in the number of transactions processed by us except in the quarter ending July 31, 1998, which was negatively impacted by the reduction in the commission rate paid by several airlines to all travel agencies. Professional service revenues are driven by implementations for new customers, and customer specific projects for new and existing customers. Because the growth in the number of our customers has fluctuated, and because these projects vary, professional service revenues have fluctuated on a quarter-to-quarter basis. The decline in gross margin from the quarter ending April 30, 1998 through the quarter ending January 31, 1999 was primarily attributable to a reduction in commission rates paid by airlines, a reduction in implementation pricing and an increase in infrastructure related expenditures. The increase in gross margin during the quarters ended April 30, 1999 and July 31, 1999, was primarily attributable to transaction volumes increasing faster than costs.

  Research and development expenses increased in the quarters ended October 31, 1998 and January 31, 1999 primarily due to fees paid to consultants for developing the capabilities of our data center. The decline in research and development expenses as a percentage of revenues from the quarter ended January 31, 1999 through the quarter ended July 31, 1999, was primarily a result of the completion of the data center review by outside consultants and slower than expected hiring of technical staff. We expect research and development spending to increase from current levels. The decline in sales and marketing expenses as a percentage of revenues from the quarter ended January 31, 1999 through the quarter ended July 31, 1999 was primarily the result of an increase in transaction revenues and a decrease in personnel related costs. General and administrative expenses decreased in the quarter ended January 31, 1999 due to fewer salaries paid as a result of management departures. These salary expenses increased in the following quarter due to increased hiring, particularly of management personnel. The increase in general and administrative expenses as a percentage of revenues from the quarter ended January 31, 1999 through the quarter ended July 31, 1999 was attributable primarily to accelerated depreciation of leasehold improvements associated with our current facility, an increase in general and administrative employees and an increase in consulting fees and depreciation expense.

  We believe that quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. The operating results of companies in the travel and electronic commerce industries have in the past experienced significant quarter-to-quarter fluctuations. We expect our revenues and operating results to vary significantly from quarter to quarter due to a number of factors, including:

  . our ability to satisfy customer demand, retain existing customers and attract new customers;

  . varying adoption rates of our solutions;

  . the timing and expense of expanding our operations;

  . the mix of transaction revenues and professional service revenues;

  . the mix of transaction revenues from our customers;

  . our ability to obtain market acceptance of new solutions and upgrades;

  . product introductions by us and our competitors;

  . our ability to attract, integrate and retain key personnel;

  . changes in the rate of Internet usage and electronic commerce;

  . changes in our pricing policies or the pricing policies of our competitors;

  . changes in inventory availability from travel suppliers or commission rates paid by travel suppliers;

  . our ability to upgrade and develop our systems and infrastructure without disrupting our operations;

  . technical difficulties with our systems or system down time;

  . difficulties accessing computer reservation systems or travel suppliers' systems;

  . costs related to the acquisition of businesses or technologies; and

  . unforeseen events affecting the travel or electronic commerce industries.

  Furthermore, we currently expect that a majority of our revenues for the foreseeable future will come from fees and commissions paid to us by our customers using our ITN Global Manager, ITN FlightRez and other services. The volume and timing of these fees and commissions are difficult to predict because the online market for these products and services is in its infancy. As with other companies in our industry, our operating expenses, which include sales and marketing, research and development, general and administrative expenses, and stock-based compensation are based on our expectations of future revenues and are relatively fixed in the short term. As a result, a delay in generating or recognizing revenues for any reason could cause significant variations in our operating results from quarter to quarter and could result in greater than expected operating losses. Consequently, in future quarters our operating results may fall below the expectations of investors and, as a result, the price of our common stock may fall. Additionally, despite our sequential quarterly revenue growth during fiscal 1999, we expect future growth rates to decline. You should not draw any conclusions about our future growth rates from our historical growth rates.

Liquidity and Capital Resources

  We have financed our operations primarily through private sales of capital stock, bank loans and equipment leases. From inception through July 31, 1999, we have raised approximately $35.9 million through the sale of preferred stock. As of July 31, 1999, we had $6.5 million in cash, cash equivalents and short-term investments, and $(2.2) million in working capital. As a result of financing agreements for the sale of our series C and series E convertible preferred stock entered into in August and September 1999, we raised $72.6 million in net proceeds.

  Net cash used in operating activities was $3.0 million for the fiscal year ended January 31, 1997 and was attributable primarily to our net loss of $3.4 million. Net cash used in operating activities was $4.6 million for the fiscal year ended January 31, 1998 and was attributable primarily to our net loss of $6.4 million, an increase in accounts receivable of $627,000 partially offset by an increase in deferred revenue of $591,000 resulting from increased revenues, and an increase in accounts payable and accrued liabilities of $1.2 million resulting from increased expenses. Net cash used in operating activities was $11.4 million for the fiscal year ended January 31, 1999 and was attributable primarily to our net loss of $15.6 million, partially offset by depreciation and amortization of $1.5 million, and amortization of unearned compensation of $2.0 million. Net cash used in operating activities was $5.1 million for the six months ended July 31, 1998 and was attributable primarily to our net loss of $6.5 million, partially offset by depreciation and amortization of $633,000, and amortization of unearned compensation of $561,000. Net cash used in operating activities was $6.9 million for the six months ended July 31, 1999 and was attributable primarily to our net loss of $20.3 million, partially offset by depreciation and amortization of $1.8 million, amortization of unearned compensation of $9.4 million, and an increase in accounts payable and accrued liabilities of $2.8 million resulting from increased expenses.

  Net cash used in investing activities was $737,000 for the fiscal year ended January 31, 1997, was $2.0 million for the fiscal year ended January 31, 1998 and was $10.5 million for the fiscal year ended January 31, 1999 and was primarily attributable to short-term investing of cash to generate interest income and the acquisition of property and equipment, which consists primarily of computer equipment, leasehold improvements, and furniture and fixtures. Property and equipment purchases were $637,000 for the fiscal year ended January 31, 1997, $2.0 million for the fiscal year ended January 31, 1998 and $2.9 million for the fiscal year ended January 31, 1999. Additionally, $7.5 million of cash was used for short-term investing to generate interest income during the fiscal year ended January 31, 1999. Net cash used in investing activities of $7.0 million for the six months ended July 31, 1998 was primarily attributable to $1.9 million used for purchases of property and equipment and $5.1 million for short-term investing to generate interest income. Net cash used in investing activities of $1.7 million for the six months ended July 31, 1999 was primarily attributable to $5.2 million for purchases of property and equipment, $800,000 for the acquisition of the assets of our Florida call center and the conversion of $4.3 million of short-term investments into cash.

  Net cash provided by financing activities was $4.3 million for the fiscal year ended January 31, 1997 and was primarily attributable to issuing $4.2 million of preferred stock and warrants. Net cash provided by financing activities of $7.3 million for the fiscal year ended January 31, 1998 was primarily attributable to issuing $6.5 million of preferred stock and warrants and securing $838,000 of capital lease and bank net borrowings. Net cash provided by financing activities for the fiscal year ended January 31, 1999 of $28.8 million is primarily attributable to issuing $25.2 million of preferred stock and warrants and securing $3.7 million of capital lease net borrowings. Net cash provided by financing activities for the six months ended July 31, 1998 of $28.3 million was primarily attributable to issuing $25.2 million of preferred stock and warrants and securing $3.1 million of capital lease net borrowings. Net cash provided by financing activities for the six months ended July 31, 1999 of $3.6 million was primarily attributable to $3.5 million of capital lease net borrowings.

  Computer equipment is our largest category of purchases of property and equipment, and we expect to continue to invest significantly in computer equipment to support the growth in the number of transactions we process and the amount of data we store in our systems. In addition, we are currently in the process of establishing additional data center operations in Virginia at Exodus Communications to accommodate our needs for redundant systems and additional processing capability to better serve our customers in the eastern portion of the United States and Europe. We are also establishing an engineering development center in Texas to further develop our services. The Virginia data center operations and the planned Texas engineering development center are expected to increase our expenditures for new property and equipment. We also moved to a larger facility during October 1999, which will increase our expenditures for new property and equipment.

  We have a term loan for borrowings of up to $500,000 for purchases of property and equipment. The outstanding principal balance is due in equal monthly installments of $16,000 ending in October 2000 together with interest at the bank's prime rate plus 1.75% (9.5% at January 31, 1999). At July 31, 1999, $234,000 was outstanding under this term loan. Borrowings are secured by all our assets except leased assets. The term loan requires us to meet certain financial covenants including quick ratio, tangible net worth and profitability requirements. We also have two equipment lease lines. One lease line is for $2.1 million and is fully drawn. Our other lease line is for $5.8 million, $5.2 million of which was used at July 31, 1999.

  We expect to experience significant growth in our operating expenses, particularly in sales and marketing, general and administrative and research and development expenses in the foreseeable future. As a result, we expect operating expenses and purchases of property and equipment will constitute the majority of the future use of our cash resources. In addition, we may use our cash resources to acquire or make investments in complementary products, technologies or businesses. We believe our current cash resources, without the proceeds from the sale of the common stock in this offering, will be sufficient to meet our working capital and operating expenditures for the next 12 months. After that point, we may need to obtain additional equity or debt financing to meet our cash resource needs. In the event that additional financing is required, it is uncertain whether or not we would be able to obtain financing on acceptable terms.

Year 2000 Readiness

  Many computers, software and other equipment include computer code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "year 2000 problem."

  General Readiness Assessment. The year 2000 problem may affect the network infrastructure, computers, software and other equipment that we use, operate or maintain for our operations. As a result, we have formalized our year 2000 compliance plan, to be implemented by a team of employees, led by Dr. Eric Sirkin, our vice president of engineering, responsible for the implementation of our year 2000 projects and reporting their status to our board of directors. Additionally, according to our year 2000 compliance plan, the project team has compiled a listing of all mission-critical items, both internally developed and externally purchased, which may be impacted by the year 2000 problem. We have obtained verification or validation from independent third parties whose products and services are deemed mission-critical to our processes to assess and correct any of our year 2000 problems or the costs associated with these products and services. We expect to have all third party verifications, or replacement of the related item, completed by the end of November 1999. We believe we have identified most of the major computers, software applications and related equipment used in connection with our internal operations that will need to be evaluated to determine if they must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. We expect to resolve any year 2000 problems before the occurrence of any material disruption of our business.

  Assessment of Infrastructure. Beginning in August 1998, we began assessing the ability of our internally developed and other technologies to operate properly in the year 2000. We have tested the ability of our internal and other systems to handle travel-based reservations, bookings, credit card authorization and other features of our solutions for year 2000 compliance. We believe that our current internally developed technologies are year 2000 compliant. Additionally, as we design and develop new products, we test them for year 2000 compliance and the ability to distinguish between various date formats.

  Systems Other than Information Technology Systems. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, telephone switches, security systems and other common devices may be affected by the year 2000 problem. We are currently contacting all related third party suppliers or testing the related items. We expect to have this process completed and necessary replacements implemented by the end of November 1999.

  Costs of Remediation. We estimate the total cost of completing any required modifications, upgrades or replacements of our internal systems will not exceed $50,000, most of which we expect to incur during fiscal 2000. This estimate is being monitored and we will revise it as additional information becomes available.

  Based on the activities described above, we do not believe that the year 2000 problem will significantly harm our business or operating results. In addition, we have not deferred any material information technology projects or equipment purchases, as a result of our year 2000 problem activities.

  Suppliers and Service Providers. As part of our year 2000 plan, we have requested that our third-party suppliers and service providers used in the delivery of our services identify any potential year 2000 problems. All of our requests have been answered in writing with the third party suppliers and service providers indicating that they are year 2000 compliant. However, we have limited or no control over the actions of these third-party suppliers and cannot independently verify the facts underlying their responses to our requests. While we expect that we will be able to resolve any significant year 2000 problems with these third parties, these suppliers might not resolve any or all year 2000 problems before the occurrence of a material disruption to the operation of our business. Any failure of these third parties to resolve year 2000 problems with their systems in a timely manner could significantly harm our business and operating results.

  Most Likely Consequences of Year 2000 Problems. We expect to identify and resolve all year 2000 problems that could significantly harm our business and operating results. However, we believe that it is not possible to determine with complete certainty that all year 2000 problems affecting us have been identified or corrected. The number of devices and systems that could be affected and the interactions among these devices and systems are too numerous to address. In addition, no one can accurately predict which year 2000 problem-related failures will occur or the severity, timing, duration, or financial consequences of these potential failures. As a result, we believe that the following consequences may be possible:

  . operational inconveniences and inefficiencies for us, our suppliers and our customers could divert management's time and attention and financial and human resources from ordinary business activities;

  . business disputes and claims due to year 2000 problems experienced by our customers and attributed to our services or performance; and

  . allegations that we failed to comply with the terms of contracts or industry standards of performance, some of which could result in litigation or contract termination.

  Contingency Plans. We have developed contingency plans to be implemented if our efforts to identify and correct year 2000 problems affecting our internal systems are not effective. Depending on the systems affected, these plans could include:

  . short to medium-term use of backup equipment and software or other redundant systems;

  . increased work hours for our personnel or the hiring of additional information technology staff; and

  . the use of contract personnel to correct, on an accelerated basis, any year 2000 problems that arise or to provide interim alternate solutions for information system deficiencies.

  Our failure to implement of any of these contingency plans could significantly harm our business and operating results.

Quantitative and Qualitative Disclosures about Market Risk

  Most of our cash equivalents, short-term investments and capital lease obligations are at fixed interest rates, and therefore the fair value of these instruments is affected by changes in market interest rates. As of July 31, 1999, all of our cash equivalents mature within 90 days and all of our short-term investments mature by April 2000. Because our investment portfolio is primarily comprised of short-term instruments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our portfolio, therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our securities portfolio.

Recent Accounting Pronouncements

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998 and provides guidance on accounting for the costs incurred for computer software developed or obtained for internal use including the requirement to capitalize specified costs and the amortization of such costs. We have adopted the provisions of SOP 98-1 in the fiscal year beginning February 1, 1999. The adoption of SOP 98-1 is not expected to have a material effect on our results of operations, financial position or cash flows.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters beginning with the quarter ending July 31, 1999. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date until the fiscal quarter ending July 31, 2000. The adoption of SFAS No. 133 is not expected to have a material effect on our results of operations, financial position or cash flows.

                                    BUSINESS

Overview

  GetThere.com is a provider of Internet-based travel procurement and supply services primarily for businesses and travel suppliers. Through our Global Manager service, which is sold to businesses, we provide a Web site that enables employees to make travel reservations and purchase airline tickets over the Internet. Through our ITN FlightRez service, which is sold to travel suppliers such as airlines, we provide a Web site that enables travel suppliers to sell travel products and services over the Internet. In addition, we provide a service that enables Internet-based content and electronic commerce providers and travel agencies to offer travel-related products and services over the Internet.

Industry Background

 Growth of Electronic Commerce

  The Internet is dramatically changing the way people worldwide communicate, share information and conduct commerce. The success of the Internet for consumer-related electronic commerce is encouraging businesses to utilize Internet-based services to simplify their business-to-business and business-to-consumer transactions. Forrester Research estimates that the business-to-business electronic commerce market in the United States will grow from $43.0 billion in 1998 to $1.3 trillion in 2003. Internet-based services enable companies to increase revenues, lower costs and improve profitability by enabling one-to-one marketing, increasing customer acquisition opportunities, and streamlining business processes, such as the internal procurement and supply of indirect goods and services.

 Procurement and Supply of Indirect Goods and Services

  Indirect goods and services include travel, entertainment, information technology, telecommunications equipment, professional services and office supplies and equipment. Killen & Associates, a research firm, estimates that indirect goods and services expenditures are the largest segment of corporate expenditures, representing approximately 33% of a typical company's total revenues.

  We believe the process of procuring and supplying indirect goods and services is plagued by numerous inefficiencies, including:

  . multiple layers of intermediaries, such as agents and distributors, which lead to higher costs and indirect communication between businesses and suppliers;

  . the inability to monitor compliance with corporate procurement policies, including the inability to control "rogue purchasing," which occurs when personnel do not follow internal purchasing guidelines;

  . the inability to maximize economies of scale by enforcing purchasing through preferred suppliers; and

  . labor-intensive processes which result in higher costs and lower employee productivity.

 Travel Procurement and Supply Market

  In 1998, there were approximately 1.4 billion total airline passengers worldwide as reported by the International Airtransport Association. According to the American Express 1998 Survey of Business Travel Management, U.S. business expenditures for airline tickets, car rentals and lodging exceeded $122 billion in 1998. According to the same survey, businesses in the U.S. completed approximately 154 million air travel transactions in 1998, representing expenditures of approximately $73 billion. Forrester Research estimates that travel will be the second largest spending category for online business-to-business services in 1999, representing approximately 23% of this market.

  In general, businesses purchase travel-related goods and services through a traditional procurement channel that involves numerous intermediaries including travel agents, computer reservation systems and credit card issuers. We believe the involvement of these intermediaries creates numerous inefficiencies and makes it difficult for businesses to obtain complete and timely information regarding their travel expenditures. Consequently, businesses often experience difficulty:

  . negotiating favorable contracts with preferred travel suppliers;

  . monitoring employee compliance with corporate procurement policies, including controlling "rogue purchasing," which occurs when personnel do not follow internal purchasing guidelines; and

  . directing purchases to preferred travel suppliers to take advantage of negotiated contracts and volume discounts.

  In addition, these intermediaries increase transaction costs by charging fees in connection with each purchase or reservation, with travel agency fees often representing a majority of these costs. For example, we believe the purchase of a single $500 airline ticket by a business generally includes a computer reservation system fee of approximately $10 and a credit card processing fee of approximately $10. In addition to the $500 ticket price, we believe that the business also generally pays a travel agency fee of approximately $40.

  Travel suppliers also incur significant costs and lost revenue opportunities due to the control by intermediaries of valuable transaction and customer information. In particular, the existence of multiple intermediaries often limits the ability of travel suppliers to effectively:

  . establish one-to-one personalized relationships with travelers;

  . minimize excess capacity, such as unsold airline seats and empty hotel rooms; and

  . maximize the effectiveness of affinity programs.

  Furthermore, the traditional travel procurement and supply process is labor intensive, resulting in lower employee productivity and higher costs for both businesses and travel suppliers. Deloitte & Touche estimates that the procurement process for the purchase of a single airline ticket by a business involves at least three people and takes an average of 46 minutes. Due to the complexity and inefficiency inherent in this process, we believe that businesses and travel suppliers will increasingly utilize Internet-based solutions to reduce inefficiencies and costs.

 Opportunity for an Internet-Based Travel Procurement and Supply Service

  Forrester Research estimates that online business travel expenditures will grow from $5 billion in 1999 to $38 billion in 2003. Accordingly, we believe there is a significant market opportunity for a comprehensive Internet-based service that reduces the inefficiencies in the travel procurement and supply process for businesses and travel suppliers. This service should facilitate the distribution of travel-related goods and services and provide businesses and travel suppliers with tools for the complete and timely analysis and reporting of travel-related information. Furthermore, the service should be easy to implement and compatible with businesses' and travel suppliers' existing technology.

The GetThere.com Solution

  GetThere.com is a provider of Internet-based travel procurement and supply services primarily for businesses and travel suppliers. We provide fully-managed travel reservation and booking services that enable businesses and travel suppliers to reduce current inefficiencies in the travel procurement and supply process. Our services can operate independently of third-party travel agencies and are not dependent on any single computer reservation system.

  Our services use our proprietary technology, the GT Exchange, to provide businesses, suppliers and travelers with the ability to:

  . create profiles reflecting travel preferences;

  . access airline, car rental and hotel information and availability;

  . access their privately negotiated or publicly available pricing;

  . create and ticket travel reservations;

  . access travel-related information such as news, weather and maps; and

  . collect and analyze travel data.

  Our ITN Global Manager service is designed to enable businesses with significant travel expenditures to reduce travel costs, increase employee productivity and analyze and report travel data. Our ITN FlightRez service is designed to enable travel suppliers, such as airlines, to increase revenue opportunities, reduce costs and enhance customer service. In addition, we provide a service that is designed to enable Internet-based content and electronic commerce providers and travel agencies to offer travel-related goods and services over the Internet.

 Benefits to Businesses

  Reduce costs. ITN Global Manager utilizes the Internet to further automate the travel procurement process and decrease the role of intermediaries. Our service is designed to enable businesses to significantly reduce travel-related costs, such as travel agency fees, by reducing the number of people and the time involved in processing travel-related transactions. In addition, our service is designed to lower travel costs by enforcing the use of preferred travel suppliers and negotiated rates. ITN Global Manager also provides data analysis and reporting features that enable businesses to enforce corporate travel policies and facilitate the negotiation of favorable contracts with preferred travel suppliers. The ability to monitor travel-related purchases also helps businesses control against rogue purchasing, which generally accounts for a significant portion of travel expenditures.

  Increase productivity. ITN Global Manager is designed to enable businesses to increase productivity by streamlining their internal travel procurement processes. We believe that by automating the travel procurement process, our service enables businesses to reduce the amount of time it takes to execute travel transactions and reduce the number of individuals involved. Also, business travelers can use our services to procure travel-related goods and services, 24 hours a day, seven days a week.

  Provide real-time data analysis and reporting. ITN Global Manager is designed to enable businesses to collect, analyze and report on their current and historical travel data for both online and agency-generated reservations. Businesses can utilize this information for planning and strategic purposes, including negotiating volume discounts with travel suppliers. ITN Global Manager also allows businesses to analyze useful real-time metrics, such as cost per mile, compliance with travel policies and adoption rates of online travel technologies. ITN Global Manager provides online access to this information in a variety of customer-specific, user-friendly formats.

 Benefits to Travel Suppliers

  Increase revenue opportunities. ITN FlightRez is designed to provide travel suppliers with an Internet-based sales channel enabling them to directly interact with travelers using the Internet, 24 hours a day, seven days a week. This service provides travel suppliers with the information needed to build traveler profiles, to analyze traveler usage patterns and preferences and to develop one-to-one personalized relationships. These relationships enable travel suppliers to market directly to their customers by publishing, distributing and selling special online-only promotional fares directly to them. In addition, the traveler information we provide is designed to enhance travel suppliers' ability to sell unused capacity to targeted travelers, resulting in increased revenues and improved inventory management.

  Reduce sales and distribution costs. ITN FlightRez is designed to enable travel suppliers to reduce sales and distribution costs by allowing them to sell directly to travelers over the Internet, thereby reducing or eliminating travel agency fees. By further automating their reservation processes, travel suppliers can reduce the high labor costs inherent in traditional processes. In addition, travel-related information can be distributed online, thereby reducing the costs of printing and distribution.

  Enhance customer service and increase customer loyalty. ITN FlightRez is designed to enable travel suppliers to provide their customers with real-time access to travel information, including current flight information, historical reservation bookings, flight status updates and seat maps. Additionally, ITN FlightRez can be adjusted to provide other useful travel-related information, such as news, weather, maps, driving directions, hotel locations and other destination information. In addition, our services can be customized to allow travelers to join a travel supplier's customer loyalty program, obtain account balances and redeem award travel online. We believe these features enhance customer service and increase customer loyalty. Furthermore, our services can be customized to enable travel suppliers to provide their customers with the ability to make other airline, car rental and hotel reservations so that travelers can book an entire travel itinerary from the travel supplier's Web site.

 Benefits to Internet-based Content and Electronic Commerce Providers and Travel Agencies

  We also provide our services to Internet-based content and electronic commerce providers and travel agencies that want to offer travel-related goods and services online. Our services allow these companies to offer travel reservation capabilities to attract more visitors and generate new travel-related revenues. In addition, our service allows travel agencies to extend their existing sales channel. Our service offers a variety of completely outsourced and hosted capabilities, including online booking, transaction processing, traveler support, and ticket fulfillment and delivery. Our service is designed to enable our customers to quickly and easily add online travel capabilities to their Web sites.

Our Strategy

  Our objective is to be the leading provider of Internet-based procurement and supply services for travel and other indirect goods and services. Key elements of our strategy include:

  Expand our customer base. Our current marketing activities focus on advertising in trade publications and participating in trade shows. We intend to continue to build our sales and marketing capabilities by adding personnel and conducting marketing campaigns that strengthen our brand and increase our penetration of businesses with significant travel expenditures, travel suppliers and potential Internet-based companies. We target customers that purchase or supply large volumes of travel-related goods and services and that are increasingly using the Internet as a business tool. We intend to provide these customers with high-quality transaction processing capabilities, data analysis and reporting tools and customer support. In addition, we intend to leverage our contacts in the travel industry in order to generate new customers.

  Increase adoption rates of our solutions by our business customers. We provide professional services that are designed to help our business customers develop internal programs to increase adoption rates of our ITN Global Manager service. We intend to work with our business customers to implement customer loyalty programs designed to encourage travelers to use our service. In addition, we intend to enhance the content and information available through our service such as providing improved directions and maps, and more up to date information to further improve the user experience and increase customer retention.

  Aggressively pursue other travel markets. We currently have a sales office in the United Kingdom that has conducted limited market development activities in Europe and is focused on supporting existing customers. We intend to grow our sales and marketing capabilities to target the substantial opportunities represented by small-to-medium sized businesses and seek new customers in international markets. In addition, we will continue to pursue strategic relationships to accelerate our penetration of these markets. For example, we recently signed an agreement with American Express that makes us the preferred provider of Internet-based travel procurement solutions for their small, middle and international markets.

  Further develop our technology. Our architecture is designed to be reliable, scalable and is flexible to meet the specific needs of a customer in order to meet the evolving demands of the travel procurement and supply market. We intend to continue to develop additional features and functionality.

  Leverage technology and relationships into markets for other indirect goods and services. We believe that the architecture of our travel procurement and supply services is extendable to markets for other indirect goods and services. For example, we may provide Web sites through which companies, such as telecommunications and information technology companies, can supply their goods and services. Furthermore, we believe that the relationships we have developed with our business customers will enable us to extend our services into markets for other indirect goods and services and provide us with significant cross-selling opportunities.

Services

  We provide Internet-based travel procurement and supply services for businesses, travel suppliers and other customers. Our services are fully managed by us, can be readily deployed from a limited number of users to a large number of users, can be easily adjusted to meet the specific needs of a customer and allow our customers the freedom to select their preferred computer reservation system and travel agency.

  ITN Global Manager. ITN Global Manager is a full service Internet-based travel reservation and airline ticket purchasing service for businesses. This service combines sophisticated cost, supplier, and travel policy management features with an easy to follow, user-friendly interface. Our service is adjustable to add our customers' corporate travel policies, which typically include travel class options, travel supplier preferences, hotel room rates and car rental prices.

  ITN Global Manager provides corporate travel managers with the capability to easily:

  . change computer reservation systems;

  . change, update and enforce multi-level corporate travel policies;

  . view current status of volume-based negotiated contracts;

  . specify preferred and non-preferred vendors;

  . enforce use of preferred vendors and negotiated rates;

  . generate travel reports in a variety of formats;

  . analyze current and historical travel activity for online and travel agency-generated reservations;

  . monitor traveler use and purchasing behavior; and

  . determine ticketing methods based on time and cost saving criteria.

  ITN Global Manager provides travelers with the capability to easily:

  . book a complete travel itinerary, including airlines, hotels and car rentals;

  . save profiles and preferences;

  . adjust itineraries as travel plans change;

  . view real-time airline seat maps and reserve a specific seat;

  . receive customized maps and driving directions based on their travel itineraries;

  . review previous travel itineraries;

  . compare and choose ticket prices;

  . make reservations for multiple travelers; and

  . comply with corporate travel policies.

  ITN FlightRez. ITN FlightRez is an Internet-based airline ticket purchasing and travel reservation service designed for travel suppliers. This service allows travel suppliers to serve travelers directly from the travel suppliers' Web sites. ITN FlightRez allows a travel supplier to selectively present fares, integrate programs designed to promote customer loyalty, and provide traveler support, 24 hours a day, seven days a week. In addition, ITN FlightRez allows the flexibility to design a Web site in accordance with the design specifications of the travel supplier.

  ITN FlightRez enables the travel supplier to offer:

  . a customer-specific user interface;

  . reservation capabilities for multiple airlines, hotels and car rental agencies;

  . a low-fare search engine which allows travelers to compare prices;

  . discounted fares and sales promotions;

  . targeted direct marketing campaigns through e-mail;

  . electronic-ticketing capabilities;

  . real-time seat maps for selection and reservation of specific seats;

  . maps and driving directions based on travelers' itineraries; and

  . access to previous travel itineraries.

  Services for Other Customers. We provide an Internet-based airline ticket purchasing and travel reservation service that offers the same capabilities as our ITN FlightRez service to Internet-based content and electronic commerce providers and travel agencies.

  Professional Services. Our professional services organization provides the following services:

  . design, customization, implementation and maintenance of our travel procurement and supply services;

  . training and education programs designed to promote enterprise-wide adoption of our services; and

  . technical support, implementation of product upgrades, and integration of added functionality to meet our customers' evolving needs.

  Traveler Support. We provide ticket printing and delivery and telephone support to travelers. Our objective is to assist travelers in resolving any technical, functional or travel-related questions. This support is provided from a traveler support center located in Palo Alto, California. We have also recently purchased a call center located in Fort Lauderdale, Florida, which will enable us to expand our customer support services across a wider range of time zones. We expect that this support center will be operational in late 1999.

Customers

  We primarily target businesses with significant travel expenditures, travel suppliers and Internet-based content and electronic commerce providers and travel agencies.

  Businesses. As of October 15, 1999, we had 61 business customers. The table below represents our largest business customers as measured by fees paid to us over the twelve months preceding October 1999:

   Boeing                                             Nike
   Chevron                                            PeopleSoft
   Chiron                                             PricewaterhouseCoopers
   Credit Suisse First Boston                         State Farm Insurance
   Hewlett-Packard                                    Tektronix
   Institute of Electrical and Electronics Engineers  Texas Instruments
   Kirkland and Ellis                                 Toyota
   Kodak                                              VeriFone
   Lawrence Berkeley National Laboratory              Xerox
   Nabisco
   NationsBank

  Travel suppliers and Internet-based customers. Our top five travel supplier customers, as measured by fees paid to us over the twelve months preceding October 1999, are All Nippon Airways, Lauda Airlines, National Airlines, United Air Lines and Virgin Atlantic Airways. We are developing a Web site for Northwest Airlines through which Northwest Airlines intends to offer low fare tickets. In addition, we are seeking to extend our relationship with Northwest Airlines by implementing our services for Northwest Airlines' primary Web site, www.nwa.com. We are also developing America West Airlines' Web site with our services. Our top five Internet-based content and electronic commerce providers and travel agencies, as measured by fees paid to us over the twelve months preceding October 1999, are TRAVEL.com, Computravel, Travelzoo, TRIP.com and CNN Interactive.

  We might not enter into a definitive agreement with Northwest Airlines regarding its primary Web site, and America West Airlines might not adopt our services for its Web site. See "Risk Factors--We rely on suppliers of travel services and products."

Agreement with American Express

  On September 14, 1999, we entered into an agreement with American Express under which American Express has agreed to promote and market our Internet-based travel procurement services to their customers and potential customers. These promotional and marketing efforts will include the placement of our name on American Express' travel-related Web sites and in American Express' promotional and marketing materials. Once we have completed development according to American Express' specifications, American Express will market these services to large, middle market and small business customers as well as consumers as described below:

  . Large businesses with the highest volumes of corporate air travel expenditures: American Express will promote and vigorously market, except in the United Kingdom and Germany, our services to at least 30% of a specified list of the world's largest companies during the first year, increasing to 37.5% of these companies in the second year and 45% of these companies in the third year.

  . Middle market businesses: American Express will promote and vigorously market our services for a period of three years.

  . Small businesses: American Express will exclusively use our services on its Web sites targeting small businesses for a period of three years.

  . Consumers: Starting January 27, 2000, American Express will exclusively use our services on its Web sites targeting consumers for a two-year period. In addition, commencing January 27, 2000, we will transfer the rights to the domain names, www.itn.net and www.itn.com, our consumer-oriented Web site, and the associated customer information, to American Express.

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

  Under the agreement, we will be entitled to receive fixed quarterly payments. A portion of the fixed payments will be subject to reimbursement if a specified number of visitors to www.itn.net and www.itn.com do not register on American Express' site. In addition, we will be entitled to receive transaction fees with guaranteed annual minimums. Our annual minimums are subject to reduction based upon failure to meet certain development timetables. However, we might not realize any benefit from our recent agreement with American Express, and our relationship with American Express may not be successful.

Sales and Marketing

  We market and sell our services to our customers primarily through a direct sales force with offices in the United States and the United Kingdom. Our target customers include businesses with significant travel expenditures, travel suppliers and other customers. For potential business customers, our sales efforts generally target the chief financial officer, the chief information officer and the corporate travel manager. Within travel suppliers, we generally target the officer responsible for distribution and the chief information officer. The centralization of travel procurement decisions allows us to penetrate most businesses on an enterprise-wide basis, which enables us to grow our revenues with a smaller sales force than would otherwise be possible. In addition, we believe that the relationships that we develop with senior executives through the sales process will facilitate our ability to extend our services into markets for other indirect goods and services.

  Our sales and marketing activities are aimed at educating customers and potential customers about the advantages of our services. Our marketing program includes our Web site, seminars, direct mailings, trade shows, advertising and public relations events. Our marketing organization assesses industry trends and analyzes customer and industry feedback in order to help provide product direction to our development organizations. We collect data directly from customer visits and our sales force, as well as through customer advisory meetings, forums and participation in industry trade organizations. In addition, we work with some of our customers to promote our services to others. For example, United Air Lines has promoted ITN FlightRez to its Star Alliance partners and American Express has agreed to sell and promote versions of our services.

Technology

  Our travel procurement and supply services incorporate proprietary technology and technology licensed from third parties. Our services are designed to be highly adjustable and scaleable--in other words, readily deployable to a limited number of users or to a high volume of users. All of our services use our proprietary GT Exchange technology. GT Exchange combines a proprietary database of information relating to travel services, individual traveler preferences, and company-specific travel information, with connectivity to computer reservation services, travel suppliers and the Web sites that customers use to access our services. GT Exchange provides business customers using our ITN Global Manager service with the ability to make reservations, purchase airline tickets, and access and analyze their travel related information. GT Exchange also provides our travel supplier customers using our ITN FlightRez service with the ability to offer Internet-based travel reservations and ticket purchasing and the ability to access and analyze consumer travel information.

  Highly adjustable architecture. As of July 31, 1999, we hosted more than 200 travel booking Web sites running similar executable application codes configured for a customer's set of business rules and the appearance and navigation of the customer's Web site. This system can be rapidly deployed and adjusted for each customer. The architecture relies on a three-layer system design, which enables the customization of each Web site. The presentation layer is served by Netscape Enterprise Server software with the dynamic rendering of Web pages done by a combination of a proprietary command language/interpreter, HTML and Javascript. Most of the business logic rules in the application layer can be readily adjusted by either our personnel or by our customers. All adjustment is done with special security access through a Web browser. The data layer is managed in either a commercial relational or a proprietary database, depending on the nature of the database records.

  Scalable platforms. In order to design a highly scalable and reliable environment, we use only commercially-supported versions of the Unix operating system. All application and Web servers run on Sun

Microsystem's Solaris and Hewlett Packard's HP-UX operating systems. We continually evaluate our capacity needs to better meet customer demand for scalability.

  Data center operations. In addition to our data center in Palo Alto, California, we have data centers at Exodus Communications' facilities in Santa Clara, California and Sterling, Virginia. Communication between the two Exodus centers takes place across a portion of a fiber optic line. This network design enables automatic switching of data paths in the event of an outage on one of the network switches. Routers enable our customers to access these data centers through either the Internet, a dedicated T1 line or other leased-line circuits. We balance traffic across the various Web servers and across these data centers.

  Development methodology. Our services are developed using commercially available compilers, debuggers and profiling tools. All of our releases are preceded by a rigorous testing process. In addition, we schedule and release upgrades to our services on a regular basis.

  We currently license third-party technology and will continue to evaluate third-party technology for integration into our services. For example, we license data analysis and reporting software from Cognos, Inc. for our services.

Competition

  The market for Internet-based travel procurement and supply services is new, intensely competitive and rapidly evolving and we expect competition to intensify in the future. Increased competition is likely to result in price reductions, reduced gross profits and loss of market share, any of which could harm our revenues and results of operations. We currently, or potentially may, compete with a variety of companies. Our primary competition currently comes from or is anticipated to come from companies in the following categories:

  . providers of online travel products and services to businesses, such as Sabre BTS, Oracle Corporation's eTravel, XTRA On Line, American Express AXI and Microsoft;

  . other online providers of indirect goods and services such as Ariba and Commerce One; and

  . traditional travel service providers, including travel agencies.

  In addition, we compete with consumer Web sites, such as Microsoft's Expedia, Sabre's Travelocity, which recently announced the acquisition of Preview Travel.

  We believe the principal factors on which we compete include:

  . cost effectiveness of our services;

  . flexibility to operate with multiple travel agencies and computer reservation systems;

  . ease of implementation and customization;

  . data analysis and reporting capabilities;

  . traveler and technical support;

  . convenience and ease of use;

  . selection of services;

  . reliability and speed of fulfillment; and

  . price.

  Some of our competitors and potential competitors have longer operating histories and significantly greater financial resources and name recognition than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. In addition, many of these companies may have more technical and marketing personnel, and more established customer support and professional services organizations than we do. Furthermore, as new participants enter the online travel procurement and supply market, we will face increased competition. Potential competitors, such as online providers of indirect goods and services, may incorporate online travel-related services into their existing product offerings. It is also possible that new competitors or alliances among our competitors may emerge and rapidly acquire significant market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can, which could cause our services to become obsolete.

Intellectual Property and Other Proprietary Rights

  We depend on our ability to develop and maintain the proprietary aspects of our technology. To protect our proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets and patent, copyright and trademark laws.

  We seek to protect our trade secrets through a number of means, including but not limited to, requiring those persons with access to our proprietary information, including all of our employees and consultants, to execute confidentiality agreements with us and restricting access to our source code, trade secrets and other intellectual property. We seek to protect our services, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot assure you that any of our proprietary rights will be viable or of value in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and constantly evolving.

  We presently have one U.S. patent application pending. It is possible that any pending or future patents, if issued, may be successfully challenged, or that no patents will be issued from our pending patent application. It is also possible that we may not develop proprietary services or technologies that are patentable, that any patent issued to us may not provide us with any competitive advantages, or that the patents of others will seriously harm our ability to do business.

  ITN is registered as a trademark in the United States. We have filed trademark applications in the United States for GetThere.com, ITN FlightRez and ITN Global Manager. We have filed trademark applications in the European Union for GetThere, ITN FlightRez and ITN Global Manager. In addition, we have filed a trademark application in Tunisia for GetThere. The above mentioned trademark applications are subject to review by the applicable governmental authority, may be opposed by private parties and may not be issued. In addition, any claims or customer confusion related to our trademark, or our failure to obtain trademark registration, would harm our business and operating results. We are aware of a pending trademark application in the European Union filed by a company for the mark GETTHERE!. We have discussed the rights related to this mark with this company and have not resolved this matter. If it is determined that the mark is validly held by this company, we may be unable to use the mark in the European Union, which could significantly harm our ability to expand our brand awareness in the European Union.

  We rely on technology that we license from third parties, including software that is integrated with internally developed software and systems. If we are unable to continue to license any of this software on commercially reasonable terms, we will face delays in releases of our software until equivalent technology can be identified, licensed or developed, and integrated into our current services. These delays, if they occur, could seriously harm our business.

  Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our services or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our services or design around patents issued to us or our other intellectual property.

  There has been a substantial amount of litigation in the Internet industry regarding intellectual property rights. It is possible that in the future third parties may claim that we or our current or potential future services infringe their intellectual property. We expect that providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays in releases of our services or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

Government Regulation

  Certain segments of the travel industry are heavily regulated by the United States and international governments, and accordingly our services are affected by such regulations. For example, we are subject to United States Department of Transportation regulations prohibiting unfair and deceptive practices. In addition, Department of Transportation regulations concerning the display and presentation of information that are currently applicable to the computer reservation systems could be extended to us in the future, as well as other laws and regulations aimed at protecting consumers accessing online travel services. In California, under the Seller of Travel Act, we are required to register as a seller of travel, comply with certain disclosure requirements and participate in California's restitution fund.

  We are also subject to regulations applicable to businesses generally and laws or regulations directly applicable to online commerce. Although there are currently few laws and regulations directly applicable to the Internet and commercial online services, it is possible that a number of laws and regulations may be adopted covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. For example, some consumer organizations have raised concerns claiming that favorable pricing terms provided by travel suppliers solely to online users is unfair and discriminatory against those without Internet access. Furthermore, the growth and development of the market for electronic commerce may lead to more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could decrease the demand for our services and increase our cost of doing business.

  Moreover, the applicability to the Internet and commercial online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in electronic commerce, and new state tax regulations may subject us to additional state sales and income taxes. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and commercial online services could significantly harm our business and operating results.

Employees

  At October 15, 1999, we had a total of 271 employees. None of our employees is subject to a collective bargaining agreement and we believe that our relations with our employees are good.

  Our future operating results depend in significant part on the continued service of our key technical, sales and senior management personnel, none of whom are bound to serve us for any specified term. Our future success also depends on our ability to attract and retain highly qualified technical, sales and senior management personnel. Competition for these personnel is intense, and we may not be able to retain our key technical, sales and senior management personnel or attract these personnel in the future. We have experienced difficulty in recruiting qualified technical, sales and senior management personnel, and we expect to experience these difficulties in the future. If we are unable to hire and retain qualified personnel in the future, our business and operating results could be significantly harmed.

Facilities

  Our principal executive offices are located in Menlo Park, California, where we lease approximately 66,000 square feet under a lease that expires in May 2004. We also lease approximately 6,000 square feet of office space in Palo Alto, California, under leases with varying expiration dates through March 2001. We have recently acquired a call center located in Fort Lauderdale, Florida, where we lease approximately 10,000 square feet under leases with varying expiration dates through May 2001. We also have a sales office in the United Kingdom, where we lease approximately 300 square feet under a lease that expires in September 1999. We have entered into a lease for approximately 5,000 square feet for an engineering development center in Dallas, Texas.

Legal Proceedings

  We are not aware of any pending legal proceedings against us that, individually or in the aggregate, would significantly harm our business and operating results. In the future, we may be party to litigation arising in the course of our business, including claims that we allegedly infringe third-party intellectual property rights. These claims, even if not meritorious, could be time consuming, result in costly litigation or arbitration and divert the attention of management.

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

                                   MANAGEMENT

Executive Officers and Directors

  Our executive officers and directors and their ages as of October 15, 1999 are as follows:

 Name                                  Age  Position
 Gadi Maier..........................  42   President, Chief Executive Officer
                                            and Director
 Kenneth R. Pelowski.................  40   Chief Operating Officer, Chief
                                            Financial Officer and Director
 Eric Sirkin.........................  47   Vice President of Engineering
 Daniel Whaley.......................  30   Chief Technical Officer and
                                            Director
 Richard D.C. Whilden................  66   Chairman of the Board and Director
 Jeffrey D. Brody....................  39   Director
 William R. Hambrecht................  64   Director
 John Ueberroth......................  56   Director
 Dale J. Vogel.......................  55   Director

  Gadi Maier has served as president, chief executive officer and as a director since January 1999. From August 1997 to December 1998, he served as chief executive officer of Memco Software, which provides security technology as well as UNIX and NT security software. Prior to Memco, Mr. Maier served as vice-president and general manager for Cisco Systems' Internet Business Unit from June 1996 to August 1997. From September 1988 to June 1996, Mr. Maier worked at Oracle Corporation, where he held various senior management positions, including founder of Oracle/Japan, general manager for new technologies, and head of worldwide sales and operations for the Network Computer Division. Mr. Maier received his B.S. in natural resource economics as well as his M.B.A. in marketing and finance from the University of California, Berkeley.

  Kenneth R. Pelowski has served as chief operating officer and chief financial officer since April 1999 and as a director since October 1999. From September 1997 to March 1999, he served as executive vice president and chief financial officer of Preview Travel, a company that provides online travel services for small business and leisure travelers. From July 1996 to August 1997, Mr. Pelowski served as vice president of corporate development for General Instruments. From March 1995 to July 1996, he worked at Quantum Corporation, where he served as vice president for corporate planning and development. Prior to this, Mr. Pelowski spent seven years at Sun Microsystems, where he served as senior director for corporate development. Mr. Pelowski holds a B.S.E. in electrical engineering from the University of Michigan, an M.S.E. in computer engineering from Wayne State University, and an M.B.A. from the University of Michigan.

  Eric Sirkin has served as vice president of engineering since December 1998. From August 1998 to December 1998, he acted as vice-president of engineering at Filanet Corporation, which creates networking products for computer systems. From December 1997 to April 1998, Dr. Sirkin served as vice president of product development at Signafy Corporation, a software application company. From January 1991 to March 1997, Dr. Sirkin served as director of interactive media systems at Apple Computer, Inc. Earlier in his eighteen-year career in the computer industry, Dr. Sirkin held various positions at Xerox Palo Alto Research Corporation and Zoran Corporation. Dr. Sirkin received his B.S.C. in chemistry from the University of Wisconsin at Madison and his Ph.D in chemistry from the University of California, Berkeley.

  Daniel Whaley is one of the founders of GetThere.com and has served as a director since August 1995. He is currently serving as our chief technical officer. Previously, he has held the positions of president and vice president of engineering. Prior to founding GetThere.com, Mr. Whaley served as vice president of Sunnyside Computing from March 1994 to April 1995. He holds a B.A. in English from the University of Illinois.

  Richard D.C. Whilden has served as chairman of the board of directors and as a director of GetThere.com since May 1996. He served as our chief executive officer from March 1998 until January 1999. Mr. Whilden currently serves as a principal of the Contrarian Group, an investment management company. He is a director of Ambassadors International, Inc., an educational travel, travel services and performance improvement company, and also served as the managing director for the recently completed Council on California Competitiveness. Mr. Whilden was formerly chairman and chief executive officer of Independent Bancorp of Arizona, which was sold to Norwest Bank in 1995. Prior to that he was an executive vice president for TRW where he was responsible for all of TRW's consumer credit reporting and related information services businesses. Earlier at TRW he had extensive management responsibilities in their aerospace division. Mr. Whilden successfully developed a major spacecraft program at NASA, for which he was awarded the Public Service Medal. Mr. Whilden received his B.S. in business from the University of the Redlands.

  Jeffrey D. Brody has served as a director since April 1996. Mr. Brody has been employed at Brentwood Venture Capital since April 1994, and has been a general partner since October 1995. From December 1988 to April 1994, Mr. Brody was senior vice president of Comdisco Ventures, a venture leasing company. Mr. Brody is a member of the board of directors of Concur Technologies and NextCard, Inc., and serves on the compensation committee for both companies. Mr. Brody also serves on the board of directors of several private companies. He received his B.S. in engineering from the University of California, Berkeley, and his M.B.A. from the Stanford University Graduate School of Business.

  William R. Hambrecht has served as a director since May 1998. He is currently the chairman and chief executive officer of WR Hambrecht + Co, a full service Internet investment bank, which he founded in 1998. Prior to this, Mr. Hambrecht was with Hambrecht & Quist, an investment banking firm specializing in high growth technology companies, which he co-founded in 1968. He sits on the board of KQED, Inc., San Francisco's public radio and television station, and Beacon Education Management, which manages charter schools. Mr. Hambrecht holds a B.A. from Princeton University.

  John Ueberroth has served as a director since April 1996. Mr. Ueberroth has served as president, chief executive officer, and a director of Ambassadors International, Inc., an educational travel, travel services and performance improvement company, since 1995, and as president of Ambassadors Performance Group, Inc. since April 1999. Since 1989, Mr. Ueberroth has been a principal of The Contrarian Group, an investment management company. From 1990 to 1993, he served as chairman and chief executive officer of Hawaiian Airlines. From 1980 to 1989, Mr. Ueberroth served as president of Carlson Travel Group. He currently serves as co-chairman and is a director of SatoTravel. Mr. Ueberroth received his B.S. in business administration from the University of California, Berkeley, and his M.B.A. from the University of Southern California. Mr. Ueberroth also served as a Lieutenant in the United States Navy.

  Dale J. Vogel has served as a director since April 1997. Mr. Vogel is currently a partner with U.S. Venture Partners, and has been with the firm since April 1990. From July 1984 until April 1990, Mr. Vogel was a partner with Norwest Venture Capital. He served as president of K2 Corporation from 1980 until 1984. Mr. Vogel serves on the boards of Concur Technologies and Gymboree Corporation, and currently serves on several private company boards. Mr. Vogel received his B.S. in industrial engineering from San Jose State University, and his M.B.A. from Harvard Business School.

Classified Board of Directors

  Our certificate of incorporation provides that all directors, other than those elected by our series D1, series D2 or series D3 convertible preferred stock, will be part of a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, only a portion of our directors will be elected each year. Under this classified structure, three of the directors (Messrs. Hambrecht, Pelowski and Whaley) have been elected to one-year terms. Two of the directors (Messrs. Brody and Ueberroth) have been elected to two-year terms and three of the directors (Messrs. Maier, Vogel and Whilden) have been elected to three-year terms. Upon the completion of these terms, directors, other than those elected by the series D1, series D2 and Series D3 convertible preferred stock, will be elected for three-year terms. See "Description of Capital Stock--Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws, Delaware Law and Standstill Agreement."

Rights to Elect Directors

  Under our certificate of incorporation, each of the series D1, series D2 and series D3 convertible preferred stock is entitled to elect one director to our board of directors. Each of these series has only one share authorized. American Express owns the series D3 convertible preferred share, and, as discussed below, United Air Lines, through its wholly owned subsidiary Covia LLC, has an option to purchase the series D1 and series D2 convertible preferred shares. American Express, as the holder of the one outstanding share of series D3 convertible preferred stock, has the right to elect a person to our board of directors.

  Under the terms of our shareholders agreement, so long as Covia (and/or United Air Lines or an entity controlling or controlled by United Air Lines) holds at least 3,651,430 shares of our common stock (assuming exercise of any warrants to purchase our common stock currently held by Covia) and Covia does not hold our series D1 convertible preferred stock or series D2 convertible preferred stock, we will use our best efforts to nominate for election to our board of directors one person that is an independent industry representative or a representative of one of our strategic partners that is satisfactory to United Air Lines. In addition, under the terms of our shareholders agreement we will also invite, subject to our fiduciary obligations, a representative of United Air Lines to attend our board of directors meetings in a nonvoting observer capacity. These rights terminate upon the earlier of the following:

  .  Covia purchases our series D1 or D2 convertible preferred stock;

  . Covia (and/or United Air Lines or an entity controlling or controlled by United Air Lines) holds less than 3,651,430 shares of our common stock (assuming exercise of any warrants to purchase our common stock currently held by Covia);

  .  May 10, 2001;

  . a breach of the standstill agreement by a party to the agreement other than Covia or United Air Lines, unless the breach is unintentional and cured within a specified time; or

  .  a third party's:

    . commencement of or publicly announced intention to acquire 15% or more of our outstanding stock (or 10% or more of our outstanding stock in the case of certain specified companies);

    . acquisition or beneficial ownership of 15% or more of our outstanding stock (or 10% or more of our outstanding stock in the case of certain specified companies), provided that the third party has also filed a
       Schedule 13D reserving the right to hold the securities with the purpose of changing or influencing control over us;

    .  acquisition of all or substantially all of our assets;

    . filing a notification under the Hart-Scott-Rodino Act reflecting an intent to acquire all or substantially all of our assets;

    . agreement to acquire us or public announcement of its intention to acquire us;

    . solicitation of proxies in opposition to any proxy solicitation being conducted by us;

    . public announcement of its intention to do any of the foregoing actions; or

    . entering into substantive discussions with our board of directors or any of our executive officers with knowledge of any four members of our board of directors regarding any of the foregoing actions.

  In addition, we have granted an option to Covia to purchase one share of our series D1 convertible preferred stock and one share of our series D2 convertible preferred stock at an exercise price of $10.00 per share. Covia must hold at least 2,434,287 shares of our capital stock in order to exercise its right to purchase the share of series D1 convertible preferred stock. Covia must hold at least 3,651,430 shares of our capital stock in order to exercise its right to purchase the share of series D2 convertible preferred stock. If Covia purchases the share of series D1 convertible preferred stock, Covia will have the right to elect a person to our board of directors so long as Covia holds the share of Series D1 convertible preferred stock. If Covia purchases the share of series D2 convertible preferred stock, Covia will have the right to elect another person to our board of directors so long as Covia holds the share of series D2 convertible preferred stock. Furthermore, if Covia purchases either the share of series D1 convertible preferred stock or the share of series D2 convertible preferred stock, our obligation to nominate a board member satisfactory to United Air Lines and the right to have a representative of United Air Lines to attend our board of directors meetings will terminate.

  The option to purchase our series D1 convertible or series D2 convertible preferred stock will terminate on the earlier of:

  . May 10, 2001;

  . a breach of the standstill agreement by a party to the agreement other than Covia or United Air Lines, unless the breach is unintentional and cured within a specified time;

  . a third party's:

    . commencement of or publicly announced intention to acquire 15% or more of our outstanding stock (or 10% or more of our outstanding stock in the case of certain specified companies);

    . acquisition or beneficial ownership of 15% or more of our outstanding stock (or 10% or more of our outstanding stock in the case of certain specified companies), provided that the third party has also filed a
      Schedule 13D reserving the right to hold the securities with the purpose of changing or influencing control over us;

    . acquisition of all or substantially all our assets;

    . filing a notification under the Hart-Scott-Rodino Act reflecting an intent to acquire all or substantially all of our assets;

    . agreement to acquire us or public announcement of its intention to acquire us;

    . solicitation of proxies in opposition to any proxy solicitation being conducted by us;

    . public announcement of its intention to do any of the foregoing actions; or

    . entering into substantive discussions with our board of directors or any of our executive officers with knowledge of any four members of our board of directors regarding any of the foregoing actions;

  . Covia's breach of its standstill agreement with us;

  . Covia's transfer or attempt to transfer the option to an entity that does not control or is not controlled by United Air Lines; or

  . Covia holding less than 2,434,287 shares of our common stock (assuming exercise of warrants currently held by Covia).

  In addition, we have the right to repurchase the series D1 and D2 convertible preferred stock at Covia's original purchase price upon the occurrence of any of the events specified above.

  We also have the right to repurchase the share of series D1 convertible preferred stock if Covia holds less than 2,434,287 shares of our common stock and the right to repurchase the share of Series D2 convertible preferred stock if Covia holds less than 3,651,430 shares of our common stock (in each case assuming the exercise of warrants currently held by Covia).

  On the date when either an arbitrator or court determines that the director elected by the holder of series D3 convertible preferred stock unreasonably refused to recuse himself or herself from any meeting of our board of directors or a committee of the board following a request for recusal made by a majority of the remainder of the board, the holder of series D3 convertible preferred stock will take all necessary action to convert the share of series D3 preferred stock into a share of our common stock.

  Upon the conversion of our series D1, series D2 or series D3 convertible preferred stock, any directors who are then serving on the board of directors at the election of the series D1, series D2 or Series D3 convertible preferred stock will remain on the board of directors, but as directors within one of the classes within the classified portion of our board of directors.

  For a description of the rights of our series D1 convertible preferred stock, series D2 convertible preferred stock and series D3 convertible preferred stock, including conversion rights, see "Description of Capital Stock."

Board Committees

  The board of directors has established a compensation committee and an audit committee.

  Audit Committee. The audit committee of the board of directors has responsibility for reviewing and monitoring our corporate financial reporting and external audits, including our internal control functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with management and our independent auditors before the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Messrs. Whilden and Vogel.

  Compensation Committee. The compensation committee of the board of directors reviews and makes recommendations to the board regarding all forms of compensation provided to our executive officers and directors, including stock compensation and loans. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all of our employees. As part of these responsibilities the compensation committee also administers or will administer our 1996 stock plan, 1999 equity incentive plan and 1999 employee stock purchase plan. The current members of the compensation committee are Messrs. Brody, Ueberroth and Vogel.

Director Compensation

  Although we reimburse members of the board of directors for their out-of-pocket expenses associated with their participation as members of the board of directors, directors receive no cash compensation for their service as directors or for their service on any committee of the board of directors. We may, in the future, adopt a cash compensation plan for non-employee members of our board of directors. Non-employee directors are eligible to receive automatic grants of options to purchase shares of our common stock. For more information see "Stock Plans--1999 Directors' Stock Option Plan."

Compensation Committee Interlocks and Insider Participation

  None of our executive officers serve on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board or compensation committee, nor has any such interlocking relationship existed in the past.

Indemnification of Directors and Executive Officers and Limitation of Liability

  As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

  . for any transaction from which the director derived an improper personal benefit.

  Our amended and restated bylaws further provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by

Delaware law. We currently maintain liability insurance for our officers and directors, and have received approval from our board to purchase additional directors' and officers' liability coverage with respect to our initial public offering.

  We have entered into indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify such directors and officers for certain expenses (including attorneys' fees), judgments, fines, penalties and settlement amounts incurred by any such person in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism by reason of any event or occurrence arising out of such person's services as a director or officer of GetThere.com or any other entity for which such services are performed at the request of GetThere.com.

  There is no pending litigation or proceeding involving any of our directors, officers, employees or agents as to which indemnification is being sought. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for such indemnification.

Executive Compensation

  The following table sets forth information regarding the compensation for the fiscal year ended January 31, 1999, of each individual who served as our chief executive officer during that fiscal year and our other executive officers who served as executive officers at the end of that fiscal year. These individuals are collectively referred to as Named Executive Officers.

                           Summary Compensation Table

                                                        Long-Term Compensation
                                  Annual Compensation           Awards
                                  -------------------- -------------------------
                                                        Restricted   Securities
                                                          Stock      Underlying
Name and Principal Position       Salary ($) Bonus ($) Award(s) ($)  Options (#)
Gadi Maier(1)....................   20,769       --          --        100,000
 president and chief executive
 officer

Richard D.C. Whilden(2)..........  237,827       --      104,000(3)        --
 former president and chief
 executive officer

Kenneth G. Swanton(4)............  233,358    15,000         --            --
 former president and chief
 executive officer

Eric R. Sirkin(5)................   22,212       --          --        450,000
 vice president of engineering

Daniel Whaley....................  155,385     4,000         --            --
 chief technical officer

---------------------
(1) Mr. Maier became an employee on December 28, 1998, and became our president and chief executive officer on January 11, 1999. His current annual salary is $240,000.
(2) Mr. Whilden served as our president and chief executive officer on an interim basis from March 11, 1998, to January 11, 1999. The amount shown as Mr. Whilden's salary includes $35,250 paid to him for services rendered as a member of our board of directors.
(3) This award covered 650,000 restricted shares of our common stock of which 162,500 shares were fully vested at the time of the award. During the period from March 10, 1998 through March 9, 1999, the remaining unvested shares vested at the rate of 13,542 for each month of continuous service completed by Mr. Whilden in any capacity. During the period from March 10, 1999 through March 9, 2000, the shares vest at the rate of 27,083 for each month of continuous service. All of the shares vest on March 10, 2000, if Mr. Whilden's service is continuous until that date. As of January 31, 1999, Mr. Whilden held 650,000 shares of our restricted stock with an aggregate value on that date of $650,000. The shares currently do not pay dividends but have the same dividend rights as the other shares of our common stock.
(4) Mr. Swanton served as our president and chief executive officer until March 11, 1998. He remained an employee until August 31, 1998.
(5) Dr. Sirkin became an employee on December 7, 1998. His current annual salary is $165,000.

Option Grants in Last Fiscal Year

  The table below sets forth each grant of stock options to each of the Named Executive Officers during the fiscal year ended January 31, 1999.

  The exercise price of each option was equal to the fair market value of our common stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. Some of our officers may also pay the exercise price with a promissory note. The fair market value of our common stock was estimated by the board of directors on the basis of the purchase price paid by investors for shares of our preferred stock (taking into account the liquidation preferences and other rights, privileges and preferences associated with the preferred stock) and an evaluation by the board of our revenues, operating history and prospects.

  The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the estimated fair market value on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The initial public offering price is higher than the estimated fair market value on the date of grant, and the potential realizable value of the option grants would be significantly higher than the numbers shown in the table if future stock prices were projected to the end of the option term by applying the same annual rates of stock price appreciation to the initial public offering price.

                                                                             Potential Realizable
                                                                               Value at Assumed
                                                                                Annual Rates of
                                                                                  Stock Price
                                                                               Appreciation for
                                         Individual Grants                        Option Term
                         --------------------------------------------------- ---------------------
                                        Percent of
                         Number of        Total
                         Securities      Options
                         Underlying     Granted to
                          Options      Employees in    Exercise   Expiration
Name                      Granted     Fiscal Year(1) Price ($/Sh)    Date      5% ($)    10% ($)
Gadi Maier..............  100,000(2)       6.43%         1.00     12/27/2008     62,889    159,374
Richard D.C. Whilden....      --            --            --             --         --         --
Kenneth G. Swanton......      --            --            --             --         --         --
Eric R. Sirkin..........  450,000(3)      28.95%         1.00     12/16/2008    283,003    717,184
Daniel Whaley...........      --            --            --             --         --         --

---------------------
(1) Based on a total of 1,554,250 option shares granted to our employees under our 1996 stock incentive plan during fiscal 1999.
(2) This option is exercisable at any time. However, we may repurchase the shares acquired by exercising the option at the original exercise price if the optionee's service terminates before the shares vest. The shares vest on the earliest of (a) the date when the optionee completes 12 months of continuous service, (b) the date of the optionee's death, (c) termination of the optionee's service due to disability or (d) the date when GetThere.com is subject to a change in control.
(3) This option is exercisable at any time with respect to 100,000 shares, became exercisable on January 1, 1999, with respect to 100,000 shares, becomes exercisable on January 1, 2000, with respect to 100,000 shares, becomes exercisable on January 1, 2001, with respect to 100,000 shares and becomes exercisable on January 1, 2002, with respect to the remaining 50,000 shares. We may repurchase the shares acquired by exercising the option at the original exercise price if the optionee's service terminates before the shares vest. 56,250 of the shares vest when the optionee completes six months of continuous service. 9,375 of the shares vest when the optionee completes each month of continuous service thereafter, until all shares are vested after four years of service. The shares vest in full if GetThere.com is subject to a change in control.

Fiscal Year End Option Values

  The following table sets forth, for each Named Executive Officer, the number and value of securities underlying options that were held by him as of January 31, 1999. No options were exercised by Named Executive Officers in the year ended January 31, 1999.

  Amounts shown under the column "Value of Unexercised In-the-Money Options at Fiscal Year End" are based on the fair market value of our common stock at January 31, 1999, as determined by our board of directors at that time, $1.00 per share, less the exercise price payable for such shares. The fair market value of our common stock at January 31, 1999 was estimated by the board of directors on the basis of the purchase price paid by investors for shares of our preferred stock, taking into account the liquidation preferences and other rights, privileges and preferences associated with the preferred stock, and an evaluation by the board of our revenues, operating history and prospects. The initial public offering price is higher than the estimated fair market value on January 31, 1999, and the value of unexercised options would be higher than the numbers shown in the table if the value were calculated by subtracting the exercise price from the initial public offering price.

  Mr. Maier's options are immediately exercisable for all of the option shares, and Dr. Sirkin's options become exercisable over time as described above. We may repurchase the shares acquired by exercising any of these options at the original exercise price if the optionee's service terminates before the shares vest as described above. The heading "Vested" refers to shares that are no longer subject to repurchase, and the heading "Unvested" refers to shares that remain subject to repurchase as of January 31, 1999.

                                   Number of Securities         Value of
                                        Underlying             Unexercised
                                        Unexercised           In-the-Money
                                     Options at Fiscal      Options at Fiscal
                                       Year End (#)           Year End ($)
                                   -----------------------  --------------------
Name                                Vested     Unvested     Vested     Unvested
Gadi Maier........................        --       100,000         --          --
Richard D.C. Whilden..............        --           --          --          --
Kenneth G. Swanton................        --           --          --          --
Eric R. Sirkin....................        --       450,000         --          --
Daniel Whaley.....................        --           --          --          --

Employment Agreements and Change of Control Arrangements

  Gadi Maier. We entered into an employment agreement, dated January 11, 1999, with Gadi Maier, our president and chief executive officer. Under the agreement, Mr. Maier's annual salary may not be less than $240,000, and he is entitled to an annual bonus of at least $60,000. The agreement further provides that Mr. Maier will receive options to purchase 1,743,675 shares of our common stock at an exercise price of $1.00 per share, which was the fair market value at the time of grant (as determined by our board of directors). One-seventh of the option shares vests when he completes 12 months of service, and the balance vests in a series of equal installments when he completes each of his first 48 months of service. All or part of the option shares will vest on an accelerated basis if Mr. Maier's service terminates because of his death or disability or if GetThere.com is subject to a change in control. Mr. Maier has registration rights with respect to his option shares. If Mr. Maier is actually or constructively discharged without cause, he is entitled to a lump sum severance benefit equal to his base salary and minimum bonus for a period of nine months (if the discharge occurs before January 12, 2000) or a period of 12 months (if the discharge occurs on or after January 12, 2000). During the same period, group insurance coverage will continue and Mr. Maier will be subject to a non-competition covenant. We will also reimburse Mr. Maier for a part of any excise tax imposed on him under section 4999 of the Internal Revenue Code as the result of a severance payment or option acceleration following a change in control.

  Kenneth R. Pelowski. We entered into an employment agreement with our chief operating officer and chief financial officer, Kenneth R. Pelowski, dated March 25, 1999. Under the agreement, he is entitled to an annual salary of $175,000 and a cash bonus of up to $50,000 per year. He was also entitled to an option to purchase 500,000 shares of our common stock with an exercise price of $1.00 per share, which was the fair market value at the time of grant (as determined by our board of directors). These shares are subject to our standard vesting schedule, which provides that one-eighth of the shares vest after six months of service and the balance vests in equal monthly installments over the next 42 months of continuous service. If Mr. Pelowski is actually or constructively discharged within 18 months after GetThere.com is subject to a change in control, then all shares vest. We will reimburse Mr. Pelowski for a part of any excise tax imposed on him under section 4999 of the Internal Revenue Code as the result of a severance payment or option acceleration following a change in control. In connection with his employment with us, Mr. Pelowski assigned a business concept to us. In return, we granted him 125,000 restricted shares of our common stock. These shares vest in 24 equal monthly installments commencing on March 29, 1999, subject to Mr. Pelowski's continuing service.

  Eric R. Sirkin. On November 16, 1998, we entered into an agreement with Eric
R. Sirkin, our vice president of engineering. Under the agreement, Dr. Sirkin's minimum salary is $165,000 per year. He was also entitled to receive an option covering 450,000 shares of our common stock. The agreement further provides that these shares will vest in full if GetThere.com is subject to a change in control. If we terminate Dr. Sirkin's employment without cause, he is entitled to four months' salary.

  Richard D.C. Whilden. We entered into an agreement dated March 1, 1999, with Richard D.C. Whilden, the chairman of our board of directors and our former president and chief executive officer. Under the agreement, Mr. Whilden remained a full-time employee until March 15, 1999. During the following 12 months, Mr. Whilden is obligated to make himself available to provide consulting services. He is receiving a retainer of $5,000 per month for up to two days of consulting per month. Additional services are compensated at the rate of $2,000 per day. Either we or Mr. Whilden may terminate the consulting services at any time, but the $5,000 monthly retainer will continue through December 1999 if we terminate the consulting services before that date. Moreover, if Mr. Whilden's service as a consultant or director terminates for any reason other than voluntary resignation before March 15, 2000, then he will receive service credit through that date for purposes of vesting in his restricted shares of our common stock. Under the agreement, the 650,000 restricted shares granted to Mr. Whilden in 1998 are vesting at an accelerated rate (27,083 shares per month during the period from March 1999 to March 2000) and will be fully vested on March 10, 2000, if his service continues until then. All of these shares vest if GetThere.com is subject to a change in control.

  Kenneth G. Swanton. We entered into an agreement dated March 11, 1998, with Kenneth G. Swanton, our former president and chief executive officer, and amended that agreement on June 30, 1998. Under that agreement, as amended, Mr. Swanton resigned as our president and chief executive officer on March 11, 1998, but remained employed as the vice chairman of our board of directors until August 31, 1998. As vice chairman, Mr. Swanton was paid an annual salary of $225,000. Mr. Swanton received severance payments at the same rate until January 31, 1999, and group insurance coverage also continued until that date. For purposes of determining the vested portion of the restricted shares that we had granted to Mr. Swanton, his service was deemed to continue until September 10, 1998.

Stock Plans

 1999 Stock Incentive Plan

  Share Reserve. Our board of directors adopted our 1999 stock incentive plan on August 16, 1999, subject to stockholders approval. We have reserved five million shares of our common stock for issuance under the 1999 stock incentive plan. On February 1 of each year, starting with the year 2001, the number of shares in the reserve will automatically increase by 4% of the total number of shares of common stock that are outstanding at that time or, if less, by three million shares. In general, if options or shares awarded under the 1999 stock incentive plan are forfeited, then those options or shares will again become available for awards under the 1999 stock incentive plan. We have not yet granted any options under the 1999 stock incentive plan.

  Administration. The compensation committee of our board of directors administers the 1999 stock incentive plan. The committee has the complete discretion to make all decisions relating to the interpretation and operation of our 1999 stock incentive plan. The committee has the discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be (if any), and what the other features and conditions of each award will be. The compensation committee may also reprice outstanding options and modify outstanding awards in other ways.

  Eligibility. The following groups of individuals are eligible to participate in the 1999 stock incentive plan:

  . employees;

  . members of our board of directors who are not employees; and

  . consultants.

  Types of Award. The 1999 stock incentive plan provides for the following types of award:

  . incentive stock options to purchase shares of our common stock;

  . nonstatutory stock options to purchase shares of our common stock; and

  . restricted shares of our common stock.

  Options. An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986. On the other hand, nonstatutory stock options do not qualify for such favorable tax treatment. The exercise price for incentive stock options granted under the 1999 Stock Incentive Plan may not be less than 100% of the fair market value of our common stock on the option grant date. In the case of nonstatutory stock options, the minimum exercise price is 70% of the fair market value of our common stock on the option grant date. Optionees may pay the exercise price by using:

  . cash;

  . shares of common stock that the optionee already owns;

  . a full-recourse promissory note, except that the par value of newly issued shares must be paid in cash;

  . an immediate sale of the option shares through a broker designated by us;
    or

  . a loan from a broker designated by us, secured by the option shares.

  Options vest at the time or times determined by the compensation committee. In most cases, our options vest over the four-year period following the date of grant. Options generally expire 10 years after they are granted, except that they generally expire earlier if the optionee's service terminates earlier. The 1999 stock incentive plan provides that no participant may receive options covering more than five million shares in the same year.

  Restricted Shares. Restricted shares may be awarded under the 1999 stock incentive plan in return for:

  . cash;

  . a full-recourse promissory note, except that the par value of newly issued shares must be paid in cash;

  . services already provided to us; and

  . in the case of treasury shares only, services to be provided to us in the future.

  Restricted shares vest at the time or times determined by the compensation committee.

  Change in Control. The compensation committee determines to what extent an option or restricted stock award under the 1999 stock incentive plan will vest on an accelerated basis if GetThere.com is subject to a change in control. Vesting could accelerate in full, or it could apply only to a part of an award. Accelerated vesting could occur immediately after the change in control, or it could be contingent upon the involuntary or constructive discharge of the participant following the change in control. In general, all awards will vest in full upon a change in control if the surviving corporation fails to assume the award or to replace it with a comparable award. A change in control includes:

  . a merger of GetThere.com after which our stockholders own 50% or less of the surviving corporation (or its parent company);

  . a sale of all or substantially all of our assets;

  . a proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

  . an acquisition of 50% or more of our outstanding stock by any person or group.

  Amendments or Termination. Our board may amend or terminate the 1999 stock incentive plan at any time. If our board of directors amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 1999 stock incentive plan will continue in effect indefinitely, unless the board decides to terminate the plan earlier.

 1999 Employee Stock Purchase Plan

  Share Reserve and Administration. Our board of directors adopted our 1999 employee stock purchase plan on August 16, 1999, subject to stockholder approval. Our 1999 employee stock purchase plan is intended to qualify under
Section 423 of the Internal Revenue Code. We have reserved 2,500,000 shares of our common stock for issuance under the plan. On June 1 of each year, starting with the year 2000, the number of shares in the reserve will automatically be restored to 2,500,000. In other words, the reserve will be increased by the number of shares that have been issued under the 1999 employee stock purchase plan during the prior 12-month period. The plan will terminate automatically on August 15, 2009, unless it is extended by the board of directors and the extension is approved by a vote of the stockholders. The plan will be administered by the compensation committee of our board of directors.

  Eligibility. All of our employees are eligible to participate if they are employed by us for more than 20 hours per week and for more than five months per year. Eligible employees may begin participating in the 1999 employee stock purchase plan at the start of any offering period. Each offering period lasts 24 months. Overlapping offering periods start on June 1 and December 1 of each year. However, the first offering period will start on the effective date of this offering and end on November 30, 2001.

  Amount of Contributions. Our 1999 employee stock purchase plan permits each eligible employee to purchase common stock through payroll deductions. Each employee's payroll deductions may not exceed 15% of the employee's cash compensation. Purchases of our common stock will occur on May 31 and November 30 of each year. Each participant may purchase up to 3,000 shares on any purchase date (6,000 shares per year). But the value of the shares purchased in any calendar year (measured as of the beginning of the applicable offering period) may not exceed $25,000.

  Purchase Price. The price of each share of common stock purchased under our 1999 employee stock purchase plan will be 85% of the lower of:

  . the fair market value per share of common stock on the date immediately before the first day of the applicable offering period; or

  . the fair market value per share of common stock on the purchase date.

  In the case of the first offering period, the price per share under the plan will be 85% of the lower of:

  . the price per share to the public in this offering; or

  . the fair market value per share of common stock on the purchase date.

  Other Provisions. Employees may end their participation in the 1999 employee stock purchase plan at any time. Participation ends automatically upon termination of employment with GetThere.com. If a change in control of GetThere.com occurs, our 1999 employee stock purchase plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless the plan is assumed by the surviving corporation or its parent. Our board of directors may amend or terminate the 1999 employee stock purchase plan at any time. If our board increases the number of shares of common stock reserved for issuance under the plan (except for the automatic increases described above), it must seek the approval of our stockholders.

 1999 Directors' Stock Option Plan

  Share Reserve. Our board of directors adopted our 1999 directors' stock option plan on August 16, 1999, subject to stockholder approval. We have reserved 750,000 shares of our common stock for issuance under the plan. On February 1 of each year, starting with the year 2001, the number of shares in the reserve will automatically be restored to 750,000. In other words, the reserve will be increased by the number of shares that have been granted under the 1999 directors' stock option plan during the prior 12-month period. In general, if options granted under the 1999 directors' stock option plan are forfeited, then those options will again become available for grants under the plan. The directors' stock option plan will be administered by the compensation committee of our board of directors, although all grants under the plan are automatic and non-discretionary.

  Initial Grants. Only the non-employee members of our board of directors will be eligible for option grants under the 1999 directors' stock option plan. Each non-employee director will receive an initial option to buy 50,000 shares on the effective date of this offering. Each non-employee director who first joins our board after the effective date of this offering will receive an initial option for 50,000 shares. That grant will occur when the director takes office. The initial options vest in equal monthly installments over the four-year period following the date of grant, except that all vesting for the first six months occurs at the close of that six-month period.

  Annual Grants. At the time of each of our annual stockholders' meetings, beginning in 2000, each non-employee director who will continue to be a director after that meeting will automatically be granted an annual option for 12,500 shares of our common stock. However, a new non-employee director who is receiving the 50,000-share initial option will not receive the 12,500 share annual option in the same calendar year. The annual options vest in equal monthly installments over the one-year period following the date of grant.

  Other Option Terms. The exercise price of each non-employee director's option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, or an immediate sale of the option shares through a broker designated by us. The non-employee directors' options have a 10-year term, except that they expire one year after a director leaves the board (if earlier). If a change in control of GetThere.com occurs, a non-employee director's option granted under the 1999 directors' stock option plan will become fully vested. Vesting also accelerates in the event of the optionee's death or disability.

  Amendments or Termination. Our board may amend or terminate the 1999 directors' stock option plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 1999 directors' stock option plan will continue in effect indefinitely, unless the board decides to terminate the plan.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

Equity Financings and Stockholders Arrangements

  Since February 1, 1996, we have issued and sold shares of our preferred stock to the following persons who are our principal stockholders, executive officers or directors.

                             Shares of       Shares of       Shares of       Shares of
                             Series A        Series B        Series C        Series E               Value
                            Convertible     Convertible     Convertible     Convertible   Amount  at $13.00
Investor                  Preferred Stock Preferred Stock Preferred Stock Preferred Stock  Paid   per Share
                                                                                           (in thousands)
United Air Lines .......           --              --        4,060,875       1,500,000    $39,562  $72,291
Entities affiliated with
 Brentwood Associates...     1,985,353         512,048             --              --     $ 3,099  $32,466
American Express........           --              --          875,423       2,121,076    $31,000  $38,955
Entities affiliated with
 U.S. Venture Partners..           --        2,409,639             --              --     $ 4,000  $31,325
ITN Joint Venture.......     1,544,163             --              --           80,000    $ 2,750  $21,114
Hambrecht 1980 Revocable
 Trust..................           --              --           25,000             --     $   128  $   325
WR Hambrecht + Co.......           --              --           25,000             --     $   128  $   325

  Shares held by all affiliated persons and entities have been aggregated. Share numbers and purchase price information are reflected on an as if converted into shares of common stock basis. See "Principal Stockholders" for more detail on shares held by these purchasers. The per share purchase price for the series A convertible preferred stock was $1.13. The per share purchase price for the series B convertible preferred stock was $1.66. The per share price for the series C convertible preferred stock was $5.125. The per share purchase price for the series E convertible preferred stock was $12.50. Dale J. Vogel, one of our directors, is an affiliate of each of the entities affiliated with U.S. Venture Partners. Jeffrey D. Brody, one of our directors, is a general partner of Brentwood Venture Capital and as such is an affiliate of each of the entities affiliated with Brentwood Associates. John Ueberroth, one of our directors, is an affiliate of the ITN Joint Venture. William R. Hambrecht, one of our directors, is trustee of the Hambrecht 1980 Revocable Trust and chairman and chief executive officer of WR Hambrecht + Co.

  In addition to the shares listed above, we issued the following warrants:

  . a warrant to purchase 51,205 shares of our series B convertible preferred stock at an exercise price of $1.66 per share to entities affiliated with Brentwood Associates;

  . a warrant to purchase 240,964 shares of our series B convertible preferred stock at an exercise price of $1.66 per share to entities affiliated with U.S. Venture Partners; and

  . a warrant to purchase 375,000 shares of our common stock at an exercise price of $16.50 per share, a warrant to purchase 730,023 shares of our series E convertible preferred stock at an exercise price of $21.00 per share and a warrant to purchase 730,023 shares of our series E convertible preferred stock at an exercise price of $31.00 per share to American Express.

                                    Warrants    Warrants    Warrants    Warrants
                                       for         for         for         for
                          Warrants  Series A    Series B    Series C    Series E
                            for    Convertible Convertible Convertible Convertible
                           Common   Preferred   Preferred   Preferred   Preferred    Aggregate       Value at
                           Stock      Stock       Stock       Stock       Stock    Consideration $13.00 per Share
                                                                                           (in thousands)
United Air Lines........      --        --           --     3,369,058         --      $24,181        $43,798
Entitles affiliated with
 Brentwood Associates...      --        --        51,205          --          --      $    85        $   666
American Express........  375,000       --           --           --    1,460,046     $44,149        $23,856
Entities affiliated with
 U.S. Venture Partners..      --        --       240,964          --          --      $   400        $ 3,133

  For a description of warrants we issued to United Air Lines, see "--United Air Lines."

  Under the terms of our shareholders agreement, United Air Lines and a number of our stockholders, including chief technical officer Dan Whaley, Richard D.C. Whilden, chairman of our board of directors, entities affiliated with Brentwood Associates, ITN Joint Venture, entities affiliated with U.S. Venture Partners and Covia, are subject to a standstill agreement. Under the standstill agreement, the above investors agree that they will not:

  . acquire, attempt to acquire or participate in the acquisition of voting securities that places their holdings of our voting securities above a specified percentage;

  . participate in the solicitation of proxies in opposition to any proxy solicitation being conducted by us; or

  . enter into any agreements or substantive discussions with any third party regarding the acquisition of our business or the solicitation of proxies.

  The standstill agreement terminates on the earlier of:

  . May 10, 2001;

  . a breach by a party to the agreement other than United Air Lines or Covia, unless the breach is unintentional and cured within specified times; or

  . a third party's:

    . commencement of or publicly announced intention to acquire or beneficially own 15% or more of our outstanding stock (or 10% or more of our outstanding stock in the case of certain specified companies);

    . acquisition or beneficial ownership of 15% or more of our outstanding stock (or 10% or more of our outstanding stock in the case of certain specified companies), provided that the third party has also filed a
      Schedule 13D reserving the right to hold the securities with the purpose of changing or influencing control over us;

    . acquisition of all or substantially all of our assets;

    . agreement to acquire us or public announcement of its intention to acquire us;

    . solicitation of proxies in opposition to any proxy solicitation being conducted by us; or

    . entering into substantive discussions with our board of directors or any of our executive officers with knowledge of any four members of our board of directors regarding any of the foregoing actions.

  In addition, American Express is subject to a standstill agreement. Under this agreement, it has agreed that it will not:

  . acquire, attempt to acquire or participate in the acquisition of voting securities that places their holdings of our voting securities above a specified percentage;

  . participate in the solicitation of proxies in opposition to any proxy solicitation being conducted by us; or

  . enter into any agreements or substantive discussions with any third party regarding the acquisition of our business or the solicitation of proxies.

  The standstill agreement terminates on the earlier of:

  . May 10, 2001;

  . a breach of the standstill agreement by any of the parties other than American Express, unless the breach is unintentional and is cured within specified times;

  . an occurrence of a termination event as it is defined in our amended and restated shareholders agreement, dated September 14, 1999; or

  . a third party's:

    . commencement of or publicly announced intention to acquire or beneficially own 12.5% or more of our outstanding stock (or 10% or more of our outstanding stock in the case of certain specified companies, or 30% or more of our outstanding stock if the third party is United Air Lines or any of its affiliates);

    . acquisition of beneficial ownership of 12.5% or more of our outstanding stock (or 10% or more of our outstanding stock in the case of certain specified companies, or 30% or more of our outstanding stock if the third party is United Air Lines or any of its affiliates), provided that the third party has also filed a Schedule 13D reserving the right to hold the securities with the purpose of changing or influencing control over us;

    . filing of a notification and report form under the Hart-Scott-Rodino
      Act, reflecting an intent to acquire all or substantially all of our assets;

    . acquisition of all or substantially all our assets;

    . agreement to acquire us or substantially all of our assets, or to beneficially own 12.5% or more of our outstanding stock, if the third party has not also entered into a similar standstill agreement;

    . solicitation of proxies in opposition to any proxy solicitation being conducted by us; or

    . public announcement of its intention to undertake any of the foregoing actions.

Employment-Related Agreements

  In connection with Mr. Pelowski's employment with us, he assigned a business concept to us. In return, we issued to him 125,000 restricted shares of common stock. These shares vest in 24 equal monthly installments commencing on March 29, 1999, subject to Mr. Pelowski's continuing service with us.

  Some of our executive officers have entered into employment agreements with us. See "Management--Employment Agreements and Change of Control Arrangements."

  We have entered into an indemnification agreement with each of our executive officers and directors. See "Management--Indemnification of Officers and Directors."

Options Granted to Executive Officers Since January 31, 1999

  The following table sets forth information regarding the number of options granted and stock issued to our executive officers since January 31, 1999, the end of our most recent fiscal year.

                                                       Number of Options Granted
   Executive Officers                                   Since January 31, 1999
   Gadi Maier.........................................         1,700,000
   Kenneth R. Pelowski................................           800,000
   Eric R. Sirkin.....................................           225,000
   Daniel Whaley......................................           315,000

American Express

  In September 1999, we entered into a Web services and travel agreement under which American Express has agreed to promote and sell customized, co-branded versions of our Internet-based travel procurement solutions to their customers and potential customers. See "Business--Relationship with American Express."

  In September 1999, American Express purchased one share of our series D3 convertible preferred stock. As the holder of the outstanding share of series D3 convertible preferred stock, American Express has the right to elect a representative to our board of directors. See "Management--Executive Officers and Directors."

United Air Lines

  In November 1997, we entered into a services agreement with United Air Lines, the parent company of Covia, under which we agreed, at specified fees, to host and provide support for a set of customized world wide web pages through which United Air Lines customers may access our reservation system. In addition, United Air Lines agreed to pay us various fees for customization and miscellaneous services.

  In connection with our sale of 4,060,875 shares of series C convertible preferred stock to Covia in May 1998, we also sold Covia the right to have us grant Covia a warrant to purchase up to 807,698 shares of series C convertible preferred stock at a price of $0.01 per share. In addition, we granted Covia the right to have us grant Covia an option to purchase, at its choice, up to 2,473,392 shares of series C convertible preferred stock at a price of $5.125 per share or, for a purchase price of $5.125 per share, a warrant to purchase up to 2,473,392 shares of series C convertible preferred stock at an exercise price of $0.01 per share. As a result of an unsatisfied contingency contained in the series C preferred stock purchase agreement, Covia no longer has a right to receive an option for 2,473,392 shares of series C convertible preferred stock or a warrant for 2,473,392 shares of series C convertible preferred stock, and instead Covia currently has the right to receive either an option to purchase 1,424,539 shares of series C convertible preferred stock or a warrant to purchase 1,424,539 shares of series C convertible preferred stock. These options terminate on the earlier of November 10, 2000 or the date we are acquired by another company.

  Also, in connection with Covia's purchase of our series C convertible preferred stock, we granted Covia an option to purchase one share of series D1 convertible preferred stock and one share of series D2 convertible preferred stock at a price of $10.00 per share. Each of the series D1 convertible preferred stock and the series D2 convertible preferred stock carries with it the right to elect one member to our board of directors. For a description of the terms of this option and the rights and obligations related into our series D1 convertible preferred stock and series D2 convertible preferred stock, see "Management--Executive Officer and Directors" and "Description of Capital Stock."

  Our shareholders agreement provides that if Covia exercises its options to purchase a share of series D1 convertible preferred stock or series D2 convertible preferred stock, it will participate, either in person or by proxy, in shareholders' meetings and will vote these shares in favor of any proposal approved by our board of directors and submitted to the shareholders, provided the proposal is not for the purpose of nominating, electing, or removing board members. Covia has agreed not to exercise any dissenters' rights or transfer either the D1 or D2 shares during any period prohibited by pooling accounting treatment rules.

  Covia has also agreed, in the event we decide to sell our business, to participate, either in person or by proxy, in any shareholders' meeting regarding the sale, and to vote its shares in favor of the sale. Covia will not exercise any dissenters' rights or transfer either the series D1 convertible preferred stock or series D2 convertible preferred stock shares for 120 days prior to the sale. Covia's obligation to vote in favor of our decision to sell our business commences upon the earlier of August 10, 2000 or the termination of our commercial relationship with United Air Lines by us as a result of United Air Lines' nonperformance or by United Air Lines for any or no reason.

  In connection with Covia's purchase of 1,500,000 shares of our series E convertible preferred stock on September 14, 1999, we issued to Covia a warrant to purchase 1,136,821 shares of our series C convertible preferred stock at an exercise price of $11.20 per share.

  All future transactions, including loans, if any, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Indebtedness of Management

  The following executive officers and relatives of executive officers delivered to us full-recourse promissory notes to purchase restricted stock under the 1996 stock incentive plan. The full principal amount and accrued interest under each note remain outstanding. The terms of the notes are summarized below:

               Highest Loan Balance
                During Period From  Loan Balance
               February 1, 1998 to  on August 31,    Date of
Name             August 31, 1999        1999        Maturity       Interest Rate
Gadi Maier...       $1,010,227       $1,010,227   June 21, 2004        5.37%
Kenneth R.
 Pelowski....          507,797          507,797   May 12, 2004(1)      5.22
Eric Sirkin..          282,863          282,863   June 21, 2004(1)     5.37
Al Whaley....          141,707          141,707   June 21, 2004(1)     5.37
Daniel
 Whaley......          318,221          318,221   June 21, 2004        5.37

---------------------
(1) Also becomes due 180 days after employment with us terminates for any reason.

  Messrs. Maier, Pelowski, Sirkin and Daniel Whaley are executive officers. Al Whaley is a co-founder and former chief technical officer.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 15, 1999. The information is provided with respect to:

  . each person who is known to us to own beneficially more than 5% of the outstanding shares of common stock;

  . each of our directors;

  . each of our Named Executive Officers; and

  . all of our directors and executive officers as a group.

  Applicable percentage ownership in the following table is based on 27,045,424 shares of common stock outstanding as of October 15, 1999, as adjusted to reflect the conversion of all outstanding shares of series A, B, C and E convertible preferred stock upon the closing of this offering, conversion of a promissory note of $1.65 million plus accrued interest into 162,077 shares of our common stock and the exercise of warrants to purchase 407,852 shares of our common stock.

  The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option. GetThere.com has granted the underwriters an option to purchase up to 750,000 shares to cover over-allotments, if any.

  Unless otherwise indicated, the address for each listed stockholder is c/o GetThere.com, 4045 Campbell Avenue, Menlo Park, CA 94025.

  Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned.

                          Principal Stockholders Table

                                                               Percentage of
                                                                  Shares
                                                               Beneficially
                                                 Number of       Owned(1)
                                                   Shares    -----------------
                                                Beneficially Prior to  After
Directors and Executive Officers                   Owned     Offering Offering
Gadi Maier(2)..................................   1,800,000    6.67%    5.62%
Kenneth R. Pelowski(3).........................     800,000    3.03     2.55
Daniel Whaley(4)...............................   1,315,000    5.02     4.21
Eric Sirkin(5).................................     405,000    1.54     1.29
Richard D.C. Whilden(6)........................     833,250    3.18     2.67
Jeffrey D. Brody(7)............................   2,563,606    9.78     8.21
William R. Hambrecht(8)........................      65,000    0.25     0.21
John Ueberroth(9)..............................   1,869,163    7.13     5.99
Dale J. Vogel(10)..............................   2,665,603   10.17     8.54
Executive officers and directors as a group
 (9 persons)(11)...............................  12,316,622   44.98    38.04

5% Stockholders
United Air Lines (12)..........................   8,929,935   34.08    28.62
American Express(13)...........................   4,831,547   18.44    15.48
Entities associated with Brentwood
 Associates(14)................................   2,548,606    9.73     8.17
Entities associated with U.S.Venture
 Partners(15)..................................   2,650,603   10.12     8.49
ITN Joint Venture(16)..........................   1,624,163    6.20     5.20

---------------------
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock subject to options, warrants or other rights to purchase which are currently exercisable or are exercisable within 60 days after September 14, 1999 are deemed outstanding for purposes of computing the percentage ownership of the persons holding such options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
 (2) Includes personal options immediately exercisable for 800,000 shares. 159,256 of Mr. Maier's shares and options to purchase shares were vested as of July 31, 1999.
 (3) Includes personal options immediately exercisable for 175,000 shares, of which no shares were vested as of July 31, 1999.
 (4) 1,052,500 shares were vested as of July 31, 1999.
 (5) Includes personal options immediately exercisable for 125,000 shares, of which 29,166 shares were vested as of July 31, 1999.
 (6) Includes personal options immediately exercisable for 15,000 shares. 799,238 of Mr. Whilden's shares and options to purchase shares were vested as of July 31, 1999.
 (7) Includes 2,437,160 shares held of record by Brentwood Associates, VII, L.P. and 60,241 shares of record held by Brentwood Affiliates Fund, L.P., and assumes the exercise of warrants for a total of 51,205 shares held by both entities. Mr. Brody is the general partner of both the Brentwood Associates fund and the Brentwood Affiliates Fund. Mr. Brody disclaims beneficial interest in such shares, except as to his pecuniary interest in both entities. Also includes personal options immediately exercisable for 15,000 shares, of which 1,562 shares were vested as of July 31, 1999.
 (8) Includes 25,000 shares held of record by the 1980 Hambrecht Revocable Trust and 25,000 shares held of record by WR Hambrecht + Co. Also includes personal options immediately exercisable for 15,000 shares. 16,145 of Mr. Hambrecht's shares and options to purchase shares were vested as of July 31, 1999.
 (9) Includes 1,624,163 shares held of record by ITN Joint Venture. Mr. Ueberroth currently serves as President of Ambassadors International, Inc., which owns stock in the ITN Joint Venture. Mr. Ueberroth exercises voting and investment control over these shares. He disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in Ambassadors International, Inc. Also includes personal options immediately exercisable for 15,000 shares, of which 1,562 shares were vested as of July 31, 1999.
(10) Includes 2,168,675 shares held of record by U.S. Venture Partners V,
     L.P., 120,482 shares held of record by USVP V International, L.P., 53,012 shares held of record by USVP V Entrepreneur Partners, L.P., and 67,470 shares held of record by 2180 Associates Fund V, L.P. (collectively, the "USVP Entities"). Also assumes the exercise of warrants for 240,964 shares held by the USVP entities. Mr. Vogel has an "assignee interest in" and is referred to as a "venture partner" of Presidio Management Group V, LLC, which is the General partner of each of the USVP Entities. Mr. Vogel does not share voting or disposition control over these holdings. He disclaims beneficial interest in such shares, except as to his pecuniary interest therein arising as a result of his "assignee interest in" Presidio Management Group V, LLC. Also includes personal options immediately exercisable for 15,000 shares, of which 1,562 shares were vested as of July 31, 1999.
(11) Includes personal options immediately exerciseable for 1,175,000 shares.
(12) Includes rights to purchase or warrants to purchase 3,369,060 shares. The address of Covia is 1200 East Algonquin Road, Elk Grove Township,
     Illinois 60007.
(13) Includes warrants for 1,835,046 shares. The address of American Express is American Express Tower, World Financial Center, New York, New York 10285.
(14) Includes 2,437,160 shares held of record by Brentwood Associates, VII, L.P. and 60,241 shares of record held by Brentwood Affiliates Fund, L.P., and assumes the exercise of warrants for a total of 51,205 shares held by both entities. The address of Brentwood Associates is 3000 Sand Hill
     Road, Building 1, Suite 260, Menlo Park, California 94025.
(15) Includes 2,168,675 shares held of record by U.S. Venture Partners V,
     L.P., 120,482 shares held of record by U.S.V.P. V International, L.P., 53,012 shares held of record by USVP V Entrepreneur Partners, L.P., and 67,470 shares held of record by 2180 Associates Fund V, L.P. Also assumes the exercise of warrants for 240,964 shares held by the USVP Entities.
     The address of U.S. Venture Partners is 2180 Sand Hill Road, Menlo Park, California 94025.
(16) The address of ITN Joint Venture is c/o Ambassadors International Inc., 1071 Camelback Street, Newport Beach, California 92660-3228.

                          DESCRIPTION OF CAPITAL STOCK

  At the closing of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. We have designated one share of series D1 convertible preferred stock, one share of series D2 convertible preferred stock and one share of series D3 convertible preferred stock. As of July 31, 1999, 7,663,730 shares of common stock were issued and outstanding and 11,731,314 shares of preferred stock, convertible into 11,731,314 shares of common stock upon the completion of the offering, were issued and outstanding. As of July 31, 1999, we had 117 stockholders.

  The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation to be effective after the closing of this offering, our bylaws and the provisions of applicable Delaware law.

Common Stock

  Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders.

  Subject to the preferences to which holders of any shares of preferred stock issued after the offering may be entitled, holders of the common stock are entitled to receive ratably such dividends and other distributions, if any, that the board of directors may, from time to time, declare out of funds legally available therefor. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, subject to the rights of holders of series D1 convertible preferred stock, series D2 convertible preferred stock and series D3 convertible preferred stock, holders of common stock would be entitled to share in any of our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

  Holders of common stock have no preemptive or conversion rights or other subscription rights, nor are there any redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of our series D1, D2, or D3 convertible preferred stock, or any shares of preferred stock that we may designate in the future.

Preferred Stock

  Upon completion of this offering, other than one share of series D3 convertible preferred stock, no shares of preferred stock will be outstanding. However, United Air Lines, through its wholly owned subsidiary Covia, holds an option to purchase one share of series D1 convertible preferred stock and one share of series D2 convertible preferred stock. See "Certain Transactions-- United Air Lines" for a description of the terms of the option.

  Each holder of series D1 convertible preferred stock, series D2 convertible preferred stock and series D3 convertible preferred stock is entitled to vote on all matters to be voted upon by the stockholders. Each holder of series D1 convertible preferred stock, series D2 convertible preferred stock and series D3 convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which a share of series D1 convertible preferred stock, series D2 convertible preferred stock and series D3 convertible preferred stock could be converted at the record date for determination of the stockholders entitled to vote on matters to be voted upon by the stockholders. In addition, so long as any shares of series D1 convertible preferred stock are outstanding, we may not take any action that adversely affects the rights of the series D1 convertible preferred stock or that increases the authorized number of shares of series D1 convertible preferred stock without the approval of the holder of series D1 convertible preferred stock. So long as any shares of series D2 convertible preferred stock are outstanding, we may not take any action that adversely affects the rights of the series D2 convertible preferred stock or that increases the authorized number of shares of series D2 convertible preferred stock without the approval of the holder of series D2 convertible preferred stock. So long as any shares of series D3 convertible preferred stock are outstanding, we may not take any action that adversely affects the rights of the series D3 convertible preferred stock or that increases the authorized number of shares of series D3 convertible preferred stock.

  Also, so long as a share of series D1 convertible preferred stock remains outstanding, one member of our board of directors will be elected by the holder of series D1 convertible preferred stock. So long as a share of series
D2 convertible preferred stock remains outstanding, one member of our board of directors will be elected by the holders of series D2 convertible preferred stock. So long as a share of series D3 convertible preferred stock remains outstanding, one member of our board of directors will be elected by the holders of the series D3 convertible preferred stock.

  Subject to the rights of preferred stock that may be authorized and issued after this offering, holders of series D1 convertible preferred stock, series D2 convertible preferred stock and series D3 convertible preferred stock are entitled to receive ratably with holders of common stock such dividends and other distributions, if any, that the board of directors may, from time to time, declare out of funds legally available therefor. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, each holder of series D1 convertible preferred stock and series D2 convertible preferred stock will be entitled to $10.00 per share, and each holder of series D3 convertible preferred stock will be entitled to $12.50 per share as adjusted for stock splits, consolidations and the like, prior to any distribution to holders of common stock.

  Each share of series D1 convertible preferred stock, series D2 convertible preferred stock and series D3 convertible preferred stock is convertible, at the option of the holder, into one share of common stock, subject to proportional adjustments for stock splits, combinations, dividends and the like. Each share of series D1 convertible preferred stock and series D2 convertible preferred stock will automatically convert into one share of common stock, subject to proportional adjustments for stock splits, combinations, dividends and the like, upon a termination event, as it is defined in the shareholders' agreement. This event is defined as the earlier of:

  . May 10, 2001;

  . a breach of the standstill agreement by a party to the agreement other than Covia or United Air Lines, unless the breach is unintentional and cured within specified times;

  . a third party's:

    . commencement or publicly announced intention to acquire or beneficially own 15% or more of our outstanding stock (or 10% or more of our outstanding stock in the case of certain specified companies);

    . acquisition or beneficial ownership of 15% or more of our outstanding stock (or 10% or more of our outstanding stock in the case of certain specified companies), provided that the third party has also filed a
      Schedule 13D reserving the right to hold the securities with the purpose of changing or influencing control over us;

    . acquisition of all or substantially all our assets;

    . filing a notification under the Hart-Scott-Rodino Act reflecting an intent to acquire all or substantially all of our assets;

    . agreement to acquire us or public announcement of its intention to acquire us;

    . solicitation of proxies in opposition to any proxy solicitation being conducted by us;

    . public announcement of its intention to do any of the foregoing actions; or

    . entering into substantive discussions with our board of directors or any of our executive officers with knowledge of any four members of our board of directors regarding any of the foregoing actions;

  . Covia's breach of its standstill agreement with us;

  . Covia's transfer or attempt to transfer the option to an entity that does not control or is controlled by United Air Lines; or

  . Covia holding less than 2,434,287 shares of our common stock (assuming exercise of warrants currently held by Covia).

  In addition, each share of series D1 convertible preferred stock will automatically convert to common stock upon the earlier of:

  . the date the holder holds less than 2,434,287 shares of our common stock
    (assuming exercise of any warrants to purchase our common stock held by the holder at a purchase price of $0.01 or less); or

  . the date the holder transfers the series D1 convertible preferred stock without our prior written consent to an entity that does not control us or is not controlled by us.

  Likewise, each share of series D2 convertible preferred stock will automatically convert to common stock upon the earlier of:

  . the date the holder holds less than 3,651,430 shares of our common stock
    (assuming exercise of any warrants to purchase our common stock held by the holder at a purchase price of $0.001 or less); or

  . the date the holder transfers the series D2 convertible preferred stock without our prior written consent to an entity that does not control us or is not controlled by us.

  Each share of series D3 convertible preferred stock will automatically convert into one share of common stock, subject to proportional adjustments for stock splits, combinations, dividends and the like, upon a termination event, as it is defined in the standstill agreement. This event is defined as the earlier of:

  . May 10, 2001;

  . a breach of the standstill agreement by any of the parties other than American Express, unless the breach is unintentional and is cured within specified times;

  . an occurrence of a termination event as it is defined in our amended and restated shareholders agreement; or

  . a third party's:

    . commencement or publicly announced intention to acquire or beneficially own 12.5% or more of our outstanding stock (or 10% more of our outstanding stock in the case of certain specified companies, or 30% or more of our outstanding stock if the third party is United Air Lines or any of its affiliates);

    . acquisition or beneficial ownership of 12.5% or more of our outstanding stock (or 10% or more of our outstanding stock in the case of certain specified companies, or 30% or more of our outstanding stock if the third party is United Air Lines or any of its affiliates), provided that the third party has also filed a Schedule 13D reserving the right to hold the securities with the purpose of changing or influencing control over us;

    . filing of a notification and report form under the Hart-Scott-Rodino
      Act, reflecting an intent to acquire all or substantially all of our assets;

    . acquisition of all or substantially all our assets;

    . agreement to acquire us or substantially all of our assets, or to beneficially own 12.5% or more of our outstanding stock, if the third party has not also entered into a similar standstill agreement;

    . solicitation of proxies in opposition to any proxy solicitation being conducted by us; or

    . public announcement of its intention to undertake any of the foregoing actions.

  In addition, each share of series D3 convertible preferred stock will automatically convert to common stock upon the earlier of:

  . the date that the holder thereof transfers the series D3 convertible preferred without our written consent except to a related party of American Express;

  . beginning with the first day of the second financial quarter following the commencement of sales by American Express pursuant to the Web services and travel agreement between us and American Express, on the last day of any subsequent three consecutive financial quarters during which American Express' sales of our solutions pursuant to the Web services and travel agreement to the Global 950 (as defined in the Web services and travel agreement) total less than twenty five percent (25%) in such three consecutive financial quarter periods of American Express' total sales of on-line solutions similar to those provided by the Reservation System, as defined in the Web services and travel agreement, to new accounts within the Global 950;

  . eighteen (18) months following the closing of this offering; or

  . the date of the consummation of a liquidation of our business.

  In addition, the series D3 convertible preferred stock will automatically convert to common stock:

  . if we consummate this offering on or before the later of (x) December 31, 1999, or (y) the consummation of the next bona fide sale of our securities to investors in an arms-length transaction with gross aggregate proceeds of at least $10,000,000, in each case the "pay to play date", on the date that the holder of the share of series D3 convertible preferred stock holds a percentage of our common stock (calculated assuming (1) the conversion of all then-outstanding preferred stock into common stock, (2) the issuance of the number of shares of common stock issuable upon conversion of the securities issuable upon exercise of outstanding warrants to purchase our securities held by the holder of the share of series D3 convertible preferred stock and (3) the issuance of all shares of common stock issuable upon the exercise of all options vested as of such date exercisable for shares of our common stock) equal to less than the difference of (x) the percentage of our common stock held by the holder of the share of series D3 convertible preferred stock immediately after the consummation of this offering minus (y) 1.0%; or

  . if we do not consummate this offering on or before the pay to play date, on the date that the holder of the share of series D3 convertible preferred stock holds a percentage of our common stock (calculated assuming (1) the conversion of all then-outstanding preferred stock into common stock, (2) the issuance of the number of shares of common stock issuable upon conversion of the securities issuable upon exercise of outstanding warrants to purchase our securities held by the holder of the share of series D3 convertible preferred stock and (3) the issuance of all shares of common stock issuable upon the exercise of all options vested as of such date exercisable for shares of our common stock) equal to less than the difference of (x) the percentage of our common stock held by the holder on the date that American Express is issued shares of our series E convertible preferred stock, minus (y) 1.0%.

  In addition, our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to fix or alter the rights, preferences and privileges, including voting rights, conversion rights, dividend rights, redemption privileges and liquidation preferences of any unissued series of preferred stock and to issue such designated series of preferred stock. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any such preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our board of directors and making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares or designate any additional series of preferred stock.

Warrants

  Upon completion of the offering, we will have outstanding warrants and rights to acquire warrants exercisable for an aggregate of 7,704,503 shares of common stock, at a weighted average exercise price of $10.62 per share. These warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on their fair market value of the common stock at the time of exercise of the warrant, after deducting the exercise price of the warrant. These warrants expire on dates ranging from two years from the closing of this offering to five years from the closing of this offering. These warrants and rights to acquire warrants include:

  . a warrant to initially purchase up to 1,650,000 shares of our series C convertible preferred stock to Northwest Airlines at a price of $5.125 per share. The exercisability of the warrant is subject to implementing our solutions on Northwest Airlines' primary Web site, www.nwa.com. The number of shares exercisable under this warrant is subject to adjustment based on the timing of implementing our solutions on the www.nwa.com Web site. If our solutions are implemented on this Web site within 12 months of the issuance of the warrant, the warrant will be exercisable for 1,650,000 shares of common stock. If our solutions are implemented on this Web site after 12 months but on or prior to 18 months after the warrant issuance date, the warrant will be exercisable for 1,500,000 shares of common stock. If our solutions are implemented on this Web site after 18 months but on or prior to 24 months after the warrant issue date, the warrant will be exercisable for 1,250,000 shares of common stock. If our solutions are not implemented on this Web site within 24 months after the warrant issuance date, the warrant will not be exercisable for any shares and will terminate;

  . a warrant to American Express to purchase 375,000 shares of common stock at an exercise price of $16.50 per share, a warrant to purchase 730,023 shares of our series E convertible preferred stock at an exercise price of $21.00 per share and a warrant to purchase 730,023 shares of our series E convertible preferred stock at an exercise price of $31.00 per share;

  . a warrant to America West Airlines to purchase 500,000 shares of our series E convertible preferred stock at an exercise price of $12.50 per share, a warrant to Air Canada to purchase 200,000 shares of our series E convertible preferred stock at an exercise price of $12.50 per share and a warrant to Covia to purchase 1,136,821 shares of our series C convertible preferred stock at $11.20 per share; and

  . we have granted Covia the right to have us grant United Air Lines an option to purchase, at its choice, up to 1,424,539 shares of series C convertible preferred stock at a price of $5.125 per share or, for a purchase price of $5.125 per share, a warrant to purchase up to 1,424,539 shares of Series C convertible preferred stock at an exercise price of $0.01 per share. In addition, we sold Covia the right to have us grant United Air Lines a warrant to purchase 807,698 shares of series C convertible preferred stock at a price of $0.01 per share.

Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws, Delaware Law and Standstill Agreement

 Certificate of Incorporation and Bylaws

  We have adopted provisions in our amended and restated certificate of incorporation and in our amended and restated bylaws that:

  . provide that all directors, other than those elected by our series D1, series D2 or series D3 convertible preferred stock, will be part of a classified board of directors that results in only approximately one-third of our directors within the classified board being elected at each annual meeting of stockholders;

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

  . eliminate the right of stockholders to call a special meeting of stockholders or bring matters before a special meeting of stockholders;

  . require stockholders to give us advance notice of their intent to nominate directors or bring matters before an annual meeting of stockholders;

  . eliminate the ability of stockholders to take action by written consent;
    and

  . permit the board of directors to create one or more series of preferred stock and to issue the shares thereof.

  These provisions could adversely affect the rights of the holders of common stock by delaying, deferring or preventing a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

 Delaware Anti-Takeover Statute

  We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

  . prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by directors, officers and certain employee stock plans; and

  . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66~% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;

  . any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series beneficially owned by the interested stockholder; and

  . the receipt by the "interested stockholder" of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

  In addition, some of our stockholders are subject to standstill agreements preventing them from acquiring over a specified percentage of our voting securities. These standstill agreements will have the effect of making us more difficult to be acquired by these stockholders. For a discussion of these standstill agreements, see "Certain Transactions--Equity Financings and Stockholders Arrangements."

Registration Rights

  After this offering, the holders of 20,257,882 shares of common stock will be entitled to certain rights with respect to the registration of these shares under the Securities Act. Under the terms of our investors' rights agreement between us and the holders of registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include their shares of such common stock in the registration. Additionally, holders of 17,523,597 shares of the registrable securities are also entitled to certain demand registration rights under which they may require us to file a registration statement under the Securities Act at our expense with respect to our shares of common stock, and we are required to use our best efforts to effect such registration. Further, the holders of such demand rights may require us to file additional registration statements on Form S-3. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within six months following the initial public offering of our securities, including this offering.

Transfer Agent and Registrar

  The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering (assuming no exercise of the underwriters' overallotment option), we will have an aggregate of 32,045,425 shares of common stock outstanding, based upon the shares outstanding as of October 15, 1999, assuming no exercise of outstanding options. Of the total outstanding shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except that any shares held by our affiliates, as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

  The remaining 27,045,424 shares of common stock are deemed restricted shares under Rule 144. Sale in the public market of these restricted shares is limited by restrictions under the Securities Act and lock-up agreements or similar arrangements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. On the date of this prospectus, no shares other than the 5,000,000 shares offered hereby will be eligible for sale in the public market. Beginning 180 days after the date of this prospectus, or earlier with the consent of Donaldson, Lufkin & Jenrette Securities Corporation, 19,966,847 restricted shares will become available for sale in the public market, subject to certain limitations of Rule 144 of the Securities Act.

  The following table shows approximately when the 27,045,424 shares of our common stock that are not being sold in this offering, but which will be outstanding when this offering is complete, will be eligible for sale in the public market:

         Eligibility of Restricted Shares for Sale in the Public Market

                                                                      Number of
Date                                                                    Shares
At the effective date................................................          0
180 days after the effective date.................................... 19,966,847
From time to time after 180 days after the effective date............  7,078,577

  Resale of 4,317,825 of the restricted shares that will become available for sale in the public market starting 180 days after the effective date of this offering will be limited by volume and other resale restrictions under Rule 144 of the Securities Act because the holders are our affiliates.

  In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of our common stock (approximately 320,454 shares after giving effect to this offering) and the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about us. A person who is not our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following this offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of such shares.

  Prior to this offering, there has been no public market for our common stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional common stock will have on the market price of our common stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

Options

  As of October 15, 1999, options to purchase a total of 4,715,355 shares of common stock pursuant to the 1996 stock incentive plan were exercisable. All of the shares subject to options are subject to lock-up agreements or similar arrangements. An additional 5,000,000 shares of common stock were reserved as of August 16, 1999 for future option grants or direct issuances under the 1999 stock incentive plan, 2,500,000 shares of common stock were reserved as of August 16, 1999 under our 1999 employee stock purchase plan and 750,000 shares of common stock were reserved as of August 16, 1999 under our 1999 directors' stock option plan. See "Management--Stock Plans" and Notes 8 and 11 of Notes to Consolidated Financial Statements.

  We intend to file a registration statement on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our 1996 and 1999 stock incentive plans and our 1999 employee stock purchase plan. We expect to file such a registration statement shortly after the closing of this offering. Such registration statement is expected to become effective upon filing. Shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to the lock-up agreements.

                                  UNDERWRITING

  Under the terms and subject to the conditions contained in an underwriting agreement, the underwriters named below, for whom Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc., Bear, Stearns & Co. Inc. and WR Hambrecht + Co are acting as representatives, have severally agreed to purchase, and GetThere.com has agreed to sell to them, severally, the respective number of shares of common stock set forth opposite their respective names below:

                                                                      Number of
   Underwriters:                                                       Shares
   Donaldson, Lufkin & Jenrette Securities Corporation...............
   Salomon Smith Barney Inc. ........................................
   Bear, Stearns & Co. Inc. .........................................
   WR Hambrecht + Co ................................................
                                                                      ---------
     Total........................................................... 5,000,000
                                                                      =========

  The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock in the offering are subject to approval by their counsel of legal matters concerning the offering and to conditions precedent that must be satisfied by GetThere.com. The underwriters are obligated to purchase and accept delivery of all the shares of common stock in the offering, other than those shares covered by the over-allotment option described below, if any are purchased.

  The underwriting agreement provides that the underwriters will severally
agree to purchase shares of common stock from GetThere.com at $       per share
and propose to make a public offering of those shares at the initial public offering price set forth on the cover of this prospectus. If the shares are sold at the initial public offering price, the underwriters will receive a fee,
referred to as the underwriting fee, of $       per share.

  In addition to offering part of the shares of common stock directly to the public at the initial public offering price, the underwriters plan to offer part of the shares to dealers, including the underwriters, at such price less a
concession not in excess of $       per share. The underwriters may allow, and
such dealers may re-allow, to other dealers a concession not in excess of
$       per share. After the initial offering of the common stock, the public offering price and other selling terms may be changed by the representatives of the underwriters at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The underwriting agreement provides that GetThere.com will grant to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 750,000 additional shares of common stock at the initial public offering price less underwriting discounts and commission. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to conditions contained in the underwriting agreement, to purchase its pro rata portion of such additional shares based on the underwriters' percentage underwriting commitment as indicated in the above table.

  The underwriting agreement also provides that GetThere.com will indemnify the underwriters against liabilities which may arise in connection with the offering, including liabilities under the Securities Act of 1933, and contribute to payments that the underwriters may be required to make.

  As required by the underwriting agreement, each of GetThere.com's officers, directors and other stockholders, option holders and warrant holders who hold in the aggregate 39,736,667 shares of common stock and options (including shares held by officers and directors) have agreed not to:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, other than shares acquired in the initial public offering or on the Nasdaq National Market, or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash, or otherwise.

  Donaldson, Lufkin & Jenrette Securities Corporation may choose to release some of these shares from such restrictions prior to the expiration of the 180-day lock-up period, although it has no current intention of doing so.

  In addition, during such 180-day period, GetThere.com has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and stockholders of GetThere.com have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

  The following table sets forth the items of compensation considered to be underwriting compensation under the rules of the National Association of Securities Dealers:

                                                              Total
                                                  -----------------------------
                                             Per     Without          With
                                            Share Over-Allotment Over-Allotment
   Underwriting fees paid by us............
   Expenses payable by us..................
   Additional underwriting compensation....
                                            ----       ----           ----
     Total.................................
                                            ====       ====           ====

  Prior to the offering, there has been no established trading market for the common stock. The initial public offering price of the shares of common stock offered will be determined by negotiation among GetThere.com and the underwriters. The factors to be considered in determining the initial public offering price include:

  . our history and the prospects for the industry in which we compete;

  . our past and present operations;

  . our historical results of operations;

  . our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies;
    and

  . the general condition of the securities markets at the time of the offering.

  Other than in the United States, no action has been taken by GetThere.com or the underwriters that would permit a public offering of the shares of common stock offered in any jurisdiction where action for that purpose is required. The shares of common stock offered may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any shares of common stock offered in any jurisdiction in which such an offer or a solicitation is unlawful.

  In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

  A limited number of shares allocated to WR Hambrecht + Co will be distributed in this offering through the use of the Internet. WR Hambrecht + Co will post on its Web site (www.wrhambrecht.com) a brief description of the offering which contains only the information permitted under Rule 134. Visitors to this Web site will have access to the preliminary prospectus by links on the Web site. WR Hambrecht + Co will accept conditional offers to purchase shares from account holders that are determined eligible to participate. In the event that the demand for shares exceeds the amount of shares allocated to it, WR Hambrecht + Co will, at the request of GetThere.com, first allocate shares to persons with an established relationship with GetThere.com. If any shares remain, WR Hambrecht + Co will allocate them to individual and institutional account holders, considering the following criteria: trading history of the account with respect to initial public offerings, post-offering activity in previous offerings and tenure of the account.

  The underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of the common stock to be sold in the offering for officers, employees, advertisers, vendors and other persons selected by GetThere.com. The underwriters have also reserved for sale, at the initial public offering price, up to 500,000 shares of the common stock to be sold in the offering to Covia, a wholly owned subsidiary of United Air Lines. The number of shares available for sale to the general public will be reduced to the extent Covia or these entities purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares sold in this offering.

  WR Hambrecht + Co is an investment banking firm formed as a limited liability company in February 1998. In addition to this offering, WR Hambrecht + Co has engaged in the business of public and private equity investing and financial advisory services since its inception. The chairman and chief executive officer of WR Hambrecht + Co, William R. Hambrecht, has 40 years of experience in the securities industry. Mr. Hambrecht is a director of GetThere.com and beneficially owns 50,000 shares and options to acquire an additional 15,000 shares of GetThere.com common stock.

                                 LEGAL MATTERS

  The validity of the shares of common stock being offered by GetThere.com will be passed upon for GetThere.com by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California, which has acted as our counsel in connection with this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

  The financial statements as of January 31, 1999 and 1998 and for each of the three years in the period ended January 31, 1999 included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firms as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock being offered. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by such reference.

  Copies of the registration statement may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed fees. The Securities and Exchange Commission maintains a Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants (including us) that file electronically. The address of such Web site is http://www.sec.gov.

  We intend to distribute annual reports containing audited financial statements and will make copies of quarterly reports available for the first three quarters of each fiscal year containing unaudited interim financial statements.

                               GETTHERE.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2
Balance Sheet.............................................................. F-3
Statement of Operations.................................................... F-4
Statement of Stockholders' Deficit......................................... F-5
Statement of Cash Flows.................................................... F-6
Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

  The reincorporation described in Note 1 of the financial statements had not been consummated at October 15, 1999. When it has been consummated, we will be in a position to furnish the following report:

"To the Board of Directors and Stockholders of GetThere.com, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of GetThere.com, Inc. at January 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 15, 1999

                               GETTHERE.COM, INC.

                                 BALANCE SHEET
                     (In thousands, except per share data)

                                          January 31,                   Pro Forma
                                        -----------------   July 31,    July 31,
                                         1998      1999       1999        1999
                                                           (unaudited) (unaudited)
ASSETS
------

Current assets:
  Cash and cash equivalents............ $ 1,332  $  8,268   $  3,306    $  4,161
  Short-term investments...............     --      7,534      3,235       3,235
  Accounts receivable, net.............     774     1,203        863         863
  Prepaid expenses and other current
   assets..............................      78       136        593         593
                                        -------  --------   --------    --------
    Total current assets...............   2,184    17,141      7,997       8,852
Property and equipment, net............   2,158     3,621      7,352       7,352
Other assets...........................      48        44         46          46
Restricted cash (Note 5)...............     --        --         805         805
Intangible assets......................     --        --       2,739       2,739
                                        -------  --------   --------    --------
                                        $ 4,390  $ 20,806   $ 18,939    $ 19,794
                                        =======  ========   ========    ========

LIABILITIES, REDEEMABLE
CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY (DEFICIT)
----------------------------------

Current liabilities:
  Borrowings........................... $   469  $    328   $    234    $    234
  Accounts payable.....................   1,271     1,000      3,264       3,264
  Accrued liabilities..................     358     1,339      2,637       2,637
  Deferred revenue.....................     755     1,072      1,120       1,120
  Capital lease obligations, current...     173     1,313      2,945       2,945
                                        -------  --------   --------    --------
    Total current liabilities..........   3,026     5,052     10,200      10,200
Convertible note payable...............     --        --       1,650       1,650
Capital lease obligations, long-term...     434     3,235      5,364       5,364
                                        -------  --------   --------    --------
                                          3,460     8,287     17,214      17,214
                                        -------  --------   --------    --------
Redeemable convertible preferred stock
 and warrants (Note 6).................  10,784    32,901     33,105         --
                                        -------  --------   --------    --------

Commitments (Note 5)

Stockholders' equity (deficit):
  Common stock; $.0001 par value;
   50,000 shares authorized; 3,920,
   4,544 and 7,664 (unaudited) and
   19,803 (unaudited) shares issued and
   outstanding at January 31, 1998 and
   1999, July 31, 1999 and pro forma,
   respectively........................     --        --         --            1
  Additional paid-in capital...........     499    11,753     53,931      87,890
  Note receivable from stockholders....     --        --      (2,707)     (2,707)
  Unearned compensation................    (370)   (6,503)   (36,628)    (36,628)
  Accumulated deficit..................  (9,983)  (25,632)   (45,976)    (45,976)
                                        -------  --------   --------    --------
    Total stockholders' equity
     (deficit).........................  (9,854)  (20,382)   (31,380)      2,580
                                        -------  --------   --------    --------
                                        $ 4,390  $ 20,806   $ 18,939    $ 19,794
                                        =======  ========   ========    ========

   The accompanying notes are an integral part of these financial statements.

                               GETTHERE.COM, INC.

                            STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                                    Fiscal Year Ended        Six Months Ended
                                       January 31,               July 31,
                                 --------------------------  -----------------
                                  1997     1998      1999     1998      1999
                                                               (unaudited)
Revenues:
 Transaction...................  $   253  $ 2,098  $  4,932  $ 2,090  $  4,862
 Professional service..........      329      903     1,515      619       736
                                 -------  -------  --------  -------  --------
   Total revenues..............      582    3,001     6,447    2,709     5,598
Cost of revenues...............      134    1,680     4,292    1,623     3,973
                                 -------  -------  --------  -------  --------
Gross profit...................      448    1,321     2,155    1,086     1,625
                                 -------  -------  --------  -------  --------

Operating expenses:
 Research and development......      906    2,266     4,113    1,726     1,819
 Sales and marketing...........    1,030    2,393     5,732    2,522     3,612
 General and administrative....    1,962    2,887     6,127    2,687     6,973
 Stock-based compensation......       20      103     2,005      561     9,416
                                 -------  -------  --------  -------  --------
   Total operating expenses....    3,918    7,649    17,977    7,496    21,820
                                 -------  -------  --------  -------  --------
Loss from operations...........   (3,470)  (6,328)  (15,822)  (6,410)  (20,195)
Interest income (expense),
 net...........................       33      (30)      173      (82)     (149)
                                 -------  -------  --------  -------  --------
Net loss.......................   (3,437)  (6,358)  (15,649)  (6,492)  (20,344)
Accretion of series B and C
 redeemable convertible
 preferred stock...............       --      (51)     (309)    (105)     (204)
                                 -------  -------  --------  -------  --------
Net loss attributable to common
 stockholders..................  $(3,437) $(6,409) $(15,958) $(6,597) $(20,548)
                                 =======  =======  ========  =======  ========
Basic and diluted net loss per
 share.........................  $ (1.22) $ (1.81) $  (4.03) $ (1.73) $  (5.05)
                                 =======  =======  ========  =======  ========
Shares used in computing basic
 and diluted net loss per
 share.........................    2,827    3,537     3,957    3,823     4,071
                                 =======  =======  ========  =======  ========
Pro forma basic and diluted net
 loss per share................                    $  (1.05)          $  (1.26)
                                                   ========           ========
Shares used in computing pro
 forma basic and diluted net
 loss per share................                      14,917             16,199
                                                   ========           ========

   The accompanying notes are an integral part of these financial statements.

                               GETTHERE.COM, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                                 (In thousands)

                                                        Note
                          Common Stock   Additional  Receivable                               Total
                          --------------  Paid-In       from       Unearned   Accumulated Stockholders'
                          Shares  Amount  Capital   Stockholders Compensation   Deficit      Deficit
Balance at January 31,
 1996...................  3,000   $ --    $     3     $   --       $    --     $   (188)    $   (185)
Issuance of common
 stock..................    335     --         34         --            --          --            34
Issuance of restricted
 common stock for
 services...............    437     --         59         --            (59)        --           --
Issuance of warrant in
 connection with
 equipment lease line...    --      --         10         --            --          --            10
Unearned compensation...    --      --         14         --            (14)        --           --
Amortization of unearned
 compensation...........    --      --        --          --             20         --            20
Net loss................    --      --        --          --            --       (3,437)      (3,427)
                          -----   -----   -------     -------      --------    --------     --------
Balance at January 31,
 1997...................  3,772     --        120         --            (53)     (3,625)      (3,558)
Issuance of common stock
 for services...........     40     --          6         --             (6)        --           --
Exercise of common stock
 options................    108     --         10         --            --          --            10
Accretion of series B
 and C redeemable
 convertible preferred
 stock..................    --      --        (51)        --            --          --           (51)
Unearned compensation...    --      --        414         --           (414)        --           --
Amortization of unearned
 compensation...........    --      --        --          --            103         --           103
Net loss................    --      --        --          --            --       (6,358)      (6,358)
                          -----   -----   -------     -------      --------    --------     --------
Balance at January 31,
 1998...................  3,920     --        499         --           (370)     (9,983)      (9,854)
Issuance of restricted
 common stock for
 services...............    692     --      1,118         --         (1,118)        --           --
Issuance of warrant in
 connection with
 equipment lease line...    --      --         13         --            --          --            13
Exercise of common stock
 options................     83     --         12         --            --          --            12
Issuance of common stock
 option in connection
 with preferred stock       --      --      3,400         --            --          --         3,400
Accretion of series B
 and C redeemable
 convertible preferred
 stock..................    --      --       (309)        --            --          --          (309)
Unearned compensation...    --      --      7,035         --         (7,035)        --           --
Amortization of unearned
 compensation...........    --      --        --          --          2,005         --         2,005
Forfeiture of common
 stock..................   (151)    --        (15)        --             15         --           --
Net loss................    --      --        --          --            --      (15,649)     (15,649)
                          -----   -----   -------     -------      --------    --------     --------
Balance at January 31,
 1999...................  4,544     --     11,753         --         (6,503)    (25,632)     (20,382)
Exercise of common stock
 options in exchange for
 notes receivable
 (unaudited)............  2,707     --      2,707      (2,707)          --          --           --
Issuance of restricted
 common stock for
 employment
 (unaudited)............    125     --      1,186         --         (1,186)        --           --
Issuance of warrant in
 connection with
 equipment and lease
 line...................    --      --         15         --            --          --            15
Exercise of common stock
 options (unaudited)....    288     --        119         --            --          --           119
Accretion of series B
 and C redeemable
 convertible preferred
 stock (unaudited)......    --      --       (204)        --            --          --          (204)
Unearned compensation
 (unaudited)............    --      --     38,355         --        (38,355)        --           --
Amortization of unearned
 compensation
 (unaudited)............    --      --        --          --          9,416         --         9,416
Net loss (unaudited)....    --      --        --          --            --      (20,344)     (20,344)
                          -----   -----   -------     -------      --------    --------     --------
Balance at July 31, 1999
 (unaudited)............  7,664   $ --    $53,931     $(2,707)     $(36,628)   $(45,976)    $(31,380)
                          =====   =====   =======     =======      ========    ========     ========

   The accompanying notes are an integral part of these financial statements.

                               GETTHERE.COM, INC.

                            STATEMENT OF CASH FLOWS
                                 (In thousands)

                                    Fiscal Year Ended        Six Months Ended
                                       January 31,               July 31,
                                 --------------------------  -----------------
                                  1997     1998      1999     1998      1999
                                                               (unaudited)
Cash flows from operating
 activities:
Net loss.......................  $(3,437) $(6,358) $(15,649) $(6,492) $(20,344)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
  Depreciation and
   amortization................      119      413     1,462      633     1,828
  Common stock issued for
   services....................       11        6       559      130     1,625
  Amortization of unearned
   compensation................        9       97     1,446      431     7,791
  Provision for doubtful
   accounts....................       74       82       508      212       115
  Non-cash interest expense....       20       72       261      137       175
  Changes in assets and
   liabilities:
   Accounts receivable.........     (209)    (627)     (937)    (420)      345
   Restricted cash.............      --       --        --       --       (805)
   Accounts payable............      323      951      (271)    (790)    2,264
   Accrued liabilities.........      (99)     259       981      803       564
   Deferred revenue............      164      591       317      394        48
   Prepaid expenses and other
    assets.....................        8      (73)      (54)    (137)     (459)
                                 -------  -------  --------  -------  --------
     Net cash used in operating
      activities...............   (3,017)  (4,587)  (11,377)  (5,099)   (6,853)
                                 -------  -------  --------  -------  --------
Cash flows from investing
 activities:
Purchase of property and
 equipment.....................     (637)  (2,006)   (2,925)  (1,914)   (5,234)
Acquisition of businesses......     (100)     --        --       --       (800)
Proceeds from sale of short-
 term investments..............      --       --        --       --      4,299
Purchase of short-term
 investments...................      --       --     (7,534)  (5,126)      --
                                 -------  -------  --------  -------  --------
    Net cash used in investing
     activities................     (737)  (2,006)  (10,459)  (7,040)   (1,735)
                                 -------  -------  --------  -------  --------
Cash flows from financing
 activities:
Proceeds from issuance of
 series A redeemable
 convertible preferred stock...    4,200      --        --       --        --
Proceeds from issuance of
 series B redeemable
 convertible preferred stock
 and warrants..................      --     6,498       --       --        --
Proceeds from issuance of
 series C redeemable
 convertible preferred stock,
 options and warrants..........      --       --     25,208   25,208       --
Proceeds from borrowings on
 capital lease obligations.....      118      494     3,972    3,261     4,308
Principal payments on capital
 lease obligations.............      (22)    (125)     (279)    (113)     (707)
Proceeds from (payment of) bank
 borrowings....................      --       469      (141)     (47)      (94)
Proceeds from issuance of
 common stock..................       34       10        12        5       119
                                 -------  -------  --------  -------  --------
     Net cash provided by
      financing activities.....    4,330    7,346    28,772   28,314     3,626
                                 -------  -------  --------  -------  --------
Net increase (decrease) in cash
 and cash equivalents..........      576      753     6,936   16,175    (4,962)
Cash and cash equivalents at
 beginning of period...........        3      579     1,332    1,332     8,268
                                 -------  -------  --------  -------  --------
Cash and cash equivalents at
 end of period.................  $   579  $ 1,332  $  8,268  $17,507  $  3,306
                                 =======  =======  ========  =======  ========
Supplemental disclosure of cash
 flow information:
Cash paid for interest.........  $    19  $    57  $    339  $   166  $    220
                                 =======  =======  ========  =======  ========
Supplemental non-cash investing
and financing activities:
Warrants issued to acquire
 redeemable convertible
 preferred stock...............  $    10  $   363  $  4,139  $ 4,139  $    --
                                 =======  =======  ========  =======  ========

   The accompanying notes are an integral part of these financial statements.

                               GETTHERE.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

  GetThere.com, Inc. ("GetThere" or the "Company") was incorporated as Internet Travel Network in California on August 7, 1995. The Company changed its name to GetThere.com on July 15, 1999.

  GetThere.com is a provider of Internet-based travel procurement and supply solutions primarily for businesses and travel suppliers. The Company's Internet-based solutions are designed to reduce current inefficiencies in the travel procurement and supply process by decreasing the role of intermediaries, such as travel agents, by providing customers with valuable travel information and by streamlining the internal procurement and supply processes of the Company's customers. The Company offers corporate customers a service that allows the Corporation's employees to gain access to a restricted web site where they can make travel reservations. GetThere.com customizes the web site, provides the software and servers which processes the reservation, provides reports on reservation activities, answers phone inquiries and either prints and delivers tickets, or passes the reservation to the Company's travel agent for ticketing. The Company offers Travel Suppliers and other customers a public web site where customers can make travel reservations. GetThere.com provides the software and servers that process the reservation, provides phone and email based traveler support, prints and delivers tickets, and provides reporting on travel activities.

Reincorporation

  In August 1999, the Company's Board of Directors authorized the reincorporation of the Company in the State of Delaware. As a result of the reincorporation, the Company is authorized to issue 200 million shares of $0.0001 par value common stock and 10,000,000 shares of $0.0001 par value preferred stock. The Board of Directors has the authority to issue undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. Share and per share information for each of the periods presented has been retroactively adjusted to reflect the reincorporation.

Unaudited interim results

  The accompanying balance sheet as of July 31, 1999, the statement of operations and of cash flows for the six months ended July 31, 1999 and 1998 and the statement of stockholders' deficit for the six months ended July 31, 1999 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of these periods. The data disclosed in the notes to the financial statements for these periods is unaudited.

Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

  All revenues arise from providing internet-based services. Transaction revenues are largely derived from on-line orders, hosting fees, advertising, and traveler support services. Hosting fees are charged to gain access to the Company's on-line travel reservation service. Support fees are charged to customers who elect to utilize traveler support services, and are earned on either a fixed monthly basis or per minute of call time used. Revenues from

                               GETTHERE.COM, INC.

on-line hotel and car reservations are recognized when the commission is received. Revenues from on-line air travel reservations are recognized upon the completion of the transaction. Completion is generally defined as either the placement of an order with a third party supplier or the fulfillment of an order by printing and delivering tickets, depending upon the nature of the agreement with the customer. Hosting fees are recognized monthly when invoiced. Advertising revenues are primarily derived from advertising contracts in which the Company is obligated to provide a minimum number of "impressions" or times that an advertisement is viewed. Advertising revenues are recognized as a percentage of completion of the guaranteed minimum number of impressions is achieved, provided that no significant obligations remain. If obligations remain, revenues from advertising are deferred until such obligations are fulfilled. Revenues from traveler support services are recognized as the services are performed.

  Professional service revenues are primarily derived from fees for implementation and customization of customer web sites utilizing the Company's technology. These fees are recognized over the term of the project based upon the project's state of completion. Payments received in advance of the performance of services are recorded as deferred revenue. Provisions are made in full for any contracts during the period in which a loss on a particular contract becomes probable.

Cost of Revenues

  Cost of revenues is predominantly comprised of transaction and personnel costs including software and telecommunications costs associated with operating the Company's transaction systems, traveler support and travel service center. Costs associated with outside consultants, commission sharing with ePartners, content licensing, printing and delivery costs of tickets, computer reservation service charges and advertising agency fees are also included as cost of revenues. It is impracticable for the Company to allocate the costs of facilities or other expense items that are not directly attributable to revenue generation activities; these common costs and expenses are primarily included in general and administrative expenses.

Cash, cash equivalents and short-term investments

  The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of acquisition to be cash equivalents; those with original maturities greater than three months and current maturities less than twelve months from the balance sheet date are considered short-term investments.

  Both cash equivalents and short-term investments are considered available-for-sale securities and are carried at cost, which approximates fair value. The following schedule summarizes the estimated fair value of the Company's cash, cash equivalents and short-term investments (in thousands):

                                                        January 31,   July 31,
                                                       ------------- -----------
                                                        1998   1999     1999
                                                                     (unaudited)
Cash and cash equivalents:
Cash.................................................. $  286 $  367   $  --
Money market funds....................................  1,046  3,725    3,306
Corporate debt securities.............................    --   4,176      --
                                                       ------ ------   ------
                                                       $1,332 $8,268   $3,306
                                                       ====== ======   ======

Short-term investments:
Certificates of deposit...............................        $  629   $  --
Corporate debt securities.............................           997      --
Foreign debt securities...............................         1,019      --
U.S. government debt securities.......................         4,889    3,235
                                                              ------   ------
                                                              $7,534   $3,235
                                                              ======   ======

                               GETTHERE.COM, INC.

Concentration of credit risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. Cash, cash equivalents and short-term investments are deposited with high credit, quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located primarily in the United States. The Company performs credit evaluations of its customers' financial condition and, generally, requires no collateral. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of such accounts.

  For fiscal year 1997, Customers A and B accounted for 18% and 13% of the Company's revenues, respectively. For fiscal year 1998, Customer B accounted for 12% of the Company's revenues. For fiscal year 1999, Customer C accounted for 25% of the Company's revenues. For the six months ended July 31, 1998 and 1999 (unaudited) Customer C accounted for 21% and 34% of the Company's revenue, respectively. No other customer accounted for 10% or more of revenues during fiscal years 1997, 1998 and 1999.

  At January 31, 1998, Customers B, C and D accounted for 11%, 12% and 14% of the total accounts receivable, respectively. At January 31, 1999, Customers C, D and E accounted for 19%, 13% and 13% of the total accounts receivable, respectively. At July 31, 1999, Customer C accounted for 23% (unaudited) of the total accounts receivable. No other customer accounted for 10% or more of the Company's total accounts receivable at the respective balance sheet dates.

Fair value of instruments

  The Company's financial instruments including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximate fair value due to the short-term maturity of these instruments. The carrying value of the Company's capital leases approximate fair market value because of prevailing interest rates. Redeemable preferred stocks are recorded at their redemption amounts which is considered to approximate fair value.

Capitalization of internal-use software costs

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998 and provides guidance on accounting for the costs incurred for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company adopted the provisions of SOP 98-1 in its fiscal year beginning February 1, 1999.

Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements are amortized over the shorter of the remaining term of the lease or the estimated useful lives of the assets.

Impairment of long-lived assets

  The Company periodically evaluates the carrying value of long-lived assets to be held and used, including but not limited to, capital assets and intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized

                               GETTHERE.COM, INC.

based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. No losses from impairment have been recognized in the financial statements.

Advertising

  Advertising is expensed as incurred. Advertising and public relations expenses for the fiscal years ended January 31, 1997, 1998 and 1999 and for the six months ended July 31, 1998 and 1999 totaled $401,000, $536,000, $1,077,000,
$461,000 (unaudited) and $545,000 (unaudited), respectively.

Stock-based compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" using the multiple option approach and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation."

  The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force in Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services."

Income taxes

  Income taxes are accounted for using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Net loss per share

  The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic net loss per share is computed by dividing the net loss attributed to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period excluding shares of Common Stock subject to repurchase. Such shares of common stock subject to repurchase aggregated:

                                                                   Six Months Ended July
             Year Ended January 31,                                          31,
      ----------------------------------------------              --------------------------------------
       1997            1998                  1999                  1998                   1999
                                                                        (Unaudited)
      318,409         275,464               401,831               646,178               3,033,378

  These shares primarily vest with the passage of time subject to continued employment by certain executives.

                               GETTHERE.COM, INC.

  The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

                                                                  Six Months Ended July
                                Year Ended January 31,                     31,
                         --------------------------------------  -------------------------
                            1997         1998          1999         1998          1999
                                                                       (unaudited)
Numerator:
  Net loss attributable
   to common
   stockholders......... $(3,437,000) $(6,409,000) $(15,788,000) $(6,534,000) $(20,449,000)
Denominator:
  Weighted average
   shares...............   3,201,768    3,873,540     4,474,073    4,420,963     5,423,907
  Weighted average
   unvested shares of
   common stock subject
   to repurchase........    (374,484)    (337,005)     (516,681)    (597,882)   (1,352,820)
                         -----------  -----------  ------------  -----------  ------------
Denominator for basic
 and diluted
 calculation............   2,827,284    3,536,535     3,957,392    3,823,081     4,071,087
                         ===========  ===========  ============  ===========  ============
Net loss per share:
  Basic and diluted..... $     (1.22) $     (1.81) $      (3.99) $     (1.71) $      (5.02)
                         ===========  ===========  ============  ===========  ============

  The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated:

                                                           Six Months Ended July
                                Year Ended January 31,              31,
                            ------------------------------ ---------------------
                              1997      1998       1999       1998       1999
                                                                (unaudited)
Weighted average effect of
 common stock equivalents
  Series A preferred
   stock..................  2,764,787 3,705,991  3,705,991  3,705,991  3,705,991
  Series B preferred
   stock..................        --  3,098,938  3,914,448  3,914,448  3,914,448
  Series C preferred
   stock..................        --        --   2,948,085  1,370,292  4,110,875
  Warrants and options to
   purchase
   redeemable convertible
   preferred stock........     13,235   351,386  2,814,579  1,857,594  3,772,171
  Shares of common stock
   subject
   to repurchase..........    374,484   337,005    516,681    597,882  1,352,820
  Common stock options....     57,156   544,136  1,188,637  1,032,144  3,197,445
                            --------- --------- ---------- ---------- ----------
                            3,209,662 8,037,456 15,088,421 12,478,351 20,053,750
                            ========= ========= ========== ========== ==========

Pro forma net loss per share (unaudited)

  Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding, including the pro forma effects of the automatic conversion of the Company's series A, B and C preferred stock and the exercise of series B and E warrants into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred at the beginning of the period, or at the date of issuance, if later. The resulting pro forma adjustment for the fiscal year ended January 31, 1999 and the six months ended July 31, 1999 includes (i) an increase in the weighted average shares used to compute the basic net loss per share of 10,959,969 and 12,127,654, respectively, and (ii) a decrease in the net loss attributable to common stockholders for the accretion of redeemable convertible preferred stock of $309,000 and $105,000, respectively. The calculation of diluted net loss per share excludes

                               GETTHERE.COM, INC.

potential shares of common stock as the effect of their inclusion would be antidilutive. Pro forma potential common stock consists of common stock subject to repurchase rights and incremental shares of common stock issuable upon the exercise of stock options.

Pro forma stockholders' equity (unaudited)

  Effective upon the closing of the Company's initial public offering, the outstanding shares of series A, B and C preferred stock will automatically convert into 3,705,991, 3,914,448, 4,110,875 shares of common stock, respectively. In addition, 407,852 warrants to purchase Series B and E preferred stock will be exercised to purchase the same number of shares of common stock. Proceeds from this exercise will total $855,000. Also effective upon the closing of the Company's initial public offering, the outstanding warrants for 17,647, 86,225 and 3,281,090 shares of series A, B and C preferred stock, respectively, will automatically convert to outstanding warrants for the same number of shares of common stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma balance sheet at July 31, 1999.

Comprehensive income

  Effective February 1, 1998, the Company adopted the provisions of Statements of Financial Accounting Standard No. 130 ("SFAS 130"), "Reporting Comprehensive Income". SFAS 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

Segment information

  Effective February 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." The Company identifies its operating segments based on business activities and management responsibility. During the fiscal years ended January 31, 1997, 1998 and 1999, the Company operated in a single business segment providing internet-based services.

Recent accounting pronouncements

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters beginning with the quarter ending July 31, 1999. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date until the fiscal quarter ending July 31, 2000. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's results of operations, financial position or cash flows.

  In April 1998, the AICPA issued SOP 98-5 "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, commencing some new operation or organizing a new entity. Under SOP 98-5, the cost of start-up activities should be expensed as incurred. SOP 98-5 is effective February 1, 1999 and the Company does not expect its adoption to have a material effect on their combined results of operations, financial position or cash flows.

                               GETTHERE.COM, INC.

NOTE 2--RELATED PARTY TRANSACTIONS:

  During the fiscal years ended January 31, 1998 and 1999 and the six months ended July 31, 1998 and 1999, the Company provided services to United Air Lines, an investor of the Company. Services provided to the investor totaled (in thousands):

                                                                   Six Months
                                                     Year Ended    Ended July
                                                     January 31,       31,
                                                    ------------- -------------
                                                     1998   1999   1998   1999

   Transaction revenues............................ $   47 $1,143 $  488 $1,633
   Professional service revenues...................    145    351     83    258
                                                    ------ ------ ------ ------
     Total                                          $  192 $1,494 $  571 $1,891
                                                    ====== ====== ====== ======

  Amounts due from the investor totaled $111,000, $336,000 and $322,000 (unaudited) at January 31, 1998 and 1998 and July 31, 1999, respectively. There were no material related party transactions in fiscal 1997.

NOTE 3--BALANCE SHEET COMPONENTS:

                                                   January 31,      July 31,
                                                  ---------------  -----------
                                                   1998    1999       1999
                                                  (in thousands)   (unaudited)
   Accounts receivable:
   Accounts receivable........................... $  929  $ 1,743    $ 1,400
   Less: Allowance for doubtful accounts.........   (155)    (540)      (537)
                                                  ------  -------    -------
                                                  $  774  $ 1,203    $   863
                                                  ======  =======    =======
   Property and equipment, net:
   Computer equipment............................ $2,367  $ 4,055    $ 8,988
   Furniture and fixtures........................    311      537        657
   Leasehold improvements........................     12    1,023      1,529
                                                  ------  -------    -------
                                                   2,690    5,615     11,174
   Less: Accumulated depreciation and
    amortization.................................   (532)  (1,994)    (3,822)
                                                  ------  -------    -------
                                                  $2,158  $ 3,621    $ 7,352
                                                  ======  =======    =======

  Equipment subject to capital leases included above, totaled $2,161,000, $5,244,000 and $9,448,000 (unaudited) at January 31, 1998 and 1999 and July 31,
1999, respectively. Accumulated amortization on such equipment totaled
$400,000, $1,614,000 and $2,817,000 (unaudited) at January 31, 1998 and 1999 and July 31, 1999, respectively.

                                                   January 31,      July 31,
                                                  ---------------  -----------
                                                   1998    1999       1999
                                                  (in thousands)   (unaudited)
   Accrued liabilities:
   Payroll and related expenses.................. $  250  $   724    $   683
   Acquisition accruals..........................    --       --         616
   Other.........................................    108      615      1,338
                                                  ------  -------    -------
                                                  $  358  $ 1,339    $ 2,637
                                                  ======  =======    =======

                               GETTHERE.COM, INC.

NOTE 4--BORROWINGS:

  In April 1997, the Company entered into a financing agreement with a bank, which provides for a term loan with borrowings up to $500,000 of capital expenditure purchases. The outstanding principal balance is due in equal monthly installments of $16,000 ending on October 2000 together with interest at the bank's prime rate plus 1.75% (9.5% at January 31, 1999). At January 31, 1999, $328,000 was outstanding under this term loan.

  Borrowings are secured by all of the Company's assets except leased assets. The term loan requires the Company to meet certain financial covenants including quick ratio, tangible net worth and profitability requirements. At January 31, 1999, the Company was in compliance with the covenants of this agreement.

Equipment lease line

  In April 1996, the Company entered into an equipment financing arrangement which provided for borrowings of up to $250,000, secured by the assets acquired. In conjunction with the financing agreement, the Company issued a warrant to purchase 17,647 additional shares of series A redeemable convertible preferred stock with an exercise price of $1.1333 per share. The warrant can be exercised up to the earlier of May 2003 and two years from the effective date of the Company's initial public offering. The Company determined that the fair value of the warrant approximated $10,000 using the Black Scholes model and has recorded the fair value as additional interest expense. In February 1998, the Company extended the equipment lease line to $3,250,000 through January 1999. The conditions and covenants of the extended agreement remain unchanged from the previous agreement. In association with this extension, the Company issued a warrant to purchase 54,216 shares of series B redeemable convertible preferred stock for $1.66 per share. The Company determined that the fair value of the warrant approximated $13,000 using the Black Scholes model and has recorded the fair value as additional interest expense.

  In March 1997, the Company entered into another equipment financing arrangement which provided for borrowings of up to $500,000, secured by the assets acquired. In February 1998, the Company extended the equipment lease line to $2,100,000 through January 1999. The conditions and covenants of the extended agreement remain unchanged from the previous agreement. In association with this extension, the Company issued warrants to purchase 28,916 shares of series B redeemable convertible preferred stock for $1.66 per share. The Company determined the fair value of the warrant approximated $15,000 using the Black Scholes model and has recorded the fair value as additional interest expense.

  In June 1999, the Company entered into an agreement to extended the Company's then current $3,250,000 equipment lease line to $5,750,000 through June 2000. The conditions and covenants of the extended agreement remain unchanged from the previous agreement. In association with this extension, the Company issued warrants to purchase 19,500 shares of series B convertible preferred stock at a price equal to 85% of the next financing in excess of $10,000,000. The Company will determine the fair value of the warrant using the Black Scholes model and will record the fair value as additional interest expense during the quarter ending October 31, 1999.

NOTE 5--COMMITMENTS:

Leases

  The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through the year 2004. Rent expense for the years ended January 31, 1997, 1998 and 1999 and for the six months ended July 31, 1998 and 1999 totaled $99,000, $196,000, $463,000,
$197,000 (unaudited) and $467,000 (unaudited), respectively.

                               GETTHERE.COM, INC.

  In May 1999, the Company entered into an operating lease for new office facilities in Menlo Park, California that expires in May 2004. Under the terms of this agreement, $805,000 of cash was pledged as collateral on an outstanding letter of credit and was classified as restricted cash at July 31, 1999 (unaudited). The restricted cash balance will be reduced by $109,000 after the first year of the lease and by $174,000 each year thereafter provided no event of default has occurred. The Company was in compliance with such covenants at July 31, 1999 (unaudited).

  In association with the lease arrangement, the Company issued warrants to purchase 16,407 share of series E convertible preferred stock at an exercise price equal to the next equity financing or $10 per share if the Company fails to close a financing by September 30, l999. The Company determined that the fair value of the warrant approximated $28,000 using the Black Scholes model with an exercise price of $10 and has recorded the fair value as additional interest expense in the second quarter of fiscal 2000.

  Future minimum lease payments under all noncancelable operating and capital leases, as of January 31, 1999 and including a new office space operating lease executed in May, 1999, are as follows:

                                                               Capital Operating
                                                               Leases   Leases
   Fiscal Year Ending January 31,                              ------- ---------
                                                                (in thousands)
   2000....................................................... $1,633   $1,103
   2001.......................................................  1,926    1,420
   2002.......................................................  1,438    1,375
   2003.......................................................    102    1,419
   2004.......................................................    --     1,468
   Thereafter.................................................    --       495
                                                               ------   ------
                                                                5,099   $7,280
                                                                        ======
   Less: Amount representing interest.........................    551
                                                               ------
                                                                4,548
   Less: Current portion......................................  1,313
                                                               ------
   Long-term portion of capital lease obligations............. $3,235
                                                               ======

  The Company has entered into employment agreements with certain officers and employees of the Company. The agreements generally provide for annual bonuses and incentive stock options as determined by the board of directors as well as covenants not-to-compete during the employment term and for a period thereafter. The employment agreements also generally provide for severance in the event the individual is terminated without cause.

NOTE 6--REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS:

  At January 31, 1999 and July 31, 1999 (unaudited), redeemable convertible preferred stock consisted of the following:

                                                                     Liquidation
                                                      Shares             and
                                              ---------------------- Redemption
   Series                                     Designated Outstanding   Amount
   A.........................................  4,000,000  3,705,991  $ 4,200,000
   B.........................................  4,500,000  3,914,448    6,498,000
   C......................................... 10,099,998  4,110,875   21,068,000
   D1........................................          1        --           --
   D2........................................          1        --           --
                                              ---------- ----------  -----------
                                              18,600,000 11,731,314  $31,766,000
                                              ========== ==========  ===========

                               GETTHERE.COM, INC.

  The holders of redeemable convertible preferred stock are entitled to various rights and preferences as follows:

Voting

  Each share of series A, B, C, D1, D2, D3 and E has voting rights equal to the equivalent number of shares of common stock into which it is convertible. The holders of series D1, D2 and D3 also have the right to each elect one Board seat.

Dividends

  Holders of series A, B, C and E redeemable convertible preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.079331, $0.1162, $0.35875 and $0.875 per share, respectively, when and if declared by the board of directors. These dividends are payable in preference to any declaration or payment of any dividend on common stock, series D1 convertible preferred stock, series D2 convertible preferred stock or series D3 convertible preferred stock. The board from inception through January 31, 1999 has declared no dividends on the redeemable convertible preferred stock or common stock.

Liquidation

  In the event of any liquidation, dissolution or winding up of the Company, including a merger, acquisition or sale of assets where the beneficial owners of the Company's common stock and redeemable convertible preferred stock own less than a majority of the resulting voting power of the surviving entity, the holders of series A, B, C, D1, D2, D3 and E are entitled to receive an amount equal to $1.1333, $1.66, $5.125, $10, $10, $12.50 and $12.50 per share plus any declared but unpaid dividends, respectively. If the assets and funds thus distributed are insufficient to permit full payment, all assets and funds will be distributed ratably among the holders of series A, B, C, D1, D2, D3 and E convertible preferred stock in proportion to their full preferential amounts.

  After payment has been made to the holders of the redeemable convertible preferred stock, all remaining assets of the Company will be distributed ratably among the holders of all classes of stock based on the number of shares held by each holder. Distribution rights for the holders of the redeemable convertible preferred stock, as described, will cease at such time as the holders of the series A and B shares receive an aggregate of $4.5332 and $4.98 per share, respectively.

Redemption

  Upon the request of the holders of the majority of the outstanding shares of series A, B, C, and E at any time prior to sixty days before April 23, 2002, the shares are redeemable in four annual installments beginning not earlier than April 23, 2002 and continuing thereafter on the first, second and third anniversaries of the initial redemption date. The shares may be redeemed at a price equal to the original issue price, subject to adjustments for dilution and declared and unpaid dividends. The difference between the carrying value and the redemption value of the redeemable convertible preferred stock results primarily from the value attributed to the series B warrants and series C options granted.

Conversion

  Each share of series A, B, C, D1, D2, D3 and E redeemable convertible preferred stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution. Each share of series A, B, C, D1, D2, D3 and E redeemable convertible preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio (currently one to one) upon:
(1) the closing of a public offering of common stock at a price per share of at least $6.50 with gross proceeds of at least $15,000,000, or (2) the consent of the holders of at least 75% of redeemable convertible preferred stock.

                               GETTHERE.COM, INC.

Warrants and Options for Redeemable Convertible Preferred Stock

  In connection with the issuance of series B redeemable convertible preferred stock on April 17, 1997, the Company issued warrants to purchase 391,445 additional shares of series B redeemable convertible preferred stock with an exercise price of $1.66 per share. The warrants can be exercised prior to April 2002. The Company determined the fair value of the warrants approximated $338,000 using the Black Scholes pricing model. As discussed above, this amount is being accreted ratably over the life of the instrument.

  In April 1997, the Company issued a warrant to purchase 30,120 additional shares of series B redeemable convertible preferred stock with an exercise price of $1.66 per share in conjunction with a banking arrangement. The warrant can be exercised prior to April 15, 2002. The Company determined the fair value of the warrants approximated $25,000 and has recorded the fair value as additional interest expense in 1997.

  In connection with the issuance of series C redeemable convertible preferred stock in May 1998, the Company is required, at the request of the holder, to immediately issue a warrant to purchase 807,698 additional shares of series C redeemable convertible preferred stock with an exercise price of $0.01 per share. Proceeds from the warrant totaled $4,139,000. The Company determined that the fair value of the warrant approximated the proceeds using the Black Scholes pricing model and included such amount in redeemable convertible preferred stock in the fiscal 1999 financial statements. The warrant is exercisable immediately and has an indefinite exercise period. Upon the closing of a public offering in which the Company's outstanding series C redeemable convertible preferred stock is converted into common stock, the warrant will be exercisable for the number of shares of common stock that would have resulted from the conversion of the warrant immediately prior to such public offering. In addition, on this date the Company granted the holder an option to purchase, at its choice, up to 2,473,392 shares of series C preferred stock at a price of $5.125 per share or, for a purchase price of $5.125 per share, a warrant to purchase up to 2,473,392 shares of series C preferred stock at an exercise price of $0.01 per share. As a result of an unsatisfied contingency, the holder currently has the right to receive either an option to purchase 1,424,539 shares of series C preferred stock or a warrant to purchase 1,424,539 shares of series C preferred stock. These options terminate on the earlier of November 10, 2000 or the date the Company is acquired. The Company valued the fixed portion of the option grant on the date of issuance at approximately $3.4 million using the Black Scholes pricing model. As discussed above, a portion of the total proceeds received was allocated to this instrument which resulted in a discount on the series C preferred stock that is being accreted ratably over the period from issuance until the first redemption date.

NOTE 7--COMMON STOCK:

  The Company's amended Certificate of Incorporation authorizes the issuance of 50,000,000 shares of $.0001 par value common stock. The Company had reserved shares of the authorized common stock for future issuance as follows:

                                                          January    July 31,
                                                          31, 1999     1999
                                                                    (unaudited)
   Conversion of series A preferred Stock...............  4,000,000  4,000,000
   Conversion of series B preferred Stock...............  4,500,000  4,500,000
   Conversion of series C preferred Stock............... 10,099,998 10,098,998
   Conversion of series D1 preferred Stock..............          1          1
   Conversion of series D2 preferred Stock..............          1          1
   Exercise of stock options under stock option plan....  2,601,190  7,491,190
                                                         ---------- ----------
                                                         21,201,190 26,090,190
                                                         ========== ==========

                               GETTHERE.COM, INC.

  The Company has granted stock to certain founders and employees under a restricted stock plan. As of July 31, 1999, the Company had 340,689 shares of common stock that were subject to certain repurchase rights by the Company. The Company's right to repurchase such shares declines on a percentage basis, usually over three years, based on the length of the employees continual employment with the Company.

NOTE 8--EMPLOYEE BENEFIT PLANS:

401(k) Savings Plan

  The Company has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a percentage (not to exceed 25%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All employees on the United States payroll of the Company are eligible to participate in the Savings Plan. The Company is not required to contribute to the Savings Plan and has made no contributions since the plan's inception.

Stock Option Plan

  In May, 1996, the Company's board of directors adopted the 1996 Stock Option Plan (the "Plan") under which 1,341,190 shares of the Company's common stock had been reserved for issuance of options. The Plan provides for the granting of options to employees and consultants of the Company. In the fiscal years ended January 31, 1998 and 1999 and for the six months ended July 31, 1999, the Company had reserved an additional 800,000 shares, 460,000 shares and 4,890,000 shares (unaudited), respectively, for issuance under the Plan. Options granted under the Plan may be either incentive stock options ("ISO") or nonqualified stock options ("NSO"). ISOs may be granted only to Company employees (including officers and directors). NSOs may be granted either to Company employees or consultants.

  At the July 27, 1999 meeting, the board of directors approved an increase in the maximum number of shares of common stock authorized for issuance under the 1996 Stock Incentive Plan from 7,491,190 to 12,491,190 shares. This amendment requires stockholder approval.

  Options under the plans may be granted for periods up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors provided, however, that (i) the exercise price of an ISO may not be less than 100% of the estimated fair value of the shares on the date of grant, and (ii) the exercise price of an ISO granted to a 10% shareholder may not be less than 110% of the estimated fair value of shares on the date of grant. Options are exercisable immediately, subject to repurchase rights held by the Company which lapse over a maximum period of ten years, at such times and under such conditions as determined by the board of directors. Options generally vest at a rate of 12.5% after six months and 2.08% per month thereafter.

                               GETTHERE.COM, INC.

  The following table summarizes the activity under the Plan for the fiscal years ended January 31, 1998, 1999 and the six months ended July 31, 1999:

                                      Fiscal Year Ended January 31,
                          ---------------------------------------------------------  Six Months Ended
                                1997               1998                1999            July 31, 1999
                          ----------------- ------------------- ------------------- --------------------
                                   Weighted            Weighted            Weighted             Weighted
                                   Average             Average             Average              Average
                                   Exercise            Exercise            Exercise             Exercise
                          Shares    Price    Shares     Price    Shares     Price     Shares     Price
                                                                                        (unaudited)
Outstanding at beginning
 of period..............      --    $ --      448,950   $0.10   1,081,525   $0.14    2,085,292   $0.65
Granted.................  477,350    0.10     965,350    0.15   1,554,250    0.83    5,024,047    1.35
Exercised...............      --      --     (108,261)   0.10     (82,933)   0.13   (2,994,930)   0.94
Cancelled...............  (28,400)   0.10    (224,514)   0.11    (467,550)   0.18     (332,599)   0.81
                          -------           ---------           ---------           ----------
Outstanding at end of
 period.................  448,950    0.10   1,081,525    0.14   2,085,292    0.65    3,781,810    1.33
                          =======           =========           =========           ==========
Options exercisable at
 end of period..........  448,950           1,081,525           1,915,292            3,511,810
                          =======           =========           =========           ==========
Weighted average fair
 value of options
 granted during the
 period.................            $0.07               $0.81               $3.88                $6.80
                                    =====               =====               =====                =====

  Certain of the options exercised during the six months ended July 31, 1999 were issued in exchange for notes receivable, which are full recourse and additionally collateralized by the underlying shares of common stock and other personal property. These notes receivable are payable on the earlier of June 21, 2004 or 180 days after the borrower's employment with the Company terminates for any reason and bear interest at rates ranging from 5.22% to 5.37% of the unpaid principal balance each year. These notes receivable have been included in stockholders' equity.

  The following table summarizes information about stock options outstanding and exercisable at January 31, 1999:

                               Options Outstanding at      Options Exercisable
                                  January 31, 1999         at January 31, 1999
                          -------------------------------- --------------------
                                       Weighted
                                        Average
                                       Remaining  Weighted             Weighted
                           Number of  Contractual Average   Number of  Average
                            Shares       Life     Exercise   Shares    Exercise
   Exercise Prices        Outstanding   (Years)    Price   Exercisable  Price
   $ 0.10................    233,750      7.9      $0.10      233,750   $0.10
   $ 0.16................    455,086      8.8      $0.16      455,086   $0.16
   $ 0.60................    366,456      9.3      $0.60      366,456   $0.60
   $ 1.00................  1,030,000      9.8      $1.00      860,000   $1.00
                           ---------                        ---------
                           2,085,292                        1,915,292
                           =========                        =========

                               GETTHERE.COM, INC.

  The following table summarizes information about stock options outstanding and exercisable at July 31, 1999 (unaudited):

                            Options Outstanding at July    Options Exercisable
                                      31, 1999               at July 31, 1999
                          -------------------------------- --------------------
                                       Weighted
                                        Average
                                       Remaining  Weighted             Weighted
                           Number of  Contractual Average   Number of  Average
                            Shares       Life     Exercise   Shares    Exercise
   Exercise Prices        Outstanding   (Years)    Price   Exercisable  Price
   $ 0.10................    152,202      7.3      $0.10      152,202   $0.10
   $ 0.16................    280,442      8.2      $0.16      280,442   $0.16
   $ 0.60................    329,216      8.8      $0.60      329,216   $0.60
   $ 1.00................  2,519,050      9.6      $1.00    2,249,050   $1.00
   $ 3.00................    311,400     10.0      $3.00      311,400   $3.00
   $ 7.00................    189,500     10.0      $7.00      189,500   $7.00
                           ---------                        ---------
                           3,781,810                        3,511,810
                           =========                        =========

Fair value disclosures

  Had compensation costs for the Company's option plan been determined based on the fair value at the grant dates using the minimum value model as prescribed by SFAS 123, the Company's pro forma net loss for the fiscal years ended January 31, 1997, 1998 and 1999 would have been $(3,942,000), $(6,440,000) and
$(16,543,000), respectively, which represents an increase in the net loss attributable to common stockholders of $(5,000), $(31,000) and $(755,000), respectively. In addition, the pro forma basic and diluted net loss per share under SFAS 123 would have been $(1.22), $(1.82) and $(4.18), respectively for the periods presented. The fair value of each option is estimated on the date of grant using the minimum value method with the following assumptions:

                                                            Fiscal Year Ended
                                                               January 31,
                                                            -------------------
                                                            1997   1998   1999
   Expected life (years)...................................     4      4      4
   Risk-free interest rate.................................  6.23%  6.48%  5.14%
   Dividend yield..........................................     0%     0%     0%

  Because the determination of the fair value granted after the Company becomes a public entity will include an expected volatility factor and because additional option grants are expected to be made each year, the compensation expense for the three years ended January 31, 1999 are not representative of the pro forma effects of option grants on reported net income (loss) for future years.

Unearned compensation

  In connection with certain stock option grants the Company recognized unearned compensation which is being amortized over the vesting periods of the related options, usually four years. The total unearned compensation recorded by the Company from August 7, 1995 (inception) through July 31, 1999 was $47,159,000. The fair value per share used to calculate unearned compensation was derived by reference to the preferred stock values, reduced by a nominal discount factor. Future compensation charges are subject to reduction for any employee who terminated employment prior to the expiration of such employee's option vesting period. The amortization of unearned compensation during the fiscal year ended January 31, 1997, 1998

                               GETTHERE.COM, INC.

and 1999 and the six months ended July 31, 1999 totaled $5,000, $87,000, $1,919,000 and $8,753,000 (unaudited), respectively. Additionally, the Company recorded unearned compensation for restricted common stock granted to service providers, which is being amortized over the related vesting period.

NOTE 9--INCOME TAXES:

  No provision for income taxes was recorded from inception through January 31, 1999 as the Company incurred net operating losses during the period.

  The components of the Company's net deferred tax assets consist of the following:

                                                                 January 31,
                                                               ----------------
                                                                1998     1999
                                                               (in thousands)
   Net operating loss carryforwards........................... $ 3,082  $ 7,920
   Other reserves and accruals................................     215      545
                                                               -------  -------
   Total deferred tax assets..................................   3,297    8,465
   Less: valuation allowance..................................  (3,297)  (8,465)
                                                               -------  -------
                                                               $   --   $   --
                                                               =======  =======

  Management believes, based on the available objective evidence, that sufficient uncertainty exists regarding the realization of the deferred tax assets such that a full valuation allowance has been recorded.

  At January 31, 1999, the Company had approximately $19,800,000 of federal and $13,750,000 of state net operating tax loss carryforwards available to offset future taxable income. Such carryforwards expire in varying amounts through 2019. Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which may cause limitations in the utilization of net operating losses in any one year include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three year period. Such change may have occurred as a result of the preferred stock issuances.

NOTE 10--ACQUISITION:

  In July 1999, the Company entered into an agreement to purchase certain assets of Oasis Reservation Services, Inc. in Fort Lauderdale, Florida. The purchase price totaled $2.45 million comprised of $800,000 cash and a $1,650,000 convertible note. The note bears interest at a rate of 5% per annum and is payable in full on April 14, 2000. The note is convertible into redeemable convertible preferred stock or common stock of the Company. The note holder may elect to convert this note into shares of equity securities issued by the Company, either through a private placement or an initial public offering at the price of the respective offering. This right shall terminate on the earlier of the note maturity date or the closing of the IPO. The note shall be convertible into the number of shares of equity securities based on the principal amount of the note plus accrued and unpaid interest divided by the price paid for the equity securities by third parties.

  This acquisition was accounted for using the purchase method of accounting. The aggregate purchase price was allocated to the net assets acquired, based upon their respective fair market value with the remainder allocated to intangible assets, including goodwill. The Company is amortizing goodwill and other intangible assets on a straight-line basis over 24 months.

                               GETTHERE.COM, INC.

  The following summarizes the unaudited pro forma results of operations, on a combined basis, as if the acquisition occurred as of the beginning of each of the periods presented, after including the impact of certain adjustments such as amortization of costs in excess of net assets acquired:

                                                        Fiscal
                                                      Year-Ended    Six months
                                                      January 31, Ended July 31,
                                                         1999          1999
                                                        (in thousands, except
                                                           per share data)
   Net revenues......................................  $  6,447      $  5,598
   Net loss..........................................   (16,464)      (20,928)
   Basic and diluted net loss per share..............  $  (4.16)     $  (5.14)

  The unaudited pro forma results are not necessarily indicative of the results of the operations that would have been reported had the acquisition occurred prior to the beginning of the period presented. In addition, they are not intended to be indicative of future results.

NOTE 11--SUBSEQUENT EVENTS:

Employee and Director Benefit Plans

  On August 16, 1999, the board of directors approved the 1999 stock incentive plan under which 5,000,000 shares of common stock have been reserved. On each February 1, commencing with the year 2001, the number of shares in reserve will automatically increase by 4% of the total number of shares of common stock that are outstanding at that time or, if less, by 3,000,000 shares.

  In August 1999, the Company adopted the 1999 employee stock purchase plan under which 2,500,000 shares have been reserved for issuance thereafter. On each June 1, the number of shares in reserve will automatically be restored to 2,500,000 (in other words, the reserve will be increased by the number of shares that were issued in the prior 12 months). The plan permits purchases of common stock via payroll deductions. The maximum payroll deduction is 15% of the employee's cash compensation. Purchases of the common stock will occur on May 31 and November 30 of each year. The price of each share purchased will be 85% of the lower of:

  .The fair market value per share of common stock on the date immediately before the first day of the applicable offering period; or

  .The fair market value per share of common stock on the purchase date.

  In August, the board of directors also adopted the 1999 directors' stock option plan and 750,000 shares of common stock were reserved for issuance under this plan. On each February 1, starting with the year 2001, the number of shares in reserve will automatically be restored to 750,000. Non-employee members of the board of directors will be eligible for option grants under the 1999 directors' stock option plan. Each non-employee director who joins the board after the effective date of the plan will receive an initial option of 50,000 shares. The initial options vest 25% at the end of year one, and the balance in 36 equal monthly installments. At each annual stockholder's meeting, beginning in 2000, each non-employee director will automatically be granted an annual option for 12,500 shares of the common stock. A new non-employee director who receives the initial option will not receive the 12,500 share annual option in the same calendar year. These options vest in equal monthly installments over the one-year period following the date of the grant. The exercise price of the option will be equal to the fair market value of the common stock on the option grant date. The non-employee directors' options have a 10-year term, and expire one year after a director leaves the board. Upon a change of control of the Company, the options become fully vested. Vesting also accelerates in the event of the optionee's death or disability.

  The above plans are subject to stockholder approval.

                               GETTHERE.COM, INC.

Initial public offering

  In August, 1999, the Company's board of directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public.

Financing Activities

  On August 27, 1999, the Company sold to America West Airlines ("AWA") 500,000 shares of its series C preferred stock at $5.125 per share.

  On August 27, 1999, a warrant to purchase 1,650,000 shares of the Company's series C preferred stock with an exercise price of $5.125 per share was issued to Northwest Airlines ("NWA"). This warrant becomes fully vested and exercisable at the date NWA begins to use the Company's travel solution on the nwa.com Web site.

  On September 14, 1999, the Company sold 500,000 shares of its series E preferred stock to AWA at a price per share of $12.50 and issued AWA a warrant to purchase 500,000 shares of its series E preferred stock with an exercise price of $12.50 per share. This warrant was fully vested and exercisable on October 1, 1999 and has an exercise period of 3 years from the vesting date. The relative fair value of the warrant was calculated to be $3.1 million using the Black Scholes pricing model. As a result, $3.1 million of the total proceeds received from the sale of the series E preferred stock ($6.25 million) was allocated to the warrant with the remainder being allocated to preferred stock. The discount between the carrying amount and redemption value of the preferred stock will be accreted ratably over the period until the first redemption date.

  On September 14, 1999, the Company sold 200,000 shares of its series E preferred stock to Air Canada Airlines ("ACA") at a price per share of $12.50. The Company also sold to ACA 500,000 shares of its series C preferred stock at a price per share of $5.125 and issued to ACA a warrant to purchase 200,000 shares of its series E preferred stock with an exercise price of $12.50 per share. This warrant was fully vested at the date of issuance and is exercisable 30 days after the date of issuance and has an exercise period of 3 years from the date of first exerciseability. In the event that a commercial agreement is not reached between ACA and the Company by November 15, 1999, the Company at its option may repurchase the series C and E preferred stock issued to ACA at a price per share equal to the original issue price plus a 6% interest charge from the date of the sale to the date of repurchase. In addition, the preferred stock warrant issued to ACA will terminate in the event that the Company exercises its repurchase option with regard to the series C and E preferred shares.

  On September 14, 1999, the Company and American Express ("AMEX") entered into an agreement whereby the Company agreed to sell to AMEX 875,423 shares of its series C preferred stock at a price per share of $5.125. The Company also agreed to sell to AMEX 2,121,076 shares of its series E preferred stock at a price per share of $12.50. AMEX also purchased one share of series D3 preferred stock for $12.50. As the holder of the outstanding share of series D3 preferred stock, AMEX has the right to elect a representative to the board of directors.

  In addition, on September 14, 1999, the Company issued the following fully vested and exercisable stock warrants to AMEX:

  . a warrant to purchase up to 730,023 shares of the Company's series E preferred stock at an exercise price of $21.00 per share. This warrant becomes exercisable 30 days after the date of issuance and has an exercise period of 2 years.

                               GETTHERE.COM, INC.

  . a warrant to purchase 730,023 shares of the Company's series E preferred stock at an exercise price of $31.00 per share. This warrant becomes exercisable 30 days after the date of issuance and has an exercise period of 3 years.

  . a warrant to purchase 375,000 shares of the Company's common stock at an exercise price of $16.50 per share. This warrant becomes exercisable 30 days after the date of issuance and has an exercise period of 120 days from the date of issuance.

  In connection with the sale of the Company's series E preferred stock on September 14,1999, the Company sold 1,500,000 shares of series E preferred stock at a price per share of $12.50 to Covia and issued to Covia a warrant to purchase 1,136,821 shares of the Company's common stock at an exercise price of $11.20 per share. The equity instruments sold were unbundled and the aggregate proceeds of $18.75 million allocated to each separate instrument based on the relative fair values. The warrant has a fair value of $7.5 million using the Black Scholes pricing model. As a result, $11.25 and $7.5 million proceeds was allocated to the preferred stock and warrant, respectively. The preferred stock will be classified as temporary equity and accreted to the redemption value until the first redemption date.

  In addition, on September 14, 1999, the Company sold 720,000 shares of series E preferred stock at a price per share of $12.50 to two venture capital funds.

  Summary of proceeds allocated to the detachable securities issued contemporaneously with preferred stock:

                                      Series     Gross    Detachable    Value
Holder/Date                          of Stock  Proceeds    Security   Allocated
AWA--9/99........................... Series E $ 6,250,000  Warrant   $ 3,100,000
AMEX--9/99.......................... Series E  26,513,450  Warrants    5,000,000
ACA--9/99........................... Series E   2,500,000  Warrant     1,250,000
Covia--9/99......................... Series E  18,750,000  Warrant     7,500,000
                                              -----------            -----------
                                              $54,013,450            $16,850,000
                                              ===========            ===========

  Management determined that the fair value of the Company's series C preferred stock at September 14, 1999 was $12.50 per share. The issuance price for the series C preferred stock in August and September 1999 was $5.125 per share. The difference between the fair value and the issuance price will be recorded as an intangible asset. The intangible asset will be recorded at the issuance date of the stock and amortized over the estimated period to be benefited (four years).

  With respect to the sale of the series C preferred stock to American Express Travel Related Services Company, America West Airlines and Air Canada Airlines the commitment date for purposes of measuring the value of the intangible asset was the date of issuance of these shares. The amortization of the intangible asset described below will be classified as general and administrative expenses. The calculation of the value of the intangible asset related to these shares is as follows:

                                                Fair Value            Amount of
                          Series of  Number of      at     Price Per Intangible
                            Stock   Shares Sold Issue Date   Share      Asset
AMEX..................... Series C    875,423     $12.50    $5.125   $ 6,456,245
AWA...................... Series C    500,000     $12.50    $5.125     3,687,500
ACA...................... Series C    500,000     $12.50    $5.125     3,687,500
                                                                     -----------
                                                                     $13,831,245
                                                                     ===========

                               GETTHERE.COM, INC.

  The value related to the stock warrant issued to NWA will be classified as an intangible asset and amortized over a four year period in a manner similar to the intangible asset discussed above. The warrant is not exercisable until such date as NWA migrates its primary Web site to the Company's travel solution and, therefore, a performance commitment exists with regard to the NWA warrant under EITF 96-18, paragraph 5. The value of the warrant issued to NWA will be measured on the date that the NWA Web site is migrated to the Company's travel solution. The Company will disclose the value of this warrant over the interim reporting periods.

  The amortization of the warrant value related to the intangible asset will be classified as general and administrative expenses.

Description of Graphics--Inside Back Cover

  At top of the page, there is a title that reads "Our services are designed to reduce costs, increase productivity, and provide real-time data analysis."

  At upper left side of the page, there is a screen shot of a Web page depicting the booking of flight reservations. Immediately above the screen shot, there is a title that reads "Searching" and immediately below the screen shot, there is a caption that reads "Travelers can book real-time reservations over the Internet utilizing their negotiated rates and preferred vendors." Opposite the screen shot, there is a quotation, titled "Chevron," that reads "'Our research suggested that ease-of-use was essential to the adoption of an online travel solution and GetThere.com met our needs. We hope to have the majority of our travelers using the system in the future.'--Nancy Godfrey, Travel Administration Manager."

  At middle right side of the page, there is a screen shot of a Web page depicting a real-time airline seat map. Immediately above the screen shot, there is a title that reads "Selecting" and immediately below the screen shot, there is a caption that reads "Travelers can select an available seat from a real-time seat map." Opposite the screen shot, there is a quotation, titled "Hewlett-Packard," that reads " 'Our VeriFone subsidiary installed GetThere.com's solution and has achieved an adoption rate of more than 60%. This has led to savings of up to 15% on airline tickets.'--Joe Beyers, Vice President and General Manager, Internet Business Unit."

  At lower left side of the page, there is a screen shot of a Web page depicting real-time data reporting. Immediately above the screen shot, there is a title that reads "Reporting" and immediately below the screen shot, there is a caption that reads "Travel managers get real-time reporting of their actual travel spending, allowing them to manage budgets and monitor performance." Opposite the screen shot, there is a quotation, titled "Nike," that reads
" 'Releasing a corporate online travel program is complex. GetThere.com provided Nike with a services-oriented approach and implementation services that simplified the process. The benefits and returns to Nike were immediate.'--Ted Cullen, Travel Director, Nike."

  At the lower right corner of the page, there is the GetThere.com logo.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
     , 1999


                              [GETTHERE.COM LOGO]

                       5,000,000 Shares of Common Stock

                            ----------------------
                                  PROSPECTUS
                            ----------------------

                         Donaldson, Lufkin & Jenrette

                             Salomon Smith Barney

                           Bear, Stearns & Co. Inc.

                               WR Hambrecht + Co

-------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of GetThere.com have not changed since the date hereof.

-------------------------------------------------------------------------------

Until      , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

   SEC Registration fee............................................. $   20,850
   NASD fee.........................................................      8,000
   Nasdaq National Market initial listing fee.......................     50,000
   Printing and engraving...........................................    400,000
   Legal fees and expenses of the Company...........................    600,000
   Accounting fees and expenses.....................................    500,000
   Blue sky fees and expenses.......................................      5,000
   Transfer agent fees..............................................     15,000
   Miscellaneous....................................................    201,150
                                                                     ----------
     Total.......................................................... $1,800,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Act"). Article Six of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains liability insurance for its directors and officers. Reference is also made to Section 7 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities, and
Section 5.6 of the Amended and Restated Investor Rights Agreement contained in
Exhibit 4.1 hereto, indemnifying certain of the Company's stockholders, including controlling stockholders, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

  Since August 1995 (inception), the Registrant has issued and sold the following securities:

  1. On August 7, 1995, the Registrant issued and sold an aggregate of 3,000,000 shares of our common stock to three founders of the Company, Al Whaley, Dan Whaley and Bruce Yoxsimer for an aggregate purchase price of $3,000. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  2. On April 23, 1996, the Registrant issued and sold 3,529,516 shares of series A preferred stock for an aggregate purchase price of $4,000,000 to Brentwood Associates VII, LP and ITN Joint Venture under a stock purchase agreement. At a second closing on June 4, 1996, the Registrant issued and sold 176,475 shares of series A preferred stock for an aggregate purchase price of $199,999 to B. Kipling and Mary Hagopian, Trustees, Timothy M. and Melissa J. Pennington, Trustees, Margaret Leinen, Jonathan Alan Kessler, Kevin J. McQuillan, James Yoxsimer, the 351 North San Mateo Associates Profit Sharing Plan, Pamela Yoxsimer Holden and Frank A. Holden under a stock purchase agreement. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  3. On April 23, 1996, the Registrant issued and sold 335,256 shares of common stock to the Contrarian Group for an aggregate purchase price of $33,526 (the value of services rendered). This issuance of securities was deemed exempt from registration under the Securities Act in reliance on
Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  4. On May 1, 1996, the Registrant issued a warrant to purchase 17,647 shares of our series A preferred stock with an exercise price of $1.1333 per share to Comdisco, Inc. in consideration for Comdisco's performance under a Master Lease Agreement and Equipment Schedule dated April 2, 1996. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  5. On April 15, 1997 the Registrant issued two warrants to purchase a total of 30,120 shares of our series B preferred stock at an exercise price of $1.133 per share to Imperial Bank in consideration for its performance under a loan agreement. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  6. On April 18, 1997, the Registrant issued and sold 3,914,448 shares of series B preferred stock for an aggregate purchase price of $6,497,984 to U.S. Venture Partners V, L.P., USVP International, L.P., 2180 Associates Fund V, L.P., USVP V Entrepreneur Partners, L.P., Brentwood Associates VII, L.P., Brentwood Affiliates Fund, L.P., Norwest Equity Partners V, Charter Ventures II, L.P. and Bayview Investors Ltd. under a stock purchase agreement. Each of the nine investors was also granted a warrant to purchase series B preferred stock in an amount totalling 10% of the number of shares it purchased in the series B round at an exercise price of $1.66 per share. The total number of shares available for purchase in these warrants is 391,445. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  7. On February 20, 1998, the Registrant issued a warrant to purchase 28,916 shares of our series B preferred stock with an exercise price of $1.66 per share to Phoenix Leasing, Inc. in consideration for its performance under a loan agreement. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  8. On February 23, 1998, the Registrant issued a warrant to purchase 54,216 shares of our series B preferred stock with an exercise price of $1.66 per share to Comdisco, Inc. in consideration for its performance under several lease agreements. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  9. On May 14, 1998, the Registrant issued and sold 4,044,297 shares of our series C preferred stock for an aggregate purchase price of $20,727,022 to Covia under a stock purchase agreement. In addition, the

Registrant granted a right to that investor to have the Registrant issue it a warrant for 807,698 shares of series C preferred stock at an exercise price of $0.01 per share for a purchase price of $4,139,452. At a subsequent closing on May 29, 1998, the Registrant issued and sold an additional 66,578 shares of our series C preferred stock for an aggregate purchase price of $341,212 to The Hambrecht 1980 Revocable Trust and W.R. Hambrecht & Co., LLC under a stock purchase agreement. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  10. On June 7, 1999, the Registrant issued a warrant to purchase 16,407 shares of our series E preferred stock with an exercise price that will be equal to the price of preferred equity securities sold to investors in our next transaction. If the Registrant's next transaction did not close prior to September 30, 1999, the exercise price would be $10.00 per share. The warrant was issued to Souroush Kabouli in consideration for the value of real estate services rendered. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  11. On June 29, 1999, the Registrant issued a warrant to purchase 19,500 shares of our series B preferred stock with an exercise price of 85% of the purchase price of securities offered in the Registrant's next round of financing or the price to the public in the Registrant's initial public offering. If neither of these events occur prior to November 12, 1999, then the exercise price shall be $5.125 per share. The warrant was issued to Comdisco, Inc. in consideration for their performance under several lease agreements. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  12. On July 15, 1999, the Registrant issued a convertible promissory note with a principal amount of $1,650,000 to Eastern Air Lines. This note is convertible at the option of the holder into shares of series E preferred stock at a price of $12.50 per share. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  13. On August 27, 1999 the Registrant issued and sold 500,000 shares of series C preferred stock for an aggregate purchase price of $2,562,500 to Air Canada under a stock admission agreement. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on
Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  14. Also on August 27, 1999, the Registrant issued a contingent warrant to purchase up to 1,650,000 shares of series C preferred stock with an exercise price of $5.125 per share to Northwest Airlines. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on
Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  15. On September 14, 1999, the Registrant issued and sold 1,375,423 shares of our series C preferred stock to Air Canada and American Express for an aggregate purchase price of $7,049,043 under stock purchase agreements. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  16. On September 14, 1999, the Registrant issued and sold 5,041,076 shares of our series E preferred stock to America West Airlines, Inc., Covia, American Express, ITN Joint Venture, MeriTech Capital Affiliates L.P., Meritech Capital Partners L.P. and Air Canada and one share of series D3 preferred stock to American Express investors for an aggregate purchase price of $63,013,463 under stock purchase agreements. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on
Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  17. On September 14, the Registrant issued a warrant to purchase 1,136,821 shares of series C preferred stock with an exercise price of $11.20 per share to Covia. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  18. On September 14, 1999, the Registrant issued two warrants to purchase a total of 1,460,046 shares of series E preferred stock to American Express. The exercise price for these shares ranges from $21.00 to $31.00. In addition, the Registrant issued a warrant to American Express to purchase a total of 375,000 common shares at a price of $16.50 per share. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on
Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  19. On September 14, 1999, the Registrant issued a warrant to purchase 500,000 shares of series E preferred stock with an exercise price of $12.50 per share to America West Airlines. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  20. On September 14, 1999, the Registrant issued a warrant to purchase 200,000 shares of series E preferred stock with an exercise price of $12.50 per share to Air Canada. This issuance of securities was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as a transaction by an issuer not involving a public offering.

  21. As of September 12, 1999, the Registrant had granted options to purchase 9,493,798 shares of common stock to employees, consultants and other service providers of the Registrant under its 1996 Stock Plan, of which 3,814,600 shares have been exercised, assuming no exercise of stock options after July 31, 1999. This issuance of securities was deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of such Securities Act as a transaction under a compensation benefit plan and contract relating to compensation as provided under Rule 701.

  Outstanding shares of common stock, series A preferred stock, series B preferred stock, series C preferred stock, series D1 preferred stock, series D2 preferred stock, series D3 preferred stock, and series E preferred stock will be converted into shares of common stock on a one-to-one basis. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1**  Initial Form of Underwriting Agreement.
  2.1**  Form of Agreement and Plan of Reincorporation.
  3.1**  Amended and Restated Certificate of Incorporation of the Registrant,
         to be effective upon reincorporation of the Registrant into the state of Delaware.
  3.2*   Amended and Restated Certificate of Incorporation of the Registrant to
         be filed immediately upon the closing of the offering.
  3.3**  Current Articles of Incorporation of the Registrant's Predecessor
         Entity.
  3.4**  Current Amended and Restated Bylaws of the Registrant's Predecessor
         Entity.
  3.5**  Amended and Restated Bylaws of the Registrant, to be effective upon reincorporation of the Registrant into the state of Delaware.
  3.6*   Amended and Restated Bylaws of the Registrant, to be filed immediately upon the closing of the offering.

 Exhibit
   No.                                 Description
 -------                               -----------
  4.1**   Amended and Restated Investors' Rights Agreement.
  4.2**   Specimen Certificate of the Registrant's common stock.
  5.1     Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
          LLP, counsel to the Registrant.
 10.1**   Form of Indemnification Agreement entered into between the Registrant and its directors and officers.
 10.2**   1996 Stock Incentive Plan (as amended and restated on February 16,
          1999).
 10.3**   1999 Stock Incentive Plan.
 10.4**   1999 Directors' Stock Option Plan.
 10.5**   1999 Employee Stock Purchase Plan.
 10.6**   Employment Agreement between Gadi Maier and the Registrant, dated
          January 11, 1999.
 10.7**   Employment Agreement between Eric Sirkin and the Registrant, dated
          November 16, 1998.
 10.8**   Employment Agreement between Kenneth R. Pelowski and the Registrant, dated March 25, 1999.
 10.9**   Employment Agreement between Richard D.C. Whilden and the Registrant, dated March 1, 1999.
 10.10**  Commercial Lease Agreement for facility at 445 Sherman Avenue, Palo
          Alto, California.
 10.11**  Commercial Lease Agreements (as amended) for facilities at 451
          Sherman Avenue, Palo Alto, California.
 10.12**  Commercial Lease Agreement for facility at 453 Sherman Avenue, Palo
          Alto, California.
 10.13**  Gross Lease and Amended Sublease for facility at 390 Cambridge
          Avenue, Palo Alto, California.
 10.14**  Commercial Lease Agreement for facility at 4045 Campbell Avenue,
          Menlo Park, California.
 10.15**  Commercial Lease Agreement for call center facility in Fort
          Lauderdale, Florida.
 10.16**+ Services Agreement between United Airlines and the Registrant.
 10.17**+ Subscriber Services Agreement between Apollo Galileo USA Partnership and the Registrant.
 10.18**+ Web Services and Travel Agreement between American Express and the
          Registrant.
 10.19**+ Amended and Restated Shareholders Agreement.
 10.20**  Standstill and Bring Along Agreement between American Express and the
          Registrant.
 10.21**  Master Lease Agreement between Comdisco, Inc. and the Registrant.
 10.22**  Master Equipment Lease between Phoenix Leasing, Inc. and the
          Registrant.
 10.23**  General Security Agreement between Imperial Bank, Inc. and the
          Registrant.
 10.24**  Form of Warrant issued to Comdisco, Inc. by the Registrant.
 10.25**  Form of Warrant issued to Phoenix Leasing, Inc. by the Registrant.
 10.26**  Form of Warrant issued to Imperial Bank, Inc. by the Registrant.
 10.27**  Form of Warrant which may be issued to Covia by the Registrant.
 10.28**  Form of Nonstatutory Stock Option Agreement issued to Covia by the
          Registrant.
 10.29**  Form of Warrant issued to Covia by the Registrant.
 10.30**  Form of Warrant issued to Northwest Airlines by the Registrant.
 10.31**  Form of Warrant issued to America West Airlines by the Registrant.
 10.32**  Form of Warrant issued to Air Canada by the Registrant.

 Exhibit
   No.                                 Description
 -------                               -----------
 10.33**  Form of Warrant issued to American Express for 730,023 shares of preferred stock by the Registrant.
 10.34**  Form of Warrant issued to American Express for another 730,023 shares of preferred stock by the Registrant.
 10.35**  Form of Warrant issued to American Express for 375,000 shares of common stock by the Registrant.
 10.36**  Internet Data Center Services Agreement between Exodus
          Communications, Inc. and the Registrant.
 10.37**+ FlightRez Agreement between Northwest Airlines and the Registrant.
 10.38**+ Services Agreement between America West Airlines and the Registrant.
 23.1     Consent of PricewaterhouseCoopers LLP, independent accountants.
 23.2**   Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
          LLP, counsel to the Registrant. Reference is made to Exhibit 5.1.
 24.1**   Power of Attorney.
 27.1**   Financial Data Schedule dated January 31, 1998 and January 31, 1999.
 27.2**   Financial Data Schedule dated January 31, 1997.
 27.3**   Financial Data Schedule dated July 31, 1998 and July 31, 1999.
 99.1     Consent of Chevron for use of quotation herein.
 99.2     Consent of Hewlett-Packard for use of quotation herein.
 99.3**   Consent of Nike for use of quotation herein.

---------------------
*  To be filed by amendment.
** Previously filed.
+  Confidential treatment requested as to certain portions of these exhibits.

 (b) Financial Statement Schedule

  Schedule II--Valuations and Qualifying accounts.

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation or the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 8th day of November, 1999.

                                          GETTHERE.COM, INC.

                                                    /s/ Gadi Maier
                                          By: _________________________________
                                                         Gadi Maier
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          /s/ Gadi Maier               President, Chief Executive November 8, 1999
______________________________________  Officer and Director
              Gadi Maier                (Principal Executive
                                        Officer)

     /s/ Kenneth R. Pelowski           Chief Operating Officer    November 8, 1999
______________________________________  and Chief Financial
         Kenneth R. Pelowski            Officer and Director
                                        (Principal Financial and
                                        Accounting Officer)

                  *                    Chief Technical Officer    November 8, 1999
______________________________________  and Director
            Daniel Whaley

                  *                    Chairman of the Board      November 8, 1999
______________________________________
         Richard D.C. Whilden

                  *                    Director                   November 8, 1999
______________________________________
           Jeffrey D. Brody

                  *                    Director                   November 8, 1999
______________________________________
         William R. Hambrecht

                  *                    Director                   November 8, 1999
______________________________________
            John Ueberroth

                  *                    Director                   November 8, 1999
______________________________________
            Dale J. Vogel

         /s/ Gadi Maier
*By: ______________________________
             Gadi Maier

    /s/ Kenneth R. Pelowski
*By: ______________________________
        Kenneth R. Pelowski

                                  GETTHERE.COM

                       VALUATION AND QUALIFYING ACCOUNTS

                                    Balance at Charged to            Balance at
                                    beginning  costs and               end of
                                    of period   expenses  Deductions   period
Year ended 31 January, 1997
  Allowance for doubtful accounts..      (11)       (88)        25        (74)
  Allowance for sales returns......      --         --         --         --
  Deferred tax asset valuation
   allowance.......................      (99)      (828)       --        (927)

Year ended 31 January, 1998
  Allowance for doubtful accounts..      (74)       (99)        18       (155)
  Allowance for sales returns......      --         --         --         --
  Deferred tax asset valuation
   allowance.......................     (927)    (2,370)       --      (3,297)

Year ended 31 January, 1999
  Allowance for doubtful accounts..     (155)      (390)         5       (540)
  Allowance for sales returns......      --         (30)       --         (30)
  Deferred tax asset valuation
   allowance.......................   (3,297)    (5,168)       --      (8,465)

Six months ended 31 July, 1998
  Allowance for doubtful accounts..     (155)      (198)       (13)      (366)
  Allowance for sales returns......      --         --         --         --
  Deferred tax asset valuation
   allowance.......................   (3,297)       --      (2,240)    (5,537)

Six months ended 31 July, 1999
  Allowance for doubtful accounts..     (540)      (116)       119       (537)
  Allowance for sales returns......      (30)       --         --         (30)
  Deferred tax asset valuation
   allowance.......................   (8,465)    (4,093)       --     (12,558)

                               INDEX TO EXHIBITS

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1**   Initial Form of Underwriting Agreement.
  2.1**   Form of Agreement and Plan of Reincorporation.
  3.1**   Amended and Restated Certificate of Incorporation of the Registrant,
          to be effective upon reincorporation of the Registrant into the state of Delaware.
  3.2*    Amended and Restated Certificate of Incorporation of the Registrant
          to be filed immediately upon the closing of the offering.
  3.3**   Current Articles of Incorporation of the Registrant's Predecessor
          Entity.
  3.4**   Current Amended and Restated Bylaws of the Registrant's Predecessor
          Entity.
  3.5**   Amended and Restated Bylaws of the Registrant, to be effective upon reincorporation of the Registrant into the State of Delaware.
  3.6*    Amended and Restated Bylaws of the Registrant, to be filed immediately upon the closing of the offering.
  4.1**   Amended and Restated Investors' Rights Agreement.
  4.2**   Specimen Certificate of the Registrant's common stock.
  5.1     Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
          LLP, counsel to the Registrant.
 10.1**   Form of Indemnification Agreement entered into between the Registrant and its directors and officers.
 10.2**   1996 Stock Incentive Plan (as amended and restated on February 16,
          1999).
 10.3**   1999 Stock Incentive Plan.
 10.4**   1999 Directors' Stock Option Plan.
 10.5**   1999 Employee Stock Purchase Plan.
 10.6**   Employment Agreement between Gadi Maier and the Registrant, dated
          January 11, 1999.
 10.7**   Employment Agreement between Eric Sirkin and the Registrant, dated
          November 16, 1998.
 10.8**   Employment Agreement between Kenneth R. Pelowski and the Registrant, dated March 25, 1999.
 10.9**   Employment Agreement between Richard D.C. Whilden and the Registrant, dated March 1, 1999.
 10.10**  Commercial Lease Agreement for facility at 445 Sherman Avenue, Palo
          Alto, California.
 10.11**  Commercial Lease Agreements (as amended) for facilities at 451
          Sherman Avenue, Palo Alto, California.
 10.12**  Commercial Lease Agreement for facility at 453 Sherman Avenue, Palo
          Alto, California.
 10.13**  Gross Lease and Amended Sublease for facility at 390 Cambridge
          Avenue, Palo Alto, California.
 10.14**  Commercial Lease Agreement for facility at 4045 Campbell Avenue,
          Menlo Park, California.
 10.15**  Commercial Lease Agreement for call center facility in Fort
          Lauderdale, Florida.
 10.16**+ Services Agreement between United Airlines and the Registrant.
 10.17**+ Subscriber Services Agreement between Apollo Galileo USA Partnership and the Registrant.
 10.18**+ Web Services and Travel Agreement between American Express and the
          Registrant.
 10.19**+ Amended and Restated Shareholders Agreement.
 10.20**  Standstill and Bring Along Agreement between American Express and the
          Registrant.

 Exhibit
   No.                                 Description
 -------                               -----------
 10.21**  Master Lease Agreement between Comdisco, Inc. and the Registrant.
 10.22**  Master Equipment Lease between Phoenix Leasing, Inc. and the
          Registrant.
 10.23**  General Security Agreement between Imperial Bank, Inc. and the
          Registrant.
 10.24**  Form of Warrant issued to Comdisco, Inc. by the Registrant.
 10.25**  Form of Warrant issued to Phoenix Leasing, Inc. by the Registrant.
 10.26**  Form of Warrant issued to Imperial Bank, Inc. by the Registrant.
 10.27**  Form of Warrant which may be issued to Covia by the Registrant.
 10.28**  Form of Nonstatutory Stock Option Agreement issued to Covia by the
          Registrant.
 10.29**  Form of Warrant issued to Covia by the Registrant.
 10.30**  Form of Warrant issued to Northwest Airlines by the Registrant.
 10.31**  Form of Warrant issued to America West Airlines by the Registrant.
 10.32**  Form of Warrant issued to Air Canada by the Registrant.
 10.33**  Form of Warrant issued to American Express for 730,023 shares of preferred stock by the Registrant.
 10.34**  Form of Warrant issued to American Express for another 730,023 shares of preferred stock by the Registrant.
 10.35**  Form of Warrant issued to American Express for 375,000 shares of common stock by the Registrant.
 10.36**  Internet Data Center Services Agreement between Exodus
          Communications, Inc. and the Registrant.
 10.37**+ FlightRez Agreement between Northwest Airlines and the Registrant.
 10.38**+ Services Agreement between America West Airlines and the Registrant.
 23.1     Consent of PricewaterhouseCoopers LLP, independent accountants.
 23.2**   Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
          LLP, counsel to the Registrant. Reference is made to Exhibit 5.1.
 24.1**   Power of Attorney.
 27.1**   Financial Data Schedule dated January 31, 1998 and January 31, 1999.
 27.2**   Financial Data Schedule dated January 31, 1997.
 27.3**   Financial Data Schedule dated July 31, 1998 and July 31, 1999.
 99.1     Consent of Chevron for use of quotation herein.
 99.2     Consent of Hewlett-Packard for use of quotation herein.
 99.3**   Consent of Nike for use of quotation herein.

---------------------
*  To be filed by amendment.

** Previously filed.

+  Confidential treatment requested as to certain portions of these exhibits.